UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒ PreliminaryProxy Statement	☐ Confidential, for Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

NBTY, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐    No fee required.

☒    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.008 per share

(2)	Aggregate number of securities to which transaction applies:

63,411,287 shares of the Registrant’s common stock, 2,499,917 options to acquire common stock with an exercise price below $55.00 and 20,964 restricted stock units

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the registration fee, the underlying value of the transaction was calculated as the sum of (A) 63,411,287 shares of common stock, multiplied by $55.00 per share, (B) 2,499,917 options to acquire common stock with an exercise price below $55.00 multiplied by $32.80 per option (which is the difference between $55.00 and the $22.20 weighted average exercise price of such options) and (C) 20,964 restricted stock units multiplied by $55.00 per restricted stock unit.

(4)	Proposed maximum aggregate value of transaction:

$3,570,771,083

(5)	Total fee paid:

$254,596, determined based upon multiplying $0.00007130 by the proposed maximum aggregate value of transaction of $3,570,771,083

☐    Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[—], 2010

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders of NBTY, Inc., a Delaware corporation, which we refer to as the Company, to be held on [—], 2010 at [—] a.m. Eastern time, at 2100 Smithtown Avenue, Ronkonkoma, NY 11779.

On July 15, 2010, the Company entered into a merger agreement providing for the acquisition of the Company by Alphabet Holding Company, Inc., an entity formed by an affiliate of TC Group, L.L.C. (d/b/a The Carlyle Group). At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

If the merger contemplated by the merger agreement is completed, you will be entitled to receive $55.00 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised your appraisal rights with respect to such shares), which represents a premium of approximately 57% to the average closing price of our common stock during the 30-day trading period ended on July 14, 2010 (the last trading day prior to the public announcement of the execution of the merger agreement) and a premium of approximately 47% to the closing price of our common stock on July 14, 2010.

The board of directors of the Company has unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders and has unanimously approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The board of directors of the Company made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The board of directors of the Company recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote thereon.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote your shares of our common stock will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” approval of the proposal to adopt the merger agreement will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of our common stock, please call Georgeson Inc., the Company’s proxy solicitor, toll-free at 888-206-0860.

Thank you in advance for your cooperation and continued support.

Sincerely,

Scott Rudolph
Chairman and Chief Executive Officer

The proxy statement is dated [—], 2010, and is first being mailed to our stockholders on or about [—], 2010.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NBTY, INC.

2100 Smithtown Avenue

Ronkonkoma, New York 11779

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

[—], 2010

DATE:	[—], 2010

TIME:	[—] a.m. Eastern time

PLACE:	2100 Smithtown Avenue, Ronkonkoma, NY 11779

ITEMS OF BUSINESS:	1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 15, 2010, as it may be amended from time to time, which we refer to as the merger agreement, by and among the Company, Alphabet Holding Company, Inc., a Delaware corporation, which we refer to as Parent, and Alphabet Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, which we refer to as Merger Sub. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2.	To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

3.	To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of the Company.

RECORD DATE:	Only stockholders of record at the close of business on [—], 2010 are entitled to notice of, and to vote at, the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

PROXY VOTING:	Your vote is very important, regardless of the number of shares of Company common stock you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of Company common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee in order to vote.

RECOMMENDATION:	The board of directors of the Company has unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders and has unanimously approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The board of directors of the Company made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The board of directors of the Company recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

ATTENDANCE:	Only stockholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

APPRAISAL:	Stockholders of the Company who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of Company common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all the requirements of Delaware law, which are summarized and reproduced in their entirety in Annex D to the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Scott Rudolph
Chairman and Chief Executive Officer

Dated: [—], 2010

Ronkonkoma, NY

i

ii

This proxy statement and a proxy card are first being mailed on or about [—], 2010 to stockholders who owned shares of Company common stock as of the close of business on [—], 2010.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [—].

•	Parties to the Merger (Page [—])

NBTY, Inc., or the Company, we or us, is a Delaware corporation headquartered in Ronkonkoma, New York, and is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world.

Alphabet Holding Company, Inc., or Parent, is a Delaware corporation that was formed by an affiliate of TC Group, L.L.C. (d/b/a The Carlyle Group), which we sometimes refer to as Carlyle or The Carlyle Group, solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Carlyle is a global alternative asset manager with over $90 billion of assets under management committed to 67 funds as of June 30, 2010, and Carlyle portfolio companies have more than $84 billion in revenue. Upon completion of the merger, the Company will be a direct wholly owned subsidiary of Parent.

Alphabet Merger Sub, Inc., or Merger Sub, is a Delaware corporation that was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Upon completion of the merger, Merger Sub will cease to exist.

In this proxy, we refer to the Agreement and Plan of Merger, dated July 15, 2010, as it may be amended from time to time, among the Company, Parent and Merger Sub, as the merger agreement, and the merger of Merger Sub with and into the Company, as the merger.

•	The Special Meeting (Page [—])

Time, Place and Purpose of the Special Meeting (Page [—])

The special meeting will be held on [—], 2010, starting at [—] a.m. Eastern time, at 2100 Smithtown Avenue, Ronkonkoma, NY 11779.

At the special meeting, holders of common stock of the Company, par value $0.008 per share, which we refer to as Company common stock, will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Record Date and Quorum (Page [—])

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on [—], 2010, which the Company has set as the record date for the special meeting and which we refer to as the record date. You will have one vote for each share of Company common stock that you owned on the record date. As of the record date, there were [—] shares of Company common stock outstanding and entitled to vote at the special meeting. A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting.

Vote Required (Page [—])

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting.

As of [—], 2010, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company common stock (including shares held in the NBTY, Inc. Associate Stock Ownership Plan, which we refer to as the ESOP, but not including any shares of Company common stock deliverable upon exercise or conversion of any options or restricted stock units), representing [—]% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation (Page [—])

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on approval of the proposal to adjourn the special meeting.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our General Counsel, which must be filed with the General Counsel by the time the special meeting begins, or by attending the special meeting and voting in person.

•	The Merger (Page [—])

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page [—])

In the merger, each outstanding share of Company common stock (except for certain shares owned by Parent, Merger Sub, the Company or any of their respective subsidiaries and shares owned by stockholders who have properly demanded appraisal rights, which we refer to collectively as the excluded shares) will be converted into the right to receive $55.00 in cash, without interest, which amount we refer to as the per share merger consideration, less any applicable withholding taxes.

•	Reasons for the Merger; Recommendation of the Board of Directors (Page [—])

After careful consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board of Directors,” the board of directors of the Company, which we refer to as the board of directors, unanimously (i) determined that the merger is fair to, and in the best interests of, the Company and our stockholders, (ii) approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement and (iii) resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders and recommended that our stockholders vote to adopt the merger agreement.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page [—].

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate.

•	Opinions of Financial Advisors (Page [—])

Opinion of Centerview Partners LLC (Page [—])

In connection with the merger, Centerview Partners LLC, or Centerview, a financial advisor to the board of directors, delivered to the board of directors an oral opinion, which was confirmed by delivery of a written opinion dated July 15, 2010, that, as of the date of the opinion, and based upon and subject to the factors and assumptions set forth therein, the per share merger consideration to be paid in cash to the holders of shares of Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion, dated July 15, 2010, of Centerview, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. Centerview provided its opinion for the information and assistance of the board of directors in connection with its consideration of the merger and only addresses the fairness of the per share merger consideration from a financial point of view. Centerview’s opinion does not address any other aspect of the merger and does not constitute a recommendation as to how any stockholder of the Company should vote with respect to the merger or any other matter. The summary of the written opinion of Centerview set forth below under “The Merger—Opinion of Financial Advisors—Opinion of Centerview Partners LLC” is qualified in its entirety by reference to the full text of such opinion.

We encourage you to read the opinion of Centerview described above carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations on the review undertaken in connection with such opinion.

Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (Page [—])

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or BofA Merrill Lynch, a financial advisor to the board of directors, delivered to the board of directors an oral opinion, which was confirmed by delivery of a written opinion dated July 14, 2010, as to the fairness, from a financial point of view and as of the date of the opinion, of the per share merger consideration to be received in cash by the holders of shares of Company common stock in the merger. The full text of the written opinion, dated July 14, 2010, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the board of directors for the benefit and use of the board of directors in connection with and for purposes of its evaluation of the per share merger consideration to be received by the holders of shares of Company common stock in the merger from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger. The summary of the written opinion of BofA Merrill Lynch set forth below under “The Merger—Opinion of Financial Advisors—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated” is qualified in its entirety by reference to the full text of such opinion.

We encourage you to read the opinion of BofA Merrill Lynch described above carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations on the review undertaken in connection with such opinion.

•	Financing of the Merger (Page [—])

We anticipate that the total funds needed to complete the merger, including the funds needed to:

•

pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which, based upon the shares (and our other equity-based interests) outstanding as of July 30, 2010, would be approximately $3.6 billion;

•	refinance outstanding indebtedness that will come due as a result of the merger, which, as of July 30, 2010, was approximately $448.0 million;

•	cover the initial issuance discount, if any, for the debt that will finance the merger; and

•	pay fees and expenses related to the merger and the debt that will finance the merger,

will be funded through a combination of:

•	equity financing of up to $1.6 billion to be provided or secured by an investment fund affiliated with Carlyle, or other parties to whom it assigns a portion of its commitment;

•	a $1.5 billion senior secured term loan facility;

•

the issuance of $900 million in principal amount of senior unsecured notes (or, to the extent those notes are not issued at or prior to the closing of the merger, by a senior unsecured bridge loan facility); and

•	cash on hand of the Company.

Parent has obtained the equity commitment letter and the debt commitment letter described below, which we refer to collectively as the commitment letters. The funding under those commitment letters is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under the commitment letters will be sufficient to complete the merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, we have substantially less cash on hand or one or more of the parties to the commitment letters fails to fund the committed amounts in breach of such commitment letters or if the conditions to such commitments are not met. Although obtaining the proceeds of any financing, including the financing under the commitment letters, is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay the Company a fee of $214,217,865, or the Parent fee, as described under “The Merger Agreement—Termination Fees” beginning on page [—]. The obligation of Parent to pay the Parent fee is guaranteed by the guarantor referred to below.

Equity Financing (Page [— ])

Parent has entered into a letter agreement, which we refer to as the equity commitment letter, with Carlyle Partners V, L.P., which we refer to as the guarantor, dated July 15, 2010, pursuant to which the guarantor has committed to make or secure capital contributions to Parent at or prior to the closing of the merger in an aggregate amount up to $1.6 billion. The guarantor may assign a portion of the equity commitment to other investors. However, the assignment of any portion of the equity commitment to other investors will not affect the guarantor’s commitment to make or secure capital contributions pursuant to the equity commitment letter.

The guarantor’s obligation to fund the financing contemplated by the equity commitment letter is generally subject to the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement and the substantially contemporaneous funding of the debt financing pursuant to the terms and conditions of the debt commitment letter or any alternative financing that Parent and Merger Sub are required or permitted to accept from alternative sources pursuant to the merger agreement.

Debt Financing (Page [—])

In connection with the entry into the merger agreement, Parent received a debt commitment letter, dated July 14, 2010, which we refer to as the debt commitment letter, from Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC, Barclays Capital, the investment banking division of Barclays Bank PLC, Credit Suisse AG and Credit Suisse Securities (USA) LLC, which we refer to collectively as the commitment parties. Pursuant to the debt commitment letter, Bank of America N.A., Banc of America Bridge LLC, Barclays Bank PLC and Credit Suisse AG, which we refer to collectively as the lenders, have committed to provide, severally but not jointly, the aggregate of $2.6 billion in debt financing to Parent and Merger Sub, consisting of (i) a senior secured term loan facility in an aggregate principal amount of $1.5 billion, (ii) a senior secured revolving credit facility with a maximum availability of $200 million (provided that only a specified amount to be agreed between the parties may be drawn at the closing of the merger) and (iii) $900 million of senior unsecured bridge loans to the extent that some or all of the senior unsecured notes referred to in the next sentence are unable to be issued at or prior to the closing of the merger. It is expected that at the closing of the merger, $900 million principal amount of senior unsecured notes will be issued pursuant to Rule 144A of the Securities Act of 1933, as amended, or the Securities Act, or another private placement exemption in lieu of the senior unsecured bridge loans.

The debt commitment letter is not subject to due diligence or a “market out” condition, which would allow lenders not to fund their commitments if the financial markets are materially adversely affected. There is a risk that the conditions to the debt financing will not be satisfied and the debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

•	Limited Guarantee (Page [—])

Pursuant to a limited guarantee, which we refer to as the limited guarantee, delivered by the guarantor in favor of the Company, dated July 15, 2010, the guarantor has agreed to guarantee the obligation of Parent and Merger Sub under the merger agreement to pay the Parent fee to the Company and to guarantee the performance and discharge of certain expense reimbursement and indemnification obligations of Parent and Merger Sub, in each case, if, as and when due. See “The Merger Agreement—Termination Fees” beginning on page [—].

•	Interests of Certain Persons in the Merger (Page [—])

When considering the recommendation of the board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, your interests as a stockholder. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests include the following:

•	the vesting and cashing-out of all unvested stock options and restricted stock units held by our executive officers and directors;

•	the Company’s ability to pay our executive officers pro-rated 2010 annual bonuses as of the date of the consummation of the merger;

•

pursuant to employment agreements with certain of our executive officers, the payment of severance payments (including, if applicable, a tax gross-up relating to parachute payment excise taxes resulting from such severance payments) in connection with a termination of employment that may occur following the merger; and

•	certain retirement benefits one of our directors will be eligible to receive upon completion of such director’s service on the board of directors.

In addition, if the proposal to adopt the merger agreement is approved by our stockholders, some or all of our directors and officers may sell all or a portion of their shares of Company common stock following such approval and prior to the closing of the merger.

•	Material U.S. Federal Income Tax Consequences of the Merger (Page [—])

The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and its adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [—] for a definition of “U.S. holder” for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

•	Regulatory Approvals and Notices (Page [—])

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, has expired or been terminated, and all required approvals by the European Commission, which we refer to as the EC, and, if applicable, any member state of the European Union, applicable to the merger under applicable law, have been obtained or any applicable waiting period thereunder has been terminated or has expired.

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the Department of Justice, or the DOJ, under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on July 23, 2010 and requested early termination of the waiting period. The FTC has not yet notified the parties whether their request for early termination of the applicable waiting period has been granted.

Under Council Regulation (EC) No 139/2004, which we refer to as the EC Merger Regulation, on the control of concentrations between undertakings, the merger may not be completed until a notification has been filed with the EC and clearance has been received or the applicable waiting period has expired. The required notification under the EC Merger Regulation was filed on August [—], 2010, and the Company and Parent are awaiting clearance or the expiration of the applicable waiting period.

•	Litigation Relating to the Merger (Page [—])

In connection with the merger, on July 21, 2010, a putative stockholder class action lawsuit, styled Gottlieb v. NBTY, Inc., was filed in the Supreme Court of New York, County of Nassau, against the Company, members of its board of directors, Parent, Merger Sub, and Carlyle asserting that the directors breached their fiduciary duties, and asserting that Parent, Merger Sub and Carlyle aided and abetted those alleged breaches of fiduciary duty. The Company and its directors believe that this lawsuit is without merit and intend to defend it vigorously.

•	The Merger Agreement (Page [—])

Treatment of Common Stock, Options and Restricted Stock Units (Page [—])

•

Common Stock. At the effective time of the merger, each share of Company common stock issued and outstanding (except for the excluded shares) will convert into the right to receive the per share merger consideration of $55.00 in cash, without interest, less any applicable withholding taxes.

•

Options. At the effective time of the merger, each outstanding and unexercised option to purchase shares of Company common stock, vested or unvested, issued under the Company’s equity plans or otherwise, will be cancelled and will entitle the holder to receive, as soon as reasonably practicable after the effective time of the merger (but in any case not later than three business days after the effective time of the merger), an amount in cash equal to the product of the total number of shares of Company common stock subject to such option multiplied by the amount, if any, by which $55.00 exceeds the exercise price per share of such option, less any applicable withholding taxes.

•

Restricted Stock Units. At the effective time of the merger, each outstanding restricted stock unit issued under the Company’s equity plans or otherwise will be cancelled and will entitle the holder to receive, as soon as reasonably practicable after the effective time of the merger (but in any case not later than three business days after the effective time of the merger), an amount in cash, for each restricted stock unit, equal to $55.00, less any applicable withholding taxes.

Solicitation of Acquisition Proposals (Page [—])

The merger agreement provides that until 11:59 p.m., Eastern time, on August 18, 2010, we are permitted to solicit any inquiry or the making of any acquisition proposals from third parties and to participate in any negotiations or discussions with third parties with respect to any acquisition proposals. From and after 12:00 a.m., Eastern time, on August 19, 2010 and until the effective time of the merger or, if earlier, the termination of the merger agreement, we are not permitted to solicit any inquiry or the making of any acquisition proposals or engage in any negotiations or discussions with any person relating to an acquisition proposal. Notwithstanding these restrictions, under certain circumstances, we may, from and after 12:00 a.m., Eastern time, on August 19, 2010, which we refer to as the no-shop period start date, and prior to the time our stockholders adopt the merger agreement, respond to a written acquisition proposal or engage in discussions or negotiations with the person making such an acquisition proposal. In addition, the restrictions applicable to us following the no-shop period start date do not apply to our activities with any person who makes a written acquisition proposal prior to the no-shop period start date that our board of directors believes in good faith (after consultation with its financial advisor) could reasonably be expected to result in a superior proposal, and we refer to any such person as an excluded party. At any time before the merger agreement is adopted by our stockholders, if our board of directors determines that an acquisition proposal is a superior proposal, we may terminate the merger agreement and enter into any acquisition, merger or similar agreement, which we refer to as an alternative acquisition agreement, with respect to such superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee to Parent. See “The Merger Agreement—Termination Fees” beginning on page [—].

Conditions to the Merger (Page [—])

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our stockholders, receipt of required antitrust approvals, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement. The obligation of Parent and Merger Sub to consummate the merger is also subject to the absence of any event, change or occurrence having occurred and continuing, from the date of the merger agreement until the effective time of the merger, that has had or is reasonably likely to have, individually or in the aggregate, a Company material adverse effect, as described under “The Merger Agreement—Representations and Warranties” beginning on page [—] (excluding matters disclosed in any reports (other than certain risk factor disclosures) we have filed with the Securities and Exchange Commission, which we refer to as the SEC, after September 30, 2008 and prior to the date of the merger agreement or the matters contained in the disclosure schedule that the Company delivered in connection with the merger agreement).

Termination (Page [—])

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by either Parent or the Company, if:

•

the merger has not been consummated by December 31, 2010, which date will be extended to January 31, 2011 under certain circumstances, which date, as it may be extended, we refer to as the termination date (but this right to terminate will not be available to Parent if the Company has the right to terminate the merger agreement due to a material breach by Parent of any of its representations, warranties, covenants or agreements);

•	our stockholders meeting has been held and completed and our stockholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting; or

•	a law or an order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, which we refer to as an order, has become final and non-appealable.

However, none of the termination rights described in the preceding bullet points will be available to any party that has breached in any material respect its obligations under the merger agreement in any manner that was the primary cause of, or the primary factor that resulted in, the failure of a condition to the consummation of the merger to have been satisfied on or before the termination date.

•	by the Company, if:

•

at any time prior to the adoption of the merger agreement by our stockholders (i) our board of directors authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal, (ii) immediately prior to or substantially concurrently with the termination of the merger agreement, we enter into an alternative acquisition agreement with respect to a superior proposal and (iii) we pay Parent the termination fee discussed under “The Merger Agreement—Termination Fees” (provided that this right to terminate the merger agreement will not be available to us unless we have complied with certain notice and other requirements as described in “Merger Agreement—Solicitation of Acquisition Proposals” beginning on page [—]);

•

there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement, and such breach or failure to be true cannot be cured or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by the Company to Parent and (ii) the date that is three business days prior to the termination date (provided that we will not have this right to terminate if we are then in material breach of any of our representations, warranties, covenants or other agreements that would result in the conditions to the obligation of Parent and Merger Sub to consummate the merger not to be satisfied);

•

the board of directors withholds, withdraws, qualifies or modifies its recommendation to our stockholders to approve the proposal to adopt the merger agreement, which we refer to as the Company recommendation, in response to, or as a result of, circumstances occurring or arising after the date of the merger agreement (other than in connection with an acquisition proposal), which did not exist or were not actually known or understood by our board of directors, which we refer to as an intervening event change of recommendation, and we, immediately prior to or substantially concurrently with such termination, pay to Parent the termination fee discussed under “The Merger Agreement—Termination Fees”; or

•

the conditions to the obligations of Parent and Merger Sub have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), and Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within two business days following the date on which the closing of the merger should have occurred under the merger agreement and we stood ready, willing and able to consummate the merger on that date.

•	by Parent, if:

•

the board of directors withholds, withdraws, qualifies or modifies the Company recommendation, or approves, recommends or declares advisable any acquisition proposal, which we refer to collectively as a change of recommendation; or

•

there has been a breach of a representation, warranty, covenant or agreement made by the Company in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the merger agreement, and such breach or failure to be true cannot be cured or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by Parent to the Company and (ii) the date that is three business days prior to the termination date (provided that Parent will not have this right to terminate if it is then in material breach of any of its representations, warranties, covenants or other agreements that would result in the conditions to the obligation of the Company to consummate the merger not to be satisfied).

Termination Fees (Page [—])

If the merger agreement is terminated in certain circumstances described under “The Merger Agreement—Termination Fees” beginning on page [—]:

•

the Company may be obligated to pay a termination fee of $98,183,188 (or $53,554,466, if the merger agreement was terminated in connection with an alternative acquisition agreement entered into with an excluded party); or

•

Parent may be obligated to pay the Company the Parent fee of $214,217,865, less the sum of certain amounts paid to the Company or incurred by Parent in connection with obtaining the debt financing and the debt tender offer, as described under “The Merger Agreement—Existing Indebtedness” beginning on page [—]. The guarantor has agreed to guarantee the obligation of Parent to pay the Parent fee pursuant to the limited guarantee.

Remedies (Page [—])

Our receipt of the Parent fee and certain reimbursement and indemnification obligations of Parent discussed below under “Merger Agreement—Termination Fee”, including the guarantee thereof by the guarantor, will, subject to certain specific performance rights described below under “Merger Agreement—Remedies”, be our sole and exclusive remedy against Parent, Merger Sub and the guarantor and any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, employees, affiliates or agents for losses suffered with respect to the merger agreement, the guarantee or the transactions contemplated thereby, and will be made in full and complete satisfaction of any and all monetary damages of the Company in connection with such losses and any claims or actions under applicable law arising out of any breach of the merger agreement by Parent or Merger Sub, termination of the merger agreement or failure of the merger to be consummated. Upon payment of such amounts, none of Parent, Merger Sub, their financing sources, the guarantor or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, employees, affiliates or agents will have any further liability or obligation to the Company relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement or any claims or actions under applicable law arising out of any breach, termination or failure described in the preceding sentence.

Parent’s receipt of the termination fee payable by us will, subject to certain specific performance rights described below under “Merger Agreement—Remedies”, be the sole and exclusive remedy of Parent, Merger Sub, the guarantor and their respective affiliates against the Company, its subsidiaries and any of their respective former, current or future general or limited partners, stockholders, directors, officers, employees, managers, members, affiliates or agents for losses suffered in connection with the merger agreement or the transactions contemplated thereby, and will be made in full and complete satisfaction of any and all monetary damages of Parent and Merger Sub in connection with such losses and any claims or actions under applicable law arising out of any breach of the merger agreement by us, termination of the merger agreement or failure of the merger to be consummated. Upon payment of such amount, we, our subsidiaries and our respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, affiliates or agents will not have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement or any claims or actions under applicable law arising out of any breach, termination or failure described in the preceding sentence.

Under no circumstances will the Company be entitled to monetary damages in excess of the amount of the Parent fee payable by Parent, or Parent or Merger Sub be entitled to monetary damages in excess of the amount of the termination fee, other than costs and expenses incurred in connection with any action to enforce the payment of any such fee. In addition, neither the Company nor Parent will be entitled to any other damages, including consequential, special, indirect or punitive damages, and while the parties may pursue both a grant of specific performance and the payment of the fee by the other party, neither party will be permitted or entitled to receive both a grant of specific performance and all or any portion of the fee payable by the other party. The parties are entitled to equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity. Under certain conditions, the merger agreement explicitly allows us to seek specific performance of Parent’s obligation to cause the equity financing for the merger to be funded.

•	Market Price of Company Common Stock (Page [—])

The closing price of Company common stock on the New York Stock Exchange, or NYSE, on July 14, 2010, the last trading day prior to the public announcement of the merger agreement, was $37.47 per share of Company common stock. On [—], 2010, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Company common stock on the NYSE was $[—] per share of Company common stock. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

•	Appraisal Rights (Page [—])

Stockholders are entitled to appraisal rights under the Delaware General Corporation Law, or the DGCL, in connection with the merger, provided that stockholders meet all of the conditions set forth in Section 262 of the DGCL. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not submit a proxy or otherwise vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [—] and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

•	Delisting and Deregistration of Company Common Stock (Page [—])

If the merger is completed, Company common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As such, we would no longer file periodic reports with the SEC on account of Company common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [—].

Q.	What is the proposed transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by Parent pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. As a result of the merger, the Company will become a subsidiary of Parent and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of Company common stock.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $55.00 in cash, without interest, less any applicable withholding taxes, for each share of Company common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of Company common stock, you will receive $5,500 in cash in exchange for your shares of Company common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation.

Q.	How does the per share merger consideration compare to the market price of Company common stock prior to announcement of the merger?

A.	The per share merger consideration represents a premium of approximately 57% to the average closing share price of Company common stock during the 30-day trading period ended on July 14, 2010, the last trading day prior to the public announcement of the merger agreement, and a premium of approximately 47% to the closing share price of Company common stock on July 14, 2010.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed by the end of 2010.

Q.	What happens if the merger is not completed?

A.

If the merger agreement is not adopted by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, and Company common stock will continue to be listed and traded on the NYSE. Under specified circumstances, the Company may be required to pay to Parent, or may be entitled to receive from Parent, a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement—Termination Fees” beginning on page [—].

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of shares of Company common stock for cash pursuant to the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. If you are a U.S. holder and your shares of Company common stock are converted into the right to receive cash in the merger, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before deduction of any applicable withholding taxes) and your adjusted tax basis in your shares of Company common stock. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [—] for a definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q:	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A:	Yes. In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See “The Merger—Interests of Certain Persons in the Merger” beginning on page [—].

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of Company common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of the Company will be held on [—], 2010 at [—] a.m. Eastern time, at 2100 Smithtown Avenue, Ronkonkoma, NY 11779.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on a proposal to adopt the merger agreement, as amended from time to time, that provides for the acquisition of the Company by Parent and to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	What vote is required for the Company’s stockholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of Company common stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q.	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting.

Abstaining will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of Company common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock, your shares of Company common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Q.	Who can vote at the special meeting?

A.	All of our holders of Company common stock of record as of the close of business on [—], 2010, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of Company common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Company common stock that such holder owned as of the record date.

Q.	What is a quorum?

A.	A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q.	How do I vote?

A.	If you are a stockholder of record, you may have your shares of Company common stock voted on matters presented at the special meeting in any of the following ways:

•	in person—you may attend the special meeting and cast your vote there;

•	by proxy—stockholders of record have a choice of voting by proxy:

•	over the Internet—the website for Internet voting is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company common stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.	If your shares of Company common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares of Company common stock, as the “stockholder of record.” This proxy statement, and your proxy card, have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of Company common stock by following their instructions for voting.

Q.	If my shares of Company common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of Company common stock for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Company common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Company common stock. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares of Company common stock will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on the proposal to adjourn the special meeting.

Q.	How do I vote the shares of Company common stock that I hold through the Company’s Associate Stock Ownership Plan?

A.	If you are a participant in the ESOP, you may direct the ESOP trustee (Fidelity Management Trust Company, or Fidelity) how to vote the shares of Company common stock allocated to your account as of the record date. Please follow the directions on the enclosed proxy card on how to provide your voting instructions to Fidelity. If you do not provide your voting instructions by [—], or if you sign and return your proxy card without instructions marked in the boxes, Fidelity will vote the shares of Company common stock allocated to your account, for each matter brought before the meeting, in the same proportion as it votes shares for which it received timely instructions. If there are any shares of Company common stock in the ESOP that have not been allocated to participant accounts as of the record date, Fidelity will also vote those shares of Company common stock in the same proportion on each matter brought before the special meeting as it votes shares for which it received timely instructions. ESOP participants must vote through Fidelity and may not vote the shares of Company common stock allocated to their respective accounts in person at the special meeting.

Q.	How can I change or revoke my vote?

A.	You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our General Counsel, at 2100 Smithtown Avenue, Ronkonkoma, NY 11779, or by attending the special meeting and voting in person.

Q.	What is a proxy?

A.

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Company common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company common stock is called a “proxy card.” Our board of directors has designated Harvey Kamil and Irene Fisher, and each of them, with full power of substitution, as proxies for the special meeting.

Q.	If a stockholder gives a proxy, how are the shares of Company common stock voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal to adopt the merger agreement.

For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as if you voted “AGAINST” the proposal, but broker non-votes will not have an effect on the proposal.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of Company common stock in “street name” and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of Company common stock are voted.

Q.	What happens if I sell my shares of Company common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of Company common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	The Company has engaged Georgeson Inc. to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Georgeson Inc. a fee of approximately $10,000, plus $5.00 per each call made to or received from stockholders of the Company. The Company will reimburse Georgeson Inc. for reasonable out-of-pocket expenses and will indemnify Georgeson Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of Company common stock in your own name as the stockholder of record, please vote your shares of Company common stock by (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card or (iii) using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. You will be sent a letter of transmittal promptly, and in any event within two business days, after the completion of the merger, describing how you may exchange your shares of Company common stock for the per share merger consideration. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Company common stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of Company common stock?

A.	Yes. As a holder of Company common stock, you are entitled to exercise appraisal rights under the DGCL in connection with the merger if you take certain actions and meet certain conditions. See “Appraisal Rights” beginning on page [—].

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Company common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call Georgeson Inc., our proxy solicitor, toll-free at 888-206-0860.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “project,” “estimate,” “will,” “may,” “should,” “future,” “predicts,” “potential,” “continue” and similar expressions identify these forward-looking statements, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement relates, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. Investors are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K, factors and matters contained or incorporated by reference in this document, and the following factors:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee;

•

Parent’s failure to obtain the necessary equity and debt financing set forth in commitment letters received in connection with the merger or the failure of that financing to be sufficient to complete the merger and the transactions contemplated thereby;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger, including required regulatory approvals;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and/or others relating to the merger agreement;

•	diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally; and

•	the amount of the costs, fees, expenses and charges related to the merger.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and “Business” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-Q and 10-K (see “Where You Can Find More Information” beginning on page [—]). We are under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

PARTIES TO THE MERGER

The Company

NBTY, Inc.

2100 Smithtown Avenue

Ronkonkoma, NY 11779

(631) 567-9500

The Company is a Delaware corporation with its headquarters in Ronkonkoma, New York. The Company is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. For more information about the Company, please visit our website at http://www.nbty.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page [—]. Company common stock is publicly traded on the NYSE under the symbol “NTY”.

Parent

Alphabet Holding Company, Inc.

c/o The Carlyle Group

520 Madison Avenue

New York, NY 10022

(212) 813-4900

Alphabet Holding Company, Inc., or Parent, is a Delaware corporation that was formed by an affiliate of Carlyle solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Parent has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement.

Carlyle is a global alternative asset manager with over $90 billion of assets under management committed to 67 funds as of June 30, 2010. Carlyle invests across three asset classes—private equity, real estate and credit alternative—in Africa, Asia, Australia, Europe, North America and South America, focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, financial services, healthcare, industrial, infrastructure, technology & business services and telecommunications & media. Since 1987, the firm has invested $60.6 billion of equity in 969 transactions. Carlyle employs more than 880 people in 19 countries. In the aggregate, Carlyle portfolio companies have more than $84 billion in revenue and employ more than 398,000 people around the world.

Merger Sub

Alphabet Merger Sub, Inc.

c/o The Carlyle Group

520 Madison Avenue

New York, NY 10022

(212) 813-4900

Alphabet Merger Sub, Inc., or Merger Sub, is a Delaware corporation that was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing transactions. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on [—], 2010, starting at [—] a.m., Eastern time, at 2100 Smithtown Avenue, Ronkonkoma, NY 11779, or at any postponement or adjournment thereof. At the special meeting, holders of Company common stock will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on [—], 2010 as the record date for the special meeting, and only holders of record of Company common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on the record date. On the record date, there were [—] shares of Company common stock outstanding and entitled to vote. Each share of Company common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of Company common stock represented at the special meeting but not voted, including shares of Company common stock for which a stockholder directs an “abstention” from voting, as well as “broker non-votes” (as described below), will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Attendance

Only stockholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If your shares of Company common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares of Company common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement, and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-routine matters, which we refer to generally as broker non-votes. These broker non-votes will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote FOR, AGAINST or ABSTAIN. For purposes of this proposal, if your shares of Company common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” the proposal. If you fail to submit a proxy or vote in person at the special meeting, or there are broker non-votes on the issue, as applicable, the shares of Company common stock not voted, will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

If you are a stockholder of record, you may have your shares of Company common stock voted on matters presented at the special meeting in any of the following ways:

•	in person—you may attend the special meeting and cast your vote there;

•	by proxy—stockholders of record have a choice of voting by proxy:

•	over the Internet—the website for Internet voting is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing and dating the proxy card you receive and returning it in the enclosed prepaid reply envelope.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company common stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to vote by mailing a proxy card, your proxy card must be filed with our General Counsel by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you have any questions or need assistance voting your shares, please call Georgeson Inc., our proxy solicitor, toll-free at 888-206-0860.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMPANY COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

If you are a participant in the ESOP, you may direct Fidelity how to vote the shares of Company common stock allocated to your account as of the record date. Please follow the directions on the enclosed proxy card on how to provide your voting instructions to Fidelity. If you do not provide your voting instructions by [—], or if you sign and return your proxy card without instructions marked in the boxes, Fidelity will vote the shares of Company common stock allocated to your account, for each matter brought before the special meeting, in the same proportion as it votes shares for which it received timely instructions. If there are any shares of Company common stock in the ESOP that have not been allocated to participant accounts as of the record date, Fidelity will also vote those shares of Company common stock in the same proportion on each matter brought before the special meeting as it votes shares for which it received timely instructions. ESOP participants must vote through Fidelity and may not vote the shares of Company common stock allocated to their respective accounts in person at the special meeting.

As of [—], 2010, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company common stock (including shares held in our ESOP, but not including any shares of Company common stock deliverable upon exercise or conversion of any options or restricted stock units), representing [—]% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting at a later date through any of the methods available to you, by giving written notice of revocation to our General Counsel, which must be filed with the Company at 2100 Smithtown Avenue, Ronkonkoma, NY 11779 by the time the special meeting begins, or by attending the special meeting and voting in person.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed by the end of 2010.

Rights of Stockholders Who Seek Appraisal

Stockholders are entitled to appraisal rights under the DGCL in connection with the merger. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [—] and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged Georgeson Inc. to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Georgeson Inc. a fee of approximately $10,000, plus $5.00 per each call made to or received from stockholders of the Company. The Company will reimburse Georgeson Inc. for reasonable out-of-pocket expenses and will indemnify Georgeson Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Georgeson Inc., our proxy solicitor, toll-free at 888-206-0860.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of Company common stock (except for the excluded shares) will be converted into the right to receive the per share merger consideration, less any applicable withholding taxes.

Background of the Merger

The board of directors and senior management in the ordinary course of business continually review and assess strategic alternatives available to us to enhance stockholder value. As part of this ongoing process, the board of directors has also periodically considered potential business combination transactions. BofA Merrill Lynch has from time to time, as requested by the Company, assisted the board of directors and senior management in this strategic review process.

From time to time over the last few years, a number of parties, including Carlyle, have approached Scott Rudolph, Chairman and Chief Executive of the Company, Harvey Kamil, President and Chief Financial Officer of the Company, and representatives from BofA Merrill Lynch regarding possible transactions involving the Company. Until the discussions described below, those approaches did not proceed past preliminary conversations and exchanges of limited confidential information.

On or about April 23, 2010, a representative from Carlyle contacted Mr. Kamil and expressed Carlyle’s interest in exploring a potential business combination transaction with the Company. Mr. Kamil subsequently informed Mr. Scott Rudolph of this expression of interest.

Mr. Kamil then had a preliminary discussion with representatives from Carlyle to further clarify and understand Carlyle’s interest. On April 29, 2010, the Company and an affiliate of Carlyle entered into a confidentiality agreement, dated as of April 27, 2010, which was subsequently amended on June 1, 2010. Carlyle was then provided with limited confidential information about the Company. On May 11, 2010, Mr. Scott Rudolph and Mr. Kamil met with representatives from Carlyle to discuss the Company and gather additional information about Carlyle’s interest.

On May 21, 2010, the board of directors held a regularly scheduled meeting. Members of senior management and representatives from BofA Merrill Lynch and Sullivan & Cromwell LLP, the Company’s outside legal counsel, which we refer to as Sullivan & Cromwell, participated in this meeting. Mr. Scott Rudolph reviewed with the board of directors the approach by Carlyle to the Company, the execution of a confidentiality agreement with an affiliate of Carlyle and the discussions with and information provided to Carlyle at that time. A representative from Sullivan & Cromwell then reviewed with the board of directors their fiduciary duties under applicable law. The board of directors and representatives from BofA Merrill Lynch discussed whether it was an appropriate time to consider a potential sale of the Company, considering the recent decline in the price per share of the Company common stock and the general state of the capital markets. With a view towards maximizing stockholder value, the board of directors and representatives from BofA Merrill Lynch and Sullivan & Cromwell then discussed whether, if the board of directors were to decide to explore a possible sale of the Company, any third parties other than Carlyle should be contacted regarding their potential interest in the Company, including any strategic buyers, and which third parties other than Carlyle would potentially have an interest in the Company based on interest expressed by such parties in the past.

During the course of these discussions, Mr. Scott Rudolph informed the board of directors that, to the extent the board of directors determined to proceed with any transaction, it was the current intention of Mr. Kamil and himself that each of them would be sellers in such a transaction, with no rolling over of any of their equity interests in the Company. Representatives from BofA Merrill Lynch discussed with the board of directors the current state of the debt and equity capital markets and the ability of a financial sponsor to obtain the debt financing that could be required to complete a potential transaction involving the Company. Representatives from BofA Merrill Lynch also reviewed with the board of directors their initial views regarding the value of the Company. Following these discussions, the board of directors authorized management of the Company and representatives from BofA Merrill Lynch to further explore the possibility of a transaction and to contact a limited number of additional third parties (including Carlyle) based on the interest such third parties had expressed in the Company, or the interest of such third parties in the Company’s industry. The board of directors viewed certainty of consummation of any potential transaction to be a very important factor. Therefore, the board of directors asked BofA Merrill Lynch to take into account several factors, including such third parties’ ability to consummate a potential transaction involving the Company, given the amount of financing that could be required in determining which parties to contact. The board of directors determined not to contact strategic third parties at this point given the lack of interest any strategic third party had expressed in the Company in the past. This determination was based in part on the lack of interest expressed in certain discussions BofA Merrill Lynch had conducted from time to time with strategic third parties regarding the Company in the ordinary course of its business. At this point in time, the board of directors determined that in an effort to maintain confidentiality, it would not permit Carlyle and any of the other third parties that may be interested in a transaction with the Company to discuss the potential transaction, nor to share confidential information regarding the Company, with any potential source of debt financing. In addition, the board of directors instructed senior management not to discuss any management retention or any equity investment by management in any potential transaction with any potential interested party, and senior management confirmed that no such discussions had occurred to date. At the conclusion of this meeting, and generally at the conclusion of each meeting of the board of directors described below, the independent members of the board of directors then held an executive session with representatives from Sullivan & Cromwell and the general counsel of the Company but excluding Mr. Arthur Rudolph, Mr. Scott Rudolph, Mr. Kamil and representatives from BofA Merrill Lynch.

Following this board of directors meeting, as authorized by the board of directors, representatives from BofA Merrill Lynch contacted three third parties (in addition to Carlyle) regarding their potential interest in the Company. One of these third parties informed representatives from BofA Merrill Lynch that it had been engaged in independent discussions with two other third parties regarding their interest in the Company and that together with such other third parties, who we refer to collectively as Bidder A, they would be interested in considering a transaction with the Company. On May 26, 2010 and May 27, 2010, draft confidentiality agreements were distributed to Bidder A and the other two third parties contacted by BofA Merrill Lynch, who we refer to as Bidder B and Bidder C, respectively, and confidentiality agreements were executed with these parties from June 1, 2010 to June 4, 2010. Following execution of a confidentiality agreement, each of Bidder A, Bidder B and Bidder C were provided with confidential information regarding the Company and provided access to management of the Company. Similarly, following the board of directors meeting, Carlyle was provided with additional confidential information consistent with other Bidders (as defined below) regarding the Company and provided access to management of the Company.

On June 4, 2010, the board of directors held a meeting with members of senior management and representatives from BofA Merrill Lynch and Sullivan & Cromwell. Representatives from BofA Merrill Lynch reviewed with the board of directors the status of discussions with Carlyle, Bidder A, Bidder B and Bidder C, who we refer to, along with other interested parties described below, collectively as the Bidders. Also at this meeting, senior management and representatives from BofA Merrill Lynch reviewed certain financial forecasts for the Company prepared by management that were going to be provided to the Bidders. See “The Merger—Certain Company Forecasts.” Following discussions, the board of directors authorized senior management and representatives from BofA Merrill Lynch to deliver additional information, including certain financial forecasts, to the Bidders and to request that the Bidders submit written indications of interest to the Company by June 14, 2010.

Later on June 4, 2010, as authorized by the board of directors, representatives from BofA Merrill Lynch delivered additional information, including certain financial forecasts and a letter outlining the procedures for submitting written indications of interest to each of the Bidders. In the letter, each Bidder was requested to submit a written indication of interest by June 14, 2010 and was permitted to engage consultants and advisors, other than potential sources of debt financing, in connection with their due diligence investigation of the Company. The board of directors determined to continue not permitting the Bidders to contact potential sources of financing at that time in order to preserve confidentiality by limiting the number of third parties who were aware the Company was considering a potential transaction, but permitted Bidders to obtain from BofA Merrill Lynch potential preliminary financing guidance for the debt financing that such parties might obtain based on the condition of debt financing markets at that time. On June 9, 2010, BofA Merrill Lynch, as authorized by the board of directors, reviewed with the Bidders the views of BofA Merrill Lynch regarding such potential preliminary guidance for debt financing based on the debt markets at that time. As authorized by the board of directors, BofA Merrill Lynch suggested that Bidders take such potential terms into account in connection with their written indications of interest.

On June 14, 2010, each of the Bidders submitted a written preliminary indication of interest to the Company. Carlyle’s written preliminary indication of interest provided a price range to acquire the Company of $52.00 to $55.00 per share. Bidder A’s written preliminary indication of interest provided a price range to acquire the Company of $46.00 to $49.00 per share. Bidder B’s written preliminary indication of interest provided a price range to acquire the Company of $48.00 to $52.00 per share. Bidder C’s written preliminary indication of interest provided a price range to acquire the Company of $46.00 to $48.00 per share.

On June 16, 2010, the board of directors held a meeting to discuss the indications of interest received from the Bidders. Members of senior management and representatives from BofA Merrill Lynch and Sullivan & Cromwell participated in this meeting. Representatives from BofA Merrill Lynch reviewed the written indications of interest and the current state of the debt financing markets with the board of directors. Following discussions about the written indications of interest, the board of directors determined to continue discussions with each of the Bidders. The board of directors then discussed with senior management and representatives from BofA Merrill Lynch and Sullivan & Cromwell whether it was appropriate to permit Bidders to now contact potential sources of debt financing. After consideration of the range of financial institutions that might have capacity, if requested, to serve as potential sources of debt financing to the Bidders in the potential transaction, the board of directors asked representatives from BofA Merrill Lynch if affiliates of BofA Merrill Lynch would be willing, if requested by a Bidder, to discuss acting as a potential source of debt financing to such a Bidder. Representatives from BofA Merrill Lynch informed the board of directors that certain affiliates of BofA Merrill Lynch would be willing to do so, if acceptable to the board of directors. The board of directors, senior management and representatives from BofA Merrill Lynch and Sullivan & Cromwell then discussed the desirability of engaging a financial advisor in addition to BofA Merrill Lynch in the event affiliates of BofA Merrill Lynch were requested to be a potential source of debt financing for one or more of the Bidders. Following these discussions, the board of directors authorized management of the Company and representatives from BofA Merrill Lynch to permit the Bidders to contact sources of debt financing, including affiliates of BofA Merrill Lynch. Subsequent to this meeting, the Company consented in writing to affiliates of BofA Merrill Lynch being a potential source of debt financing, if requested by a Bidder, which consent outlined appropriate information and communications barriers by BofA Merrill Lynch’s deal team providing financial advisory services to the Company and those deal teams that would be established to potentially provide financing to the Bidders. Furthermore, the board of directors determined to authorize the independent directors of the board of directors to engage an additional financial advisor.

During the week of June 21, 2010, the Bidders, as well as their advisors and consultants, including their potential sources of debt financing, held discussions with members of management and representatives from BofA Merrill Lynch regarding the Company’s business and prospects. Each of the Bidders’ potential sources of debt financing included multiple financial institutions, including affiliates of BofA Merrill Lynch. In addition, on June 24, 2010, each of the Bidders was provided access to an on-line data room containing confidential information regarding the Company, which we refer to as the data room. From June 24, 2010 until July 15, 2010, the Company added confidential information to the data room in response to due diligence requests from the Bidders such that all Bidders were provided access to the same confidential information regarding the Company.

On June 22, 2010, representatives from BofA Merrill Lynch were contacted by another third party who was a financial sponsor, which we refer to as Bidder D, regarding Bidder D’s interest in the Company. Following the receipt of this expressed interest from Bidder D, Bidder C contacted representatives from BofA Merrill Lynch to request that Bidder C be permitted to partner with Bidder D in connection with their respective exploration of a potential transaction with the Company. Following discussions among senior management and representatives from BofA Merrill Lynch and Sullivan & Cromwell, Bidder D was sent a form of confidentiality agreement. The Company later determined not to continue its exploration of a transaction with Bidder D due to the inability of the Company and Bidder D to agree on the appropriate procedures to be implemented regarding the sharing of the Company’s confidential information with certain affiliates of Bidder D.

On June 23, 2010, representatives from BofA Merrill Lynch were contacted by another third party who was a financial sponsor, which we refer to as Bidder E, regarding Bidder E’s interest in the Company. Following discussions among senior management and representatives from BofA Merrill Lynch and Sullivan & Cromwell, Bidder E was sent a form of confidentiality agreement, and following execution of the confidentiality agreement, Bidder E was granted access to certain information of the Company contained in the data room, to which information the other Bidders already had access. Bidder E was instructed to submit a preliminary indication of interest to the Company as quickly as possible so that Bidder E could be provided access to additional information of the Company (to which information other Bidders already had access on the basis of their written indications of interest) and access to management of the Company and permitted to contact potential sources of debt financing.

On June 24, 2010, the independent directors of the board of directors held a meeting to discuss the engagement of a financial advisor in addition to BofA Merrill Lynch, which was previously discussed at the June 16, 2010 board of directors meeting. Representatives of Sullivan & Cromwell and the general counsel of the Company participated in this meeting. Prior to the meeting, certain independent directors met with potential financial advisors, including Centerview, and during this meeting of the independent directors, those independent directors described their meetings with these potential financial advisors. Following discussions, the independent directors of the board of directors determined to engage Centerview as an additional financial advisor to the board of directors, subject to the negotiation and execution of a customary engagement letter between the Company and Centerview. Representatives of Sullivan & Cromwell informed the independent directors that Bidder D and Bidder E separately contacted BofA Merrill Lynch regarding their respective interests in the Company.

On June 30, 2010, Bidder B indicated that it was no longer considering a potential transaction with the Company. On June 30, 2010, Bidder C requested that it be permitted to partner with another third party who was not one of the existing Bidders in order to continue Bidder C’s exploration of a potential transaction involving the Company. Following discussions with senior management of the Company and representatives from BofA Merrill Lynch and Sullivan & Cromwell and execution of a confidentiality agreement, Bidder C was permitted to form a consortium with this third party.

On June 30, 2010, each of the Bidders was provided with a draft merger agreement prepared by Sullivan & Cromwell. The draft merger agreement included, among other provisions, a post-signing “go-shop” mechanism to permit the Company to solicit and consider alternative transactions for a period after signing a merger agreement.

On July 1, 2010, Bidder E submitted a written preliminary indication of interest to acquire the Company at a range of $50.00 to $54.00 per share. The board of directors received a copy of this written preliminary indication of interest on July 1, 2010. Following submission of this preliminary indication of interest, Bidder E was offered access to additional information of the Company (to which information other Bidders already had access) and to management of the Company and permitted to contact potential sources of debt financing.

On July 6, 2010, the board of directors held a meeting with senior management and representatives from BofA Merrill Lynch, Centerview and Sullivan & Cromwell. During this meeting, representatives from BofA Merrill Lynch, Centerview and Sullivan & Cromwell reviewed with the board of directors the status of discussions with each of the Bidders. Representatives from BofA Merrill Lynch then discussed with the board of directors its preliminary financial analysis of the Company utilizing the financial forecasts described in “The Merger—Certain Company Forecasts”, including a review of the Company’s strategic alternatives and the current state of the debt financing markets. Representatives from Centerview informed the board of directors that the valuation methodologies employed by BofA Merrill Lynch were appropriate and consistent with those that Centerview expected to utilize after it reviewed confidential information regarding the Company and conducted its own due diligence review. The board of directors, senior management and representatives from BofA Merrill Lynch, Centerview and Sullivan & Cromwell then discussed what could be appropriate dates on which to request Bidders to submit their final indications of interest to the Company. Following discussions, the board of directors instructed representatives from BofA Merrill Lynch and Centerview to further examine the appropriate deadline for final written indications of interest, and authorized Mr. Scott Rudolph and Mr. Kamil to make a determination of such deadline based on the further discussions with BofA Merrill Lynch and Centerview.

Following the July 6, 2010 board of directors meetings, Mr. Scott Rudolph and Mr. Kamil, following discussions with representatives from BofA Merrill Lynch and Centerview, authorized BofA Merrill Lynch and Centerview to instruct the Bidders to submit final written indications of interest by July 21, 2010.

On July 9, 2010, as authorized by the board of directors, representatives from BofA Merrill Lynch and Centerview delivered to each of the Bidders a letter instructing each such party to submit a final written indication of interest by July 21, 2010.

That same day and following delivery of the instruction letter regarding submission of final written indication of interests, Carlyle submitted a proposal to acquire the Company at a price of $53.00 per share. The proposal indicated that Carlyle had substantially completed its due diligence review of the Company and included draft debt financing commitment letters from several lenders, including affiliates of BofA Merrill Lynch, as well as a draft merger agreement, a limited guarantee from the guarantor and an equity commitment letter between Parent and the guarantor. In its written indication of interest, Carlyle expressed its desire to enter into a definitive merger agreement with the Company no later than July 16, 2010. Members of senior management discussed this indication of interest and the draft transaction documents with representatives from BofA Merrill Lynch, Centerview and Sullivan & Cromwell over the next three days.

On July 12, 2010, the board of directors held a meeting with senior management and representatives from BofA Merrill Lynch, Centerview and Sullivan & Cromwell to discuss the proposal received from Carlyle and to get an update on the status of other Bidders. During this meeting, representatives from BofA Merrill Lynch and Centerview reviewed with the board of directors the status of discussions with, and the due diligence investigation being conducted by, the Bidders other than Carlyle. Following these discussions, representatives from Sullivan & Cromwell reviewed the key transaction terms contained in the Carlyle proposal, including the debt financing commitment letters. Thereafter, representatives from BofA Merrill Lynch and Centerview discussed with the board of directors their respective preliminary views of the Carlyle proposal. Representatives from Sullivan & Cromwell then reviewed with the board of directors the fiduciary duties of the directors under applicable law. The board of directors then discussed the Carlyle proposal, including proposed terms with respect to the “go-shop” provision, the termination provisions, the termination fees payable by the Company and Parent under specified circumstances and the debt financing commitment letters, as well as the volatility in the debt financing markets and the potential impact of Carlyle’s desire to execute a definitive merger agreement no later than July 16, 2010 on discussions with the other Bidders. Following these discussions, the board of directors authorized representatives from BofA Merrill Lynch and Centerview to seek a higher price from Carlyle as well as specified improvements in the terms of the Carlyle proposal with respect to the “go-shop”, the termination and termination fee provisions (including the amounts of the termination fees payable by the Company and Parent and the circumstances under which these termination fees would be payable) and the debt financing commitment letters. In particular, representatives from BofA Merrill Lynch and Centerview were instructed to propose to Carlyle that (a) the go-shop period have a duration of 35 calendar days, (b) Carlyle would not have a right to match any acquisition proposal the Company determined to be a superior proposal involving an excluded party, (c) the termination fee required to be paid by the Company under the merger agreement be equal to (i) 1.0% of the equity value of the Company in connection with a termination of the merger agreement with an excluded party who made an acquisition proposal within the first 18 days of the go-shop period, (ii) 1.5% of the equity value of the Company in connection with a termination of the merger agreement with an excluded party who made an acquisition proposal within the last 17 days of the go-shop period and (iii) 2.75% of the equity value of the Company in all other circumstances and (d) the termination fee required to be paid by Parent under the merger agreement be equal to 6.0% of the equity value of the Company. The board of directors also instructed representatives from BofA Merrill Lynch and Centerview to continue discussions with the other Bidders.

Following the board of directors meeting, representatives from BofA Merrill Lynch and Centerview communicated to Carlyle the need for Carlyle to improve the price and terms of its proposal based on the instructions from the board of directors. Following this discussion, representatives from Carlyle informed representatives from BofA Merrill Lynch and Centerview that Carlyle was prepared to increase the price contained in its offer from $53.00 to $54.25 and agree to the revised transaction terms requested by the board of directors, subject to the Company agreeing to allow Carlyle to have a match right, including during the “go-shop” period, for any acquisition proposal the Company determined to be a superior proposal. See “Merger Agreement—Termination Fees.”

During the course of the day on July 12, 2010, as discussed with the board of directors, representatives from BofA Merrill Lynch informed all of the Bidders other than Carlyle that another bidder was being very aggressive in terms of price offered and the timing of entering into a definitive merger agreement with the Company. During the course of the day on July 12, 2010, members of management of the Company continued to respond to due diligence requests from the Bidders other than Carlyle.

Later that same day, the board of directors held another meeting with senior management and representatives from BofA Merrill Lynch, Centerview and Sullivan & Cromwell. Representatives from BofA Merrill Lynch and Centerview informed the board of directors of Carlyle’s agreement to improve the terms of its proposal as requested by the board of directors and the increase in the price contained in the Carlyle proposal to $54.25, subject to the Company agreeing to allow Carlyle to have a match right for any acquisition proposal the Company determined to be a superior proposal, including for a superior proposal involving an excluded party. Following discussions among the board of directors, senior management and representatives from BofA Merrill Lynch, Centerview and Sullivan & Cromwell with respect to the revised Carlyle proposal and the volatility in the debt financing markets, including the risk that debt financing market conditions could deteriorate, which could result in debt financing not being available or being available on less favorable terms, the board of directors determined to agree to the Carlyle request that it be permitted to have a match right with respect to any superior proposal and authorized representatives from BofA Merrill Lynch, Centerview and Sullivan & Cromwell to engage in discussions with Carlyle and its advisors on the draft merger agreement and other transaction documents, including the debt financing commitment letters. The board of directors also determined to continue discussions with the other potentially interested parties.

Following the board of directors meeting, representatives from Sullivan & Cromwell delivered revised drafts of the merger agreement and limited guarantee to Latham & Watkins LLP, outside counsel for Carlyle. From that day until the merger agreement and related documents were executed on the morning of July 15, 2010, the parties and their respective representatives negotiated the terms of the definitive documents. Significant issues discussed included the circumstances under which termination fees would be payable by the Company and Parent, the requirements for commencement of the debt marketing period and restrictions on the Company’s ability to engage in specified activities following execution of a merger agreement but prior to closing. From that day until the merger agreement and related documents were executed on July 15, 2010 management of the Company continued to respond to due diligence requests from the Bidders other than Carlyle.

On July 14, 2010, the board of directors held a meeting with senior management and representatives from BofA Merrill Lynch, Centerview and Sullivan & Cromwell. Representatives from Sullivan & Cromwell reviewed with the board of directors the fiduciary duty obligations of the directors under applicable law and the terms of the Carlyle draft merger agreement and related transaction documents, including the debt financing commitment letters, at such time. At this meeting, representatives from each of BofA Merrill Lynch and Centerview also reviewed certain updated preliminary financial analyses of the Company with the board of directors. Representatives from BofA Merrill Lynch then informed the board of directors that Bidder A may be planning to submit a proposal to the Company that evening, and noted that, at the request of Bidder A, Mr. Scott Rudolph, Mr. Kamil and representatives from BofA Merrill Lynch and Centerview were scheduled to meet with representatives from Bidder A for dinner that same evening. Following discussions, the board of directors instructed BofA Merrill Lynch and Centerview to seek a further increase in the price contained in the Carlyle proposal and determined to hold another meeting of the board of directors later that evening to discuss Carlyle’s response to such a request along with any potential proposal that may be received from Bidder A during the dinner meeting.

Following the board meeting, Mr. Scott Rudolph, Mr. Kamil and representatives from BofA Merrill Lynch and Centerview attended the dinner meeting with representatives from Bidder A. During the dinner meeting, Bidder A informed Mr. Scott Rudolph, Mr. Kamil and representatives from BofA Merrill Lynch and Centerview that it was not submitting a proposal that evening.

Also following the board meeting on July 14, 2010, representatives from Bidder C sent representatives from Sullivan & Cromwell a letter stating Bidder’s C interest in a potential transaction and its belief that it could offer a price higher than the range of $46.00 to $48.00 contained in its initial indication of interest; however, no specific offer price or range was included in the letter nor was any proposed merger agreement or any debt financing commitment letter attached. In addition, representatives from Bidder C contacted representatives from BofA Merrill Lynch expressing the same points detailed in this letter. Following delivery of this letter, outside counsel for Bidder C contacted representatives from Sullivan & Cromwell, reiterating Bidder C’s interest in a potential transaction and also noting that they may be interested in continuing discussions with the Company if a definitive merger agreement was executed with another party through a “go-shop” process if the merger agreement did not include material impediments.

Later that same evening, the board of directors held a meeting with members of senior management and representatives from BofA Merrill Lynch, Centerview and Sullivan & Cromwell. Representatives from BofA Merrill Lynch and Centerview discussed with the board of directors that Carlyle had, in response to the request for a further increase in price, made what Carlyle described as its best and final proposal to increase its offer price to $54.50 based on the terms of the transaction documents agreed between the parties and their respective representatives, but that if the Company would agree to pay a termination fee equal to 1.5% of the equity value of the Company (as opposed to 1.0% of the equity value of the Company for the first 18 days of the go-shop period) in connection with entering into a superior alternative transaction with an excluded party regardless of when such excluded party made an acquisition proposal during the go-shop period, Carlyle would agree to increase its offer price to $55.00. The board of directors then discussed the Carlyle proposal as well as the status of the other Bidders, including with respect to the price and certainty offered by the Carlyle proposal as compared to the range of prices offered by the other Bidders, the volatility of the debt financing markets and the committed financing Carlyle had obtained, the risk that debt financing market conditions could deteriorate, which could result in debt financing not being available or being available on less favorable terms, the uncertainty as to whether the other Bidders would be able to submit viable proposals with a price higher than the price offered by Carlyle and the time the other Bidders would require to complete their due diligence review of the Company and execute definitive documentation with respect to a transaction and obtain committed debt financing on terms acceptable to the Company, the absence of other proposals received from the other Bidders following communications from representatives from BofA Merrill Lynch and Centerview that they should move quickly to the extent they were interested in a transaction with the Company, and the letter received from Bidder C and the subsequent conversation with Bidder C’s counsel indicating their potential willingness to participate in a go-shop process. Following these discussions, the board of directors determined for the reasons detailed in “The Merger—Reasons for the Merger; Recommendation of the Board of Directors” that moving forward with the terms contained in the Carlyle proposal at a price of $55.00 per share would be in the best interests of the Company’s stockholders. Thereafter, each of BofA Merrill Lynch and Centerview delivered its oral opinion to the board of directors (which was subsequently confirmed by delivery of a written opinion), to the effect that, as of date of its opinion and based on and subject to various assumptions and limitations described in its opinion, the per share merger consideration to be received in cash by holders of the Company common stock in the merger, was fair, from a financial point of view, to such holders. Thereafter, the board of directors unanimously determined that the merger is fair to and in the best interests of the Company and its stockholders and approved and declared advisable the merger agreement, the merger and the transactions contemplated thereby, and resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a meeting of stockholders, and recommended that the stockholders of the Company vote to adopt the merger agreement.

On the morning of July 15, 2010, Parent, Merger Sub and the Company finalized and executed the merger agreement, and the Company and Carlyle issued a joint press release announcing the execution of the merger agreement.

The merger agreement provides that, until 11:59 p.m., New York time, on August 18, 2010, the Company is allowed to initiate, solicit and encourage any alternative acquisition proposals from third parties, provide non-public information and participate in discussions and negotiate with third parties with respect to acquisition proposals. At the direction of the board of directors, Centerview is conducting this “go-shop” process on behalf of the Company. The board of directors has not waived or rescinded its instruction to senior management not to discuss any management retention or any equity investment by management in any potential transaction with Carlyle or any other potential interested party.

Reasons for the Merger; Recommendation of the Board of Directors

The board of directors, at a meeting held on July 14, 2010, unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders and approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders, and recommended that the stockholders of the Company vote to adopt the merger agreement. The merger agreement and limited guarantee were finalized and executed on behalf of the Company on the morning of July 15, 2010. Thereafter, the Company and Carlyle issued a joint press release announcing the execution of the merger agreement.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors consulted with our senior management team, as well as our outside legal and financial advisors, and considered a number of factors, including the following material factors:

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the fact that the all-cash per share merger consideration will provide our stockholders with immediate fair value, in cash, for their shares of Company common stock, while avoiding long-term business risk, and while also providing such stockholders with certainty of value for their shares of Company common stock;

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the fact that the per share merger consideration represents a premium of approximately 57% to the average closing share price of Company common stock for the 30-day trading period ended on July 14, 2010, the last trading day prior to the public announcement of the merger agreement, and a premium of approximately 47% to the closing share price of Company common stock on July 14, 2010;

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the board of directors’ belief that the merger is more favorable to the Company’s stockholders than the alternatives to the merger, which belief was formed based on the board of directors’ review, with the assistance of its financial advisors, of the strategic alternatives available to the Company;

•	management’s and the board of directors’ views and opinions on the current retail and nutritional supplement industry, including the increased competition for the Company’s private label business;

•	the board of directors’ understanding of the business, operations, financial condition, earnings and prospects of the Company, including the prospects of the Company as an independent entity;

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the presentation to the board of directors on July 14, 2010, and financial analyses reviewed therewith of each of Centerview and BofA Merrill Lynch, and the opinions, dated July 15, 2010 and July 14, 2010, respectively, of each of Centerview and BofA Merrill Lynch, to the board of directors as to the fairness, from a financial point of view and as of the date of its opinion, and based on and subject to various assumptions and limitations described in its opinion, of the per share merger consideration to be received in cash by holders of the Company common stock in the merger, as more fully described below under the captions “The Merger—Opinions of Financial Advisors—Opinion of Centerview Partners LLC” beginning on page [—] and “The Merger—Opinions of Financial Advisors—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated” beginning on page [—];

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the board of directors’ belief, following consultation with its financial advisors, that the debt financing markets were volatile and that there was a risk that debt financing market conditions could deteriorate, which could result in debt financing not being available or being available on less favorable terms;

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

•	the reputation of the guarantor;

•	the guarantor’s ability to complete large acquisition transactions and its familiarity with the Company;

•	the fact that there is no financing or due diligence condition to the completion of the merger in the merger agreement;

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the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay us a $214,217,865 termination fee, without our having to establish any damages, and the guarantor’s guarantee of such payment obligation pursuant to the limited guarantee;

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the receipt of executed commitment letters from Parent’s sources of debt and equity financing for the merger, and the terms of the commitment letters and the reputation of the financing sources which, in the reasonable judgment of our board of directors, increase the likelihood of such financings being completed;

•	the belief that the debt commitment letter represents a strong commitment on the part of the lenders thereto with few conditions that would permit the lenders to terminate their commitments;

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the Company’s ability, under certain circumstances pursuant to the merger agreement and the equity commitment letter, to seek specific performance of Parent’s obligation to cause the guarantor to make or secure equity contributions to Parent pursuant to the equity commitment letter; and

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the Company’s ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement by Parent and Merger Sub and to enforce specifically the terms of the merger agreement;

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the Company’s ability, under the merger agreement, during the period beginning on the date of the merger agreement and continuing until 11:59 p.m., Eastern time, on August 18, 2010 to initiate, solicit and encourage alternative acquisition proposals from third parties (including the Bidders other than Carlyle) and to provide non-public information and to engage in discussions and negotiate with third parties with respect to such proposals;

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the Company’s ability, under certain circumstances specified in the merger agreement, at any time from and after 12:00 a.m., Eastern time, on August 19, 2010 and prior to the time the Company stockholders adopt the merger agreement, to (i) consider and respond to a written acquisition proposal, (ii) provide non-public information to or (iii) engage in discussions or negotiations with the person making such a proposal if the board of directors, prior to taking any such actions, determines in good faith, after consultation with its outside legal counsel, that failure to take such actions could be inconsistent with the board of directors’ fiduciary duties under applicable law and, after consultation with its financial advisor, that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal, and to, or propose to, authorize, adopt, approve, recommend or otherwise declare advisable such acquisition proposal, if, prior to taking any such action, the board of directors complies with its obligations relating to the taking of such action under the merger agreement and determines in good faith after consultation with its financial advisor and outside legal counsel that such acquisition proposal is a superior proposal;

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the Company’s ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a superior proposal; provided that (i) we have complied with our obligations to provide timely written notice to Parent and Merger Sub of our intention to terminate the merger agreement, (ii) prior to terminating the merger agreement, we negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make adjustments in the terms and conditions of the merger agreement as would permit the board of directors, consistent with its fiduciary obligations under applicable law, not to terminate the merger agreement, (iii) the board of directors considers in good faith any changes to the merger agreement, the commitment letters and the limited guarantee offered in writing by Parent in a manner that would form a contract if accepted by the Company and determines that the superior proposal would still constitute a superior proposal if such changes were given effect and (iv) immediately prior to or concurrently with the termination of the merger agreement, we pay a termination fee of $53,554,466, if the termination fee were to become payable as a result of the Company entering into an alternative acquisition agreement with an excluded party, or $98,183,188 in all other circumstances, to Parent, each of which the board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, including the per share merger consideration;

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the Company’s ability, under the merger agreement, to withhold, withdraw, qualify or modify the Company recommendation under certain circumstances in response to, or as a result of, a change in circumstances or facts occurring or arising after the date of the merger agreement (other than in connection with an alternative acquisition proposal) that was not actually known or understood by the board of directors or existing after the date of the merger agreement and to terminate the merger agreement, subject to the Company’s obligation to pay to Parent a termination fee of $98,183,188;

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the Company’s ability, under the merger agreement, to withhold, withdraw, qualify or modify the Company recommendation under any circumstances, subject to Parent’s subsequent right to terminate the merger agreement and, in such event, the Company’s obligation to pay to Parent a termination fee of $98,183,188;

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the availability of appraisal rights under the DGCL to holders of Company common stock who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of their shares of Company common stock as determined by the Delaware Court of Chancery;

•	the fact that the termination date under the merger agreement allows for sufficient time to complete the merger;

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the level of effort that Parent and Merger Sub must use under the merger agreement to obtain the proceeds of the financing on the terms and conditions described in the applicable commitment letters, including using their reasonable best efforts to enforce their rights under the agreements relating to the financing in the event that any of the financing sources decline to provide any portion of the financing;

•	the board of directors’ belief, following consultation with its financial advisors, that it was unlikely that any strategic buyer would offer to acquire the Company on sufficiently attractive terms;

•	that none of the indications of interest received from the Bidders other than Carlyle included a price as high as the per share merger consideration; and

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the board of directors had independent financial advisors and, although the board of directors permitted affiliates of BofA Merrill Lynch to provide financing to prospective purchasers of the Company if requested by such prospective purchasers, BofA Merrill Lynch’s financial advisory team was separate from the representatives of the affiliates of BofA Merrill Lynch providing the debt financing and the board of directors retained Centerview to act as an additional financial advisor.

The board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including the following (not in any relative order of importance):

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the merger would preclude the Company’s stockholders from having the opportunity to participate in the future performance of its assets, future earnings growth and future appreciation of the value of its Company common stock that could be expected if its strategic plan were successfully implemented;

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the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the merger and related disruptions to the operation of the Company’s business;

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the restrictions on the conduct of the Company’s business prior to the completion of the merger, which, subject to specific exceptions, could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the merger;

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the announcement and pendency of the merger, or failure to complete the merger, may cause substantial harm to relationships with the Company’s employees, vendors and customers and may divert management and employee attention away from the day-to-day operation of our business;

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the possibility that the $53,554,466 or $98,183,188, as applicable, termination fee payable by the Company upon the termination of the merger agreement under certain circumstances could discourage other potential acquirers from making a competing bid to acquire the Company;

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the fact that, while the Company expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, and, as a result, the merger may not be consummated;

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the fact that Parent and Merger Sub are newly-formed corporations with essentially no assets other than the equity commitment of the guarantor and that our remedy in the event of the termination of the merger agreement may be limited to receipt of the $214,217,865 termination fee, which is guaranteed by the guarantor;

•	the fact that an all-cash transaction would be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes;

•

BofA Merrill Lynch’s role as one of the board of directors’ financial advisors and certain affiliates of BofA Merrill Lynch’s role as sources of the financing, which could result in conflicts between BofA Merrill Lynch’s interests and those of the Company and its stockholders, including if the affiliates of BofA Merrill Lynch decline to provide the financing;

•	the risk that the financing contemplated by the debt commitment letter for the consummation of the merger might not be obtained; and

•

the fact that our directors and executive officers have interests in the merger that are different from, or in addition to, our stockholders. See “The Merger—Interests of Certain Persons in the Merger.”

The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The board of directors based its recommendation on the totality of the information presented.

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page [—].

Opinions of Financial Advisors

Opinion of Centerview Partners LLC

Centerview delivered to the board of directors an oral opinion, which was confirmed by delivery of a written opinion dated July 15, 2010, that, as of the date of the opinion, and based upon and subject to the factors and assumptions set forth therein, the per share merger consideration to be paid in cash to the holders of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion, dated July 15, 2010, of Centerview, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. Centerview provided its opinion for the information and assistance of the board of directors in connection with its consideration of the merger and only addresses the fairness of the per share merger consideration from a financial point of view. Centerview’s opinion does not address any other aspect of the merger and does not constitute a recommendation as to how any stockholder of the Company should vote with respect to the merger or any other matter. The summary of the written opinion of Centerview set forth below is qualified in its entirety by reference to the full text of such opinion.

Summary of Centerview’s Opinion

In connection with rendering its opinion and performing its related financial analyses, Centerview reviewed, among other things:

•	the merger agreement;

•	certain annual reports to stockholders and annual reports of the Company on Form 10-K;

•	certain interim reports to stockholders and quarterly reports of the Company on Form 10-Q;

•	certain publicly available research analyst reports for the Company;

•	certain other communications from the Company to its stockholders; and

•

the Company forecasts furnished to Centerview by the Company, as described under “The Merger—Certain Company Forecasts” beginning on page [—], and certain internal information relating to the projections, business, operations, earnings, cash flow, assets and liabilities of the Company furnished to Centerview by the Company, which we refer to collectively as the internal data.

Centerview also conducted discussions with members of the senior management and representatives of the Company regarding their assessment of the internal data, prospects of the Company and the strategic rationale for the merger. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared them with those of certain other companies in lines of business that it deemed relevant. Centerview compared the proposed financial terms of the merger with the financial terms of certain other transactions that Centerview deemed relevant and conducted such other financial studies and analyses and took into account such other information as it deemed appropriate.

In its review and analysis and for purposes of rendering the opinion described above, Centerview relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with or reviewed by it, and Centerview did not assume any liability for any such information. Centerview also assumed, with the Company’s consent, that the internal data had been reasonably prepared on a basis reflecting the best then-currently available estimates and judgments of the management of the Company. In addition, Centerview did not make an independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor was any evaluation or appraisal of the assets or liabilities of the Company provided to Centerview. Centerview assumed that the merger would be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to Centerview’s analysis. Centerview did not express any opinion as to the impact of the merger on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due, and Centerview’s opinion does not address any legal, regulatory, tax or accounting matters. In addition, Centerview assumed that obtaining the necessary governmental, regulatory or third-party approvals and consents for the merger would not have an adverse effect on the Company or the merger.

Centerview’s opinion does not address the underlying business decision of the Company to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available to the Company. Centerview’s opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $55.00 per share in cash to be paid to the holders of the shares of Company common stock pursuant to the merger agreement. Centerview was not asked to, nor did it, express any view on, and the opinion does not address, any other term or aspect of the merger agreement or the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons in connection with the merger, whether relative to the $55.00 per share in cash to be paid to the holders of the shares of Company common stock pursuant to the merger agreement or otherwise. Centerview’s opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of, the date of the opinion, and Centerview assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Centerview’s opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the merger or any other matter, nor does it constitute legal, tax or accounting advice.

Centerview’s financial advisory services and the opinion expressed above were provided for the information and assistance of the board of directors of the Company in connection with its consideration of the merger. Centerview’s opinion was approved by a fairness committee of Centerview.

Summary of Financial Analyses

The following is a brief summary of the material financial and comparative analyses that Centerview deemed to be appropriate for this type of merger and that were reviewed with the board of directors in connection with rendering Centerview’s opinion. The following summary, however, does not purport to be a complete description of all the financial analyses performed by Centerview in connection with rendering its opinion, nor does the order of analyses described represent relative importance or weight given to those analyses by Centerview.

Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses of Centerview. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 14, 2010 (the last trading day prior to the announcement of the merger agreement) and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

Centerview reviewed the historical trading prices and volumes for the Company common stock for the three years ended July 14, 2010 (the last trading day prior to the announcement of the merger agreement). This analysis indicated that the price per share to be paid to holders of Company common stock pursuant to the merger agreement represented:

•	a 46.8% premium to the closing price of Company common stock of $37.47 on July 14, 2010; and

•	a 7.8% premium to the 52-week intra-day high price of Company common stock of $51.00.

Historical Trading Multiples and Selected Comparable Company Analysis

Centerview reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the nutritional and vitamins industry that Centerview, based on its experience in the industry, deemed comparable to the Company:

•	Perrigo Company

•	Herbalife Ltd.

•	Weight Watchers International, Inc.

•	Nu Skin Enterprises, Inc.

•	The Hain Celestial Group, Inc.

•	Vitamin Shoppe, Inc.

•	Nutrisystem, Inc.

•	USANA Health Sciences Inc.

•	Atrium Innovations Inc.

•	Schiff Nutrition International Inc.

•	Nutraceutical International Corp.

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with certain operations that for purposes of analysis may be considered similar to certain operations of the Company. However, because of the inherent differences between the business, operations and prospects of the Company and those of the selected comparable companies, Centerview did not rely solely on the quantitative results of the selected comparable company analysis. Centerview also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between the Company and the companies included in the selected company analysis.

Centerview calculated and compared the financial multiples and ratios for the selected companies based on information it obtained from SEC filings, Institutional Brokers’ Estimate System estimates, which we refer to as IBES estimates, estimates published by other financial information providers and closing stock prices on July 14, 2010 (the last trading day prior to the announcement of the merger agreement). The multiples and ratios of the Company were calculated using the closing price of the Company common stock on July 14, 2010 and IBES estimates. With respect to each of the selected companies, Centerview calculated:

•

enterprise value, which is the market value of common equity plus the book value of debt less cash, as a multiple of last-twelve-months, or LTM, earnings before interest, taxes and depreciation and amortization, or EBITDA, estimated calendar year 2010 EBITDA and estimated calendar year 2011 EBITDA;

•	share price as a multiple of estimated calendar year 2010 earnings per share, or EPS, and estimated calendar year 2011 EPS; and

•	the average multiple of share price to next-twelve-months estimated earnings per share for the last five years.

The following table presents the results of these analyses:

Comparable Companies
Metric	Range	Median	Mean	The Company
Enterprise value / LTM EBITDA	5.7x – 13.0x	9.5x	9.4x	5.6x

Enterprise value / 2010E EBITDA	4.9x – 12.0x	8.9x	8.7x	5.7x

Enterprise value / 2011E EBITDA	4.7x – 11.1x	8.2x	7.9x	5.1x

Share Price / 2010E EPS	8.6x – 24.9x	15.1x	15.3x	10.4x

Share Price / 2011E EPS	7.6x – 18.9x	13.3x	13.3x	10.0x

Five Year Average NTM P/E Ratio	10.6x – 23.2x	15.2x	15.5x	12.4x

Centerview applied an illustrative range of multiples of 7.0x to 8.5x estimated calendar year 2010 EBITDA and 6.5x to 8.0x estimated calendar year 2011 EBITDA, derived from the selected companies analysis, to the Company forecasts to calculate an illustrative range of implied values per share of Company common stock, as compared with the value of the per share merger consideration, as set forth below:

Illustrative Range of Implied Values Per Share of Company Common Stock:

	Range	Per Share Merger Consideration
CY2010E EBITDA	$43.75 – $53.75	$55.00

CY2011E EBITDA	$47.00 – $58.50	$55.00

Illustrative Discounted Cash Flow Analysis

Centerview performed an illustrative discounted cash flow analysis on the Company. Centerview calculated illustrative value indications per share for the Company common stock as of March 31, 2010 using the Company forecasts and by combining the total present value of the estimated unlevered free cash flows for the period beginning April 1, 2010 and ending on September 30, 2015 and the present value of terminal values based on year 2015 estimated EBITDA and using a range of terminal EBITDA multiples of 6.0x to 8.0x. Unlevered free cash flow was calculated using the Company forecasts by taking the Company’s projected EBIT minus taxes (using the tax rate contained in the Company forecasts) plus its projected depreciation and amortization, minus its projected capital expenditures and minus the projected increase in net working capital. Stock based compensation expense was treated as a cash expense for purposes of determining unlevered free cash flow. The range of terminal multiples was estimated by Centerview utilizing its professional judgment and experience, taking into account the Company forecasts and historical trading multiples of the Company.

Centerview calculated the present value of both the unlevered free cash flows and the terminal values using discount rates ranging from 9.5% to 11.5%, reflecting Centerview’s estimates of the Company’s weighted average cost of capital. The weighted average cost of capital is determined by the sum of (a) the market value of equity as a percentage of the total market value of the Company’s capital multiplied by the Company’s estimated cost of equity, and (b) the market value of debt as a percentage of the total market value of the Company’s capital multiplied by the Company’s estimated after-tax market cost of debt. The Company’s estimated cost of equity was calculated using the Capital Asset Pricing Model which took into account the Company’s beta (a measure of the sensitivity of an asset’s returns to market returns), betas of comparable companies, the risk-free rate and a historical equity market risk premium which was sourced from the Ibbotson SBBI Valuation Yearbook.

Combining the total present value of the estimated unlevered free cash flows and the present value of the terminal values resulted in a range of implied enterprise values for the Company. Centerview then deducted outstanding debt and added outstanding cash and equivalents from the Company’s balance sheet as of March 31, 2010 to determine a range of implied equity values of the Company. This resulted in a range of implied values of $47.04 to $63.02 per share of Company common stock.

Selected Transactions Analysis

Centerview analyzed certain information relating to the following selected transactions in the nutritional and vitamins industry in the ten-year period preceding July 14, 2010 (the last trading day prior to the announcement of the merger agreement), excluding transactions in which a company acquired a minority stake in the target company and transactions where the target company did not have a material presence in the United States:

Announcement Date	Acquiror	Target
1/2010	Martek Biosciences Corporation	Amerifit Brands, Inc.

9/2009	Atrium Innovations Inc.	Garden of Life, Inc.

8/2008	Glanbia Plc	Optimum Nutrition, Inc.

5/2008	CapMan	Cederroth AB

2/2007	Ares Management LLC and Ontario Teachers’ Pension Plan	GNC Corporation

9/2006	Glanbia Plc	Seltzer Companies, Inc.

2/2006	CK Life Sciences International (Holdings) Inc.	Vitaquest International LLC

6/2005	NBTY, Inc.	Solgar, Inc.

3/2005	MidOcean Partners	Vitaquest International LLC

5/2004	Ripplewood Holdings LLC/Activated Holdings LLC	Shaklee’s worldwide business

10/2003	Apollo Management, L.P.	GNC Corporation

6/2003	NBTY, Inc.	Rexall Sundown, Inc.

12/2002	Bear Stearns Merchant Banking	Vitamin Shoppe, Inc.

10/2002	Fremont Partners	Nellson Nutraceutical, Inc.

9/2002	DSM N.V.	Roche’s Vitamins and Fine Chemicals Business

4/2002	Whitney & Co., LLC/Golden Gate Capital, Inc.	Herbalife International Inc.

For each of the selected transactions, based on filings and press releases made by the companies involved, Centerview calculated and compared implied enterprise value as a multiple of last-twelve-months revenues and implied enterprise value as a multiple of last-twelve-months EBITDA. While none of the companies that participated in the selected transactions are directly comparable to the Company, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, business mix and product profile.

The following table presents the results of this analysis:

	Selection Transactions			The Merger
	Range	Median	Mean
Enterprise Value / LTM Revenues	0.5x – 2.5x	1.1x	1.2x	1.4x

Enterprise Value / LTM EBITDA	5.8x – 11.6x	7.6x	7.7x	8.1x

Centerview applied an illustrative range of multiples of 1.1x to 1.4x last-twelve-months revenue and 6.5x to 8.0x last-twelve-months EBITDA, derived from the selected transactions analysis, to comparable financial data for the Company to calculate an illustrative range of implied values per share of Company common stock, as compared with the value of the per share merger consideration, as set forth below:

	Range	Per Share Merger Consideration
LTM Revenue	$43.75 – $56.50	$55.00

LTM EBITDA	$43.75 – $54.50	$55.00

Illustrative Leveraged Buyout Analysis

Centerview performed an illustrative leveraged buyout analysis using the Company’s forecasts, the terms of the debt commitment letter as described under “The Merger—Financing of the Merger” beginning on page [—], and publicly available historical information and made assumptions around transaction and financing costs so as to estimate the implied purchase prices that a hypothetical financial buyer could pay for the Company assuming a targeted internal rate of return of 20.0%. Centerview assumed debt financing of $2.4 billion, consisting of a $1.5 billion senior secured term loan facility and $900 million senior unsecured credit facility. Centerview also assumed availability of a $200 million senior secured revolving credit facility that would not be drawn at the time of the consummation of the merger. The analysis assumed the hypothetical financial buyer would exit its investment in the Company at fiscal year-end 2015 at a range of last-twelve-month EBITDA exit multiples from 6.0x to 8.0x. This analysis implied purchase prices ranging from $45.55 to $53.04.

Other Factors

Centerview also reviewed, for reference and informational purposes, certain other factors, including stock price targets for the Company’s common stock reflected in publicly available Wall Street research analyst reports and premiums paid to equity holders in certain precedent transactions. Centerview noted that the low and high analyst stock price targets in such research analyst reports ranged from $32.00 to $55.00 per share. Centerview also noted that premiums paid to equity holders in the last 15 cash merger transactions in the consumer and retail industries announced prior to July 14, 2010 (the last trading day prior to the announcement of the merger agreement) compared to the merger as follows:

	Selected Transactions		The Merger
	Median	Mean
Premium to Most Recent Closing Price	25.8%	24.8%	46.8%

Premium to 30 Day Average Closing Price	22.2%	24.3%	57.4%

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Centerview believes that selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Centerview’s opinion. In arriving at its fairness determination, Centerview considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

In its analyses, Centerview considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company or transaction used in the analyses is identical to the Company or the merger, and an evaluation of the results of the analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies analyzed. The estimates contained in the analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, the analyses are inherently subject to substantial uncertainty.

Centerview prepared the above analyses for the purpose of providing its opinion to the board of directors regarding whether the $55.00 per share in cash to be paid to the holders of the shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Centerview or any other person assumes responsibility if future results are materially different from those forecast.

The opinion and analyses of Centerview were only one of many factors taken into consideration by the board of directors in its evaluation of the merger. Consequently, the analyses described above should not be viewed as determinative of the views of the board of directors or the Company’s management with respect to the per share merger consideration or as to whether the board of directors of the Company would have been willing to determine that a different consideration was fair.

Centerview is a securities firm engaged in a number of merchant banking and investment banking activities. In the past, Centerview and its affiliates have not provided investment banking and other services to the Company or any of its affiliates. In the past, Centerview and its affiliates have not provided investment banking and other services to Carlyle or any of its affiliates. In the ordinary course of business, Centerview, or its successors and affiliates, may trade securities of the Company, Carlyle and their respective affiliates in the future for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

The board of directors of the Company selected Centerview as one of its financial advisors because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated July 4, 2010, the board of directors engaged Centerview to act as one of its financial advisors in connection with the contemplated merger. Pursuant to the terms of this engagement letter, the Company has agreed to pay Centerview a transaction fee of approximately $            million, $            of which became payable upon the execution of the letter agreement and the remainder of which became payable upon delivery of the fairness opinion described above and attached to this document as Annex B. In addition, the Company has agreed to reimburse Centerview for its expenses, including attorneys’ fees and disbursements, and to indemnify Centerview and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

The Company has retained BofA Merrill Lynch to act as one of the Company’s financial advisors in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Company selected BofA Merrill Lynch to act as one of the Company’s financial advisors in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger and its reputation in the investment community and its familiarity with the Company and its business.

On July 14, 2010, at a meeting of the board of directors held to evaluate the merger, BofA Merrill Lynch delivered to the board of directors an oral opinion, which was confirmed by delivery of a written opinion dated July 14, 2010, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the opinion, the per share merger consideration to be received in cash by holders of the Company’s common stock in the merger was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion to the board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the board of directors for the benefit and use of the board of directors in connection with and for purposes of its evaluation of the per share merger consideration to be received by the holders of the Company common stock in the merger from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger.

In connection with rendering its opinion, BofA Merrill Lynch:

(a)	reviewed certain publicly available business and financial information relating to the Company;

(b)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with BofA Merrill Lynch by the management of the Company, including the Company forecasts, as described under “The Merger—Certain Company Forecasts” beginning on page [—];

(c)	discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company;

(d)	reviewed the trading history for the Company’s common stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(e)	compared certain financial and stock market information of the Company with similar information of other companies BofA Merrill Lynch deemed relevant;

(f)	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(g)	considered the results of BofA Merrill Lynch’s efforts on behalf of the Company to solicit, at the direction of the Company, indications of interest from a select group of third parties with respect to a possible acquisition of the Company;

(h)	reviewed a draft, dated July 14, 2010, of the merger agreement; and

(i)	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of the Company that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Company forecasts, BofA Merrill Lynch was advised by the Company, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. BofA Merrill Lynch did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor did it make any physical inspection of the properties or assets of the Company. BofA Merrill Lynch did not evaluate the solvency or fair value of the Company or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of the Company, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on the Company or the contemplated benefits of the merger. BofA Merrill Lynch also assumed, at the direction of the Company, that the final executed merger agreement would not differ in any material respect from the draft merger agreement reviewed by BofA Merrill Lynch.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the per share merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the per share merger consideration to be received in cash by the holders of Company common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the per share merger consideration. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter. Except as described above, the Company imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Financial Analyses

Selected Publicly Traded Companies Analysis

BofA Merrill Lynch reviewed publicly available financial and stock market information for the Company and the following eleven publicly traded companies in the global healthy living industry that BofA Merrill Lynch deemed relevant:

•	Atrium Innovations Inc.

•	The Hain Celestial Group, Inc.

•	Herbalife Ltd.

•	Nu Skin Enterprises, Inc.

•	Nutrisystem, Inc.

•	Nutraceutical International Corporation

•	Perrigo Company

•	Schiff Nutrition International Inc.

•	USANA Health Sciences Inc.

•	Vitamin Shoppe, Inc.

•	Weight Watchers International, Inc.

BofA Merrill Lynch reviewed, among other things, enterprise values of the selected companies as a multiple of calendar years 2010 and 2011 estimated earnings before interest, taxes, depreciation and amortization, or EBITDA. BofA Merrill Lynch also reviewed price per share of the selected companies as a multiple of calendar year 2011 earnings per share, or P/E. BofA Merrill Lynch then applied multiples of 7.5x-8.5x calendar year 2010 estimated EBITDA and 6.5x-7.5x calendar year 2011 estimated EBITDA and of 10.0x-12.5x calendar year 2011 estimated P/E ratio derived from the selected publicly traded companies to corresponding data of the Company. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Estimated financial data of the Company were based on the Company forecasts. This analysis indicated the following implied per share equity reference ranges for the Company (rounded to the nearest $0.25), as compared to the per share merger consideration:

Implied per Share Equity Reference Ranges for the Company			Per share merger consideration
CY2010E EBITDA	CY 2011E EBITDA	CY2011E P/E
$49.75 – $56.75	$47.25 – $54.75	$41.50 – $52.00	$55.00

No company used in this analysis is identical or directly comparable to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared.

Selected Precedent Transactions Analysis

BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following 14 selected transactions involving companies in the global healthy living industry that BofA Merrill Lynch deemed relevant:

Date	Target	Acquirer
January 2010	Amerifit Brands, Inc.	Martek BioSciences Corporation

September 2009	Garden of Life, Inc.	Atrium Innovations, Inc.

August 2008	Optimum Nutrition, Inc.	Glanbia Plc

February 2007	General Nutrition Companies, Inc.	Ares Management LLC; Ontario Teachers’ Pension Plan

February 2006	Vitaquest International LLC	CK Life Sciences International (Holdings) Inc.
June 2005	Solgar Vitamin and Herb	NBTY, Inc.

March 2005	Vitaquest International LLC	MidOcean Partners

May 2004	Shaklee Corporation	Ripplewood Holdings LLC

May 2004	Leiner Health Products	North Castle Partners, LLC; Golden Gate Capital, Inc.

October 2003	General Nutrition Companies, Inc.	Apollo Management, L.P.

June 2003	Rexall Sundown, Inc.	NBTY, Inc.

December 2002	Vitamin Shoppe, Inc.	Bear, Stearns & Company

October 2002	Nellson Nutraceutical, Inc.	Fremont Partners

April 2002	Herbalife International Inc.	Whitney & Co., LLC; Golden Gate Capital, Inc.

BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company, based on the consideration payable in the selected transaction, as a multiple of the target company’s last 12 months, or LTM EBITDA. BofA Merrill Lynch then applied multiples of 6.5x-8.0x LTM EBITDA derived from the selected transactions to the Company’s LTM EBITDA, as of March 31, 2010. Estimated financial data of the selected transactions were based on public filings and other publicly available information. Estimated financial data of the Company were based on the company forecasts. This analysis indicated the following implied per share equity reference range for the Company (rounded to the nearest $0.25), as compared to the per share merger consideration:

Implied per Share Equity Reference Range for the Company	Per share merger consideration
LTM EBITDA
$43.75 – $54.50	$55.00

No company, business or transaction used in this analysis is identical or directly comparable to the Company or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which the Company and the merger were compared.

Discounted Cash Flow Analysis

BofA Merrill Lynch performed a discounted cash flow analysis of the Company to calculate the estimated present value of the estimated unlevered, after-tax free cash flows that the Company could generate during the

Company’s fiscal years 2011 through 2015 based on the Company forecasts. BofA Merrill Lynch calculated terminal values for the Company by applying terminal forward multiples of 5.5x to 7.5x to the Company’s fiscal year 2015 estimated EBITDA.

The cash flows and terminal values were then discounted to present value as of September 30, 2010 using discount rates ranging from 9.0% to 11.0% and net debt was subtracted. This analysis indicated the following implied per share equity reference range for the Company (rounded to the nearest $0.25), as compared to the per share merger consideration:

Implied per Share Equity Reference Range for the Company	Per share merger consideration
$45.75 – $62.25	$55.00

Other Factors

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

•

the historical trading performance of Company common stock from July 13, 2009 to July 13, 2010, noting that the low and high closing prices of Company common stock during such period was $28.90 to $50.51 per share;

•

stock price targets for Company common stock in recently published, publicly available Wall Street research analyst reports, noting that the low and high stock price targets discounted to present value utilizing a selected discount rate of 10.0% ranged from $29.00 to $50.00 per share;

•

the premia implied in certain all-cash transactions having a financial sponsor buyer and applied to the closing prices of Company common stock one week and one month prior to July 13, 2010 and a selected range of premia derived from corresponding pre-announcement periods for such transactions, which indicated an implied per share equity reference range for the Company of approximately $43.50 to $50.00; and

•

the implied per share equity value reference range for the Company of approximately $46.75 to $54.00 resulting from an illustrative maximum leverage buyout purchase price analysis which was based on a 20% to 25% targeted five-year return on equity, 7.0x – 8.0x enterprise value to 2015E EBITDA exit multiples, and a fixed leverage ratio of total debt to EBITDA.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and Parent. The estimates of the future performance of the Company in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses.

These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the per share merger consideration to be received in cash by the holders of shares of Company common stock in the merger and were provided to the board of directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of the Company.

The type and amount of consideration payable in the merger was determined through negotiations between the Company and Parent, rather than by any financial advisor, and was approved by the board of directors. The decision to enter into the merger agreement was solely that of the board of directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the board of directors or Company management with respect to the merger or the per share merger consideration.

The Company has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee currently estimated to be approximately $19 million, a portion of which was payable upon the rendering of BofA Merrill Lynch’s opinion and a significant portion of which is contingent on the completion of the merger. The Company also has agreed to reimburse BofA Merrill Lynch for its reasonable expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws. In addition, Bank of America, N.A., Banc of America Bridge LLC and Banc of America Securities LLC, affiliates of BofA Merrill Lynch are parties to, and will provide financing pursuant to the terms and subject to the conditions set forth in, the debt commitment letter described under “The Merger—Financing for the Merger” beginning on page [—], for which services such affiliates of BofA Merrill Lynch would receive significant compensation upon closing of the merger, including acting as (i) arranger for, and lender under, a senior secured term loan facility and senior secured revolving credit facility and (ii) lead underwriter or purchaser on a potential unsecured senior notes offering by Parent or, if such notes are not issued, lead arranger for and lender under a senior unsecured credit facility.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Parent and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to the Company and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as lender under certain credit facilities for the Company and (ii) having provided or providing certain treasury services and products to the Company. In addition, one of our affiliates acts as a specialist for the Company common stock on the New York Stock Exchange. In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to The Carlyle Group, an affiliate of Carlyle Partners V, L.P., the sole stockholder of Parent and certain of its affiliates and portfolio companies and have received or in the future may receive significant compensation for the rendering of these services, including (i) having acted or acting as financial advisor to The Carlyle Group and certain of its portfolio companies and affiliates in connection with certain mergers and acquisition transactions, (ii) having acted or acting as arranger, bookrunner and/or lender for The Carlyle Group and certain of its portfolio companies and affiliates in connection with the financing for various acquisition transactions, (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by The Carlyle Group and certain of its portfolio companies and affiliates and (iv) having provided or providing certain treasury and trade services and products to The Carlyle Group and certain of its portfolio companies and affiliates.

Certain Company Forecasts

The Company does not, as a matter of course, publicly disclose financial forecasts as to future financial performance, earnings or other results and is especially cautious of making financial forecasts due to unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving the Company, the Company provided Carlyle (and other interested bidders), the board of directors and their respective advisors with certain non-public financial forecasts that were prepared by management of the Company and not for public disclosure.

A summary of these financial forecasts is not being included in this document to influence your decision whether to vote for or against the proposal to adopt the merger agreement, but is being included because these financial forecasts were made available to Carlyle (and other interested bidders), the board of directors and their respective advisors. The inclusion of this information should not be regarded as an indication that our board of directors or its advisors or any other person considered, or now considers, such financial forecasts to be material or to be a reliable prediction of actual future results, and these forecasts should not be relied upon as such. Our management’s internal financial forecasts, upon which the financial forecasts were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. The financial forecasts cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. As a result, the inclusion of the financial forecasts in this proxy statement should not be relied on as necessarily predictive of actual future events.

In addition, the financial forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company. We believe the assumptions that our management used as a basis for this projected financial information were reasonable at the time our management prepared these financial forecasts, given the information our management had at the time. Important factors that may affect actual results and cause these financial forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to the Company’s business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described or referenced under “Cautionary Statement Concerning Forward-Looking Information” beginning on page [—] of this proxy statement. In addition, the forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. Accordingly, there can be no assurance that these financial forecasts will be realized or that the Company’s future financial results will not materially vary from these financial forecasts.

No one has made or makes any representation to any stockholder or anyone else regarding the information included in the financial forecasts set forth below. Readers of this proxy statement are cautioned not to rely on the forecasted financial information. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date such forecasts were made. We have not updated and do not intend to update, or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such forecasts were based are shown to be in error. The Company has made no representation to Carlyle, Parent, Merger Sub or any other person in the merger agreement or otherwise concerning these financial forecasts.

The financial forecasts are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Statement Concerning Forward-Looking Information” on page [—].

The following is a summary of the financial forecasts prepared by management of the Company and given to Carlyle (and other interested bidders), the board of directors and their respective advisors:

Summary Financial Forecasts

	Fiscal Year Ending September 30,
	2010E(1)	2011E(1)	2012E(1)	2013E(1)	2014E(1)	2015E(1)
	(dollars in millions)
Net Sales	$2,848	$3,054	$3,259	$3,465	$3,665	$3,857
Adjusted EBITDA(2)	$463	$498	$533	$569	$606	$642
Adjusted Operating Profit(3)	$393	$424	$454	$486	$517	$548

(1)	Forecasted values.

(2)	Adjusted EBITDA means net income, excluding the aggregate amount of all non-cash losses reducing net income (including stock based compensation and non-cash impairment charges), plus interest, taxes, depreciation and amortization.

(3)	Adjusted Operating Profit means net income, excluding the aggregate amount of all non-cash losses reducing net income (including stock based compensation and non-cash impairment charges), plus interest and taxes.

In preparing the summary financial forecasts, our management made the following assumptions with respect to the Company’s operating segments:

•	Wholesale/US Nutrition net sales continue to grow in excess of estimated industry growth as measured by third-party research.

•	North American and European Retail net sales increase attributable to new store openings, positive comparable store sales and continued implementation of current initiatives.

•	Direct Response / E-Commerce net sales grow attributable to continued implementation of current strategic plan, increasing e-commerce activity and the introduction of new websites.

•

Profit margins expand due to continued implementation of current initiatives and ability to leverage fixed costs after taking into account the current competitive market environment, including competitive pressures on our private label business.

Financing of the Merger

We anticipate that the total funds needed to complete the merger, including the funds needed to:

•

pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which, based upon the shares (and our other equity-based interests) outstanding as of July 30, 2010, would be approximately $3.6 billion;

•	refinance outstanding indebtedness that will come due as a result of the merger, which, as of July 30, 2010, was approximately $448.0 million;

•	cover the initial issuance discount, if any, for the debt that will finance the merger; and

•	pay fees and expenses related to the merger and the debt that will finance the merger,

will be funded through a combination of:

•	equity financing of up to $1.6 billion to be provided or secured by an investment fund affiliated with Carlyle, or other parties to whom it assigns a portion of its commitment;

•	a $1.5 billion senior secured term loan facility;

•

the issuance of $900 million in principal amount of senior unsecured notes (or, to the extent those notes are not issued at or prior to the closing of the merger, by a senior unsecured bridge loan facility); and

•	cash on hand of the Company.

Parent has obtained the equity commitment letter and the debt commitment letter described below. The funding under those commitment letters is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under the commitment letters will be sufficient to complete the transaction, but we cannot assure you of that. Those amounts might be insufficient if, among other things, we have substantially less cash on hand or one or more of the parties to the commitment letters fails to fund the committed amounts in breach of such commitment letters or if the conditions to such commitments are not met. Although obtaining the proceeds of any financing, including any financing under the commitment letters, is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay the Parent fee to the Company, as described under “The Merger Agreement—Termination Fees” beginning on page [—]. That obligation is guaranteed by the guarantor referred to below.

Equity Financing

Parent has entered into the equity commitment letter with the guarantor, dated July 15, 2010, pursuant to which the guarantor has committed to make or secure capital contributions to Parent at or prior to the closing of the merger up to a maximum of $1.6 billion in the aggregate to (i) fund the aggregate per share merger consideration and to pay any fees and expenses reasonably related thereto, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the surviving corporation in connection with the merger, the debt tender offer for the 2015 notes (as described under “Merger Agreement—Existing Indebtedness”) and the financing of the merger pursuant to the merger agreement and (iii) pay for any repayment or refinancing of indebtedness of the Company contemplated by the merger agreement or the commitment letters, including with respect to the 2015 notes (as described under “Merger Agreement—Existing Indebtedness”). The guarantor may assign a portion of the equity commitment to other investors. However, the assignment of any portion of the equity commitment to other investors will not affect the guarantor’s commitment to make or secure capital contributions pursuant to the equity commitment letter.

The guarantor’s obligation to fund the financing contemplated by the equity commitment is generally subject to the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement and the substantially contemporaneous funding of the debt financing pursuant to the terms and conditions of the debt commitment letter or any alternative financing that Parent and Merger Sub are required or permitted to accept from alternative sources pursuant to the merger agreement. The Company is a third-party beneficiary of the equity commitment letter to the extent that the Company seeks specific performance of Parent’s obligation to cause the guarantor to fund its equity commitment in certain circumstances in accordance with the terms of the merger agreement.

The obligation of the guarantor to fund its equity commitment will terminate upon the earlier to occur of (i) the valid termination of the merger agreement in accordance with its terms and (ii) the date that the Company or any of its affiliates asserts a claim against the guarantor in connection with the merger agreement (other than any claims against the guarantor under the limited guarantee or seeking specific performance of the guarantor’s obligation to contribute equity to Parent and to fund the equity commitment in accordance with the merger agreement).

Debt Financing

In connection with the entry into the merger agreement, Parent received a debt commitment letter, dated July 14, 2010, from the commitment parties. Pursuant to the debt commitment letter, the lenders have committed to provide, severally but not jointly, the aggregate of $2.6 billion in debt financing to Parent and Merger Sub, consisting of (i) a senior secured term loan facility in an aggregate principal amount of $1.5 billion, (ii) a senior secured revolving credit facility with a maximum availability of $200 million (provided that only a specified amount to be agreed between the parties may be drawn at the closing of the merger) and (iii) $900 million of senior unsecured bridge loans to the extent that some or all of the senior unsecured notes referred to in the next sentence are unable to be issued at or prior to the closing of the merger. It is expected that at the closing of the merger, $900 million principal amount of senior unsecured notes will be issued pursuant to Rule 144A of the Securities Act, or another private placement exemption in lieu of the senior unsecured bridge loans.

The facilities contemplated by the debt commitment letter are subject to customary closing conditions, including, without limitation:

(i)	that, except as set forth in the Company’s SEC filings since September 30, 2008 and prior to July 14, 2010 (excluding any risk factor disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or any other forward-looking statements of risk that do not contain a reasonable level of detail about the specific risks of which the statements warn) or the matters contained in the disclosure schedule that the Company delivered in connection with the merger agreement, since September 30, 2009, there shall not have been any changes, events or occurrences, that, individually or in the aggregate, have had or are reasonably likely to have, a material adverse effect (which term is defined in the debt commitment letter in a manner substantially the same as the definition of “Company material adverse effect” in the merger agreement);

(ii)	the negotiation, execution and delivery of definitive loan documents consistent with the terms set forth in the debt commitment letter and fee letter entered into between the parties, and consistent with certain specified documentation standards;

(iii)	no announcements, offerings, placements or arrangements of any debt securities or commercial bank or other credit facilities of Parent, the Company or any of their respective subsidiaries having occurred during the syndication period if in the reasonable judgment of the arrangers such debt securities or commercial bank or other credit facilities could be expected to materially impair the syndication of the debt facilities or the senior unsecured notes offering;

(iv)	consummation of the merger in accordance with the merger agreement (without giving effect to any amendments to the merger agreement or any waivers or consents thereof that are materially adverse to the lenders without the consent of the arrangers of the debt financing) concurrently with the initial funding of the debt facilities;

(v)	the accuracy of certain specified representations and warranties in the loan documents;

(vi)	receipt of the proceeds of the equity financing under the equity commitment letter;

(vii)	use of commercially reasonable efforts to obtain a corporate family rating and ratings for the Company, the facilities and the senior unsecured notes from each of S&P and Moody’s;

(viii)	delivery of certain customary closing documents (including, among others, a customary solvency certificate), specified items of collateral, “know your customer” and similar information and certain customary Company financial statements, including pro forma financial statements;

(ix)	payment of applicable costs, fees and expenses and other compensation, as contemplated by the debt commitment letter and fee arrangements;

(x)	receipt of an offering memorandum for the senior unsecured notes offering containing certain required financial information of the Company, and the applicable financial institution having been afforded a marketing period of at least 20 consecutive days for the placement of the notes beginning on the date of delivery to such financial institution of a preliminary offering memorandum, provided that (w) if such period has not ended prior to August 21, 2010, then it will not commence until September 7, 2010, (x) if such period has not ended prior to November 25, 2010, then it will not commence until November 29, 2010, (y) if such period has not ended prior to December 23, 2010, then it will not commence until January 4, 2011 and (z) such 20 consecutive day period shall be reduced to 18 consecutive days if such period begins on or after November 29, 2010 and is completed prior to December 23, 2010; and

(xi)	receipt of a confidential information memorandum and the arrangers having been afforded a marketing period of at least 20 consecutive days for the syndication of the debt facilities beginning on the date of the delivery to the arrangers of the confidential information memorandum, provided that such 20 consecutive day period shall end prior to August 21, 2010, commence after September 6, 2010, end before December 18, 2010 or commence after January 3, 2011.

The debt commitment letter is not subject to due diligence or a “market out” condition, which would allow lenders not to fund their commitments if the financial markets are materially adversely affected. There is a risk that the conditions to the debt financing will not be satisfied and the debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Unless otherwise agreed by the parties, the debt commitment letter will terminate upon the first to occur of (i) the execution and delivery of the financing documentation by all of the parties thereto, (ii) 5:00 p.m., New York City time, on December 31, 2010, provided that if the termination date is extended under certain provisions of the merger agreement then the December 31, 2010 date will be extended to January 31, 2011, (iii) the merger agreement is terminated without the consummation of the merger having occurred or (iv) the closing of the transactions contemplated by the merger agreement (x) in the case of the senior secured debt facilities, without the use of such facilities or (y) in the case of the senior unsecured bridge loans, without the use of such loans. In addition, the commitment to provide and arrange the senior unsecured bridge loans will terminate to the extent senior unsecured notes are issued at or prior to the time the transactions contemplated by the merger agreement are consummated.

Subject to the terms and conditions of the merger agreement, Parent has agreed to use its reasonable best efforts to obtain the debt financing on the terms and conditions described in the debt commitment letter and will not permit any amendment or modification to be made to the debt commitment letter or the equity commitment letter, or any waiver of any provision or remedy thereunder, if such amendment, modification or waiver (x) reduces the aggregate amount of the debt financing (including by changing the amount of fees to be paid or the original issue discount of the debt financing unless the equity financing is increased by a corresponding amount), or (y) imposes new or additional conditions or expands, amends or modifies any of the conditions to the receipt of the debt financing in a manner that would reasonably be expected to (i) delay or prevent the closing of the merger, (ii) make the funding of the debt financing (or satisfaction of the conditions thereto) less likely to occur or (iii) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other parties to the debt commitment letter or the definitive agreements with respect thereto, the ability of Parent or Merger Sub to consummate the transactions contemplated by the merger agreement or the likelihood of consummation of the transactions contemplated thereby.

Limited Guarantee

Pursuant to a limited guarantee delivered by the guarantor in favor of the Company, dated July 15, 2010, the guarantor has agreed to guarantee the performance and discharge of (a) the obligations of Parent and Merger Sub under the merger agreement to pay the Parent fee of $214,217,865 to the Company (plus the costs and expenses incurred in connection with any suit to enforce the payment thereof) as and when due and (b) the expense reimbursement and indemnification obligations of Parent and Merger Sub in connection with the arrangement of the financing of the merger and the retirement of certain existing indebtedness of the Company (we refer to such expenses as the expense payment obligations). See “The Merger Agreement—Termination Fees” beginning on page [—]. However, the guarantor’s obligations under the limited guarantee are subject to a cap equal to (x) $214,217,865 minus (y) any amount actually paid by Parent or Merger Sub to the Company in respect of certain expense payment obligations described in the next paragraph.

If Parent or Merger Sub has any expense payment obligations to the Company for which the Company requests payment prior to the closing of the merger or Parent otherwise requires any funds in order to pay out-of-pocket expenses incurred in connection with the arrangement of the financing for the merger, the guarantor is required to make or secure capital contributions to Parent in an amount sufficient to pay such expenses up to a maximum of $4.5 million prior to the effective time of the merger.

Subject to certain exceptions, the limited guarantee will terminate upon the earlier of (a) the effective time of the merger, (b) the six-month anniversary after the date the merger agreement is terminated in accordance with its terms in circumstances where the Parent fee does not become payable and there are no payment obligations of Parent and Merger Sub remaining unpaid and (c) the second anniversary of the date of the merger agreement, except, in the case of the foregoing clauses (b) and (c), if the Company has made a claim under the limited guarantee prior to such date, the relevant date will be the date that such claim is finally satisfied or otherwise resolved by agreement of the parties to the limited agreement or a final, non-appealable judgment of a governmental entity of competent jurisdiction.

Closing and Effective Time of Merger

The closing of the merger will take place on the later of (x) the second business day following the date on which the last of the conditions to closing of the merger (described under “The Merger Agreement—Conditions to the Merger” beginning on page [—]) has been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions) and (y) the final day of the marketing period (as described under “The Merger Agreement—Closing and Effective Time of the Merger; Marketing Period” beginning on page [—]) or an earlier day as may be specified by Parent on no less than two business days’ prior notice to the Company.

Assuming timely satisfaction of the necessary closing conditions, we anticipate that the merger will be completed by the end of 2010. The effective time of the merger will occur as soon as practicable following the closing of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Each record holder of shares of Company common stock (other than holders of solely the excluded shares) will be sent a letter of transmittal describing how such holder may exchange its shares of Company common stock for the per share merger consideration promptly, and in any event within two business days, after the completion of the merger.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the Company to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Interests of Certain Persons in the Merger

When considering the recommendation of the board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, those of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. For the purposes of all of the agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

Equity Compensation Awards

At the effective time of the merger, each outstanding and unexercised option to purchase shares of Company common stock, vested or unvested, issued under the Company’s equity plans or otherwise, will be cancelled and will entitle the holder to receive, as soon as reasonably practicable after the effective time of the merger (but in any case not later than three business days after the effective time of the merger), an amount in cash equal to the product of the total number of shares of Company common stock subject to such option multiplied by the amount, if any, by which $55.00 exceeds the exercise price per share of such option, without interest, less any applicable withholding taxes. At the effective time of the merger, each outstanding restricted stock unit issued under the Company’s equity plans or otherwise will be cancelled and entitle the holder to receive, as soon as reasonably practicable after the effective time of the merger (but in any case not later than three business days after the effective time of the merger), an amount in cash, for each restricted stock unit, equal to $55.00, without interest, less any applicable withholding taxes.

Based on the Company’s equity compensation holdings as of July 30, 2010, and assuming that the merger is completed on July 30, 2010, upon completion of the merger (1) the number of outstanding and unexercised options, vested or unvested (at exercise prices ranging from $5.47 to $43.88) held by each of Messrs. Rudolph, Kamil, Flaherty, Lindgren and Schneider that would entitle the holder to receive an amount in cash in exchange for such options are 826,971 options, 258,722 options, 56,716 options, 66,716 options and 71,145 options, respectively (with such options having a total “in the money” value of approximately $35,008,756 for Mr. Rudolph, $8,146,689 for Mr. Kamil, $1,546,137 for Mr. Flaherty, $1,841,082 for Mr. Lindgren and $1,889,132 for Mr. Schneider, based upon a $55.00 stock price) and (2) the number of restricted stock units held by each of Messrs. Rudolph, Kamil, Flaherty, Lindgren and Schneider that would entitle the holder to a cash payment equal to $55.00 per share are 8,573 restricted stock units, 5,716 restricted stock units, 1,075 restricted stock units, 1,075 restricted stock units and 1,783 restricted stock units, respectively (with such restricted stock units having a total value of approximately $471,515 for Mr. Rudolph, $314,380 for Mr. Kamil, $59,125 for Mr. Flaherty, $59,125 for Mr. Lindgren and $98,065 for Mr. Schneider, based upon a $55.00 stock price).

Based on the Company’s equity compensation holdings as of July 30, 2010, and assuming that the merger is completed on July 30, 2010, upon completion of the merger (1) the number of outstanding and unexercised options, vested or unvested (at exercise prices ranging from $25.50 to $43.88) held by the six non-employee directors (as a group) that would entitle the holder to receive an amount in cash in exchange for such options is 138,148 (with such options having a total “in the money” value of approximately $3,755,866, based upon a $55.00 stock price) and (2) the number of restricted stock units held by the six non-employee directors that would entitle the holder to a cash payment equal to $55.00 per share is 2,742 (with such restricted stock units having a total value of approximately $150,810, based upon a $55.00 stock price).

Employment Agreements

We previously entered into employment agreements with Scott Rudolph and Harvey Kamil. For both Mr. Rudolph and Mr. Kamil, the employment agreements provide for the payment of certain severance benefits if the executive is involuntarily terminated without “cause” or terminates his employment with “good reason” (each, as defined in his employment agreement), which we refer to as a qualifying termination. As of the date of this proxy statement, no discussions have occurred between either Mr. Rudolph and Mr. Kamil and the Company indicating that any such qualifying termination will occur.

In the event of a qualifying termination, each executive is entitled to receive (1) a lump sum cash payment equal to the sum of (x) base salary and accrued vacation pay through the date of termination, (y) three times base salary in effect immediately prior to the date of termination and (z) three times average actual annual bonus over the three prior fiscal years; (2) accelerated vesting of all outstanding equity awards, with stock options to remain exercisable for one year following the date of termination, or if earlier, until the end of the option term; (3) health, hospitalization and similar benefits continuation for three years following the date of termination and (4) if applicable, gross-up payments for excise taxes, payable by the executive under section 4999 of the Internal Revenue Code.

Based on the executives’ compensation levels as of July 30, 2010, and assuming that the merger is completed on July 30, 2010, and the executive experiences a qualifying termination immediately thereafter, the amount of the cash severance payment that would be payable to Mr. Rudolph and Mr. Kamil is approximately $5,979,675 and $3,809,790, respectively, and the estimated value of the health, hospitalization and similar benefits continuation they would receive is $36,000 each for both Mr. Rudolph and Mr. Kamil. Assuming these payments are made, Mr. Rudolph and Mr. Kamil would not be liable for excise taxes under section 4999 of the Internal Revenue Code and therefore would not be eligible to receive a corresponding tax gross-up. Receipt of the cash severance payment and other benefits upon such a qualifying termination is subject to the executive’s execution of a general release of claims in favor of the Company.

Nonqualified Deferred Compensation Life Insurance Agreements

The Company does not have traditional nonqualified deferred compensation arrangements with its executive officers. However, the Company has entered into deferred compensation life insurance agreements with certain executive officers, including Messrs. Rudolph, Kamil, Lindgren and Flaherty. Each agreement requires the Company to maintain a variable life insurance policy on the life of the officer. Upon retirement on or after age 65, each agreement currently provides that the officer will be entitled to receive (i) the cash surrender value of the insurance policy maintained on his life, pursuant to the officer’s previously made election (A) in a cash lump sum or (B) in monthly installments to be paid over a period not to exceed 10 years or (ii) the insurance policy. If the officer dies while employed by the Company, or retires and subsequently dies before receiving all the post-retirement payments, the officer’s beneficiary will be entitled to receive a lump sum payment equal to the death benefit under the insurance policy in full discharge of all the Company’s obligations under the deferred compensation agreement. If the officer’s employment with the Company is terminated involuntarily due to a permanent disability (as defined in the relevant deferred compensation life insurance agreement) before the officer’s voluntary retirement from the Company, the officer will receive a lump sum payment equal to the cash surrender value of the insurance policy unless the officer elects that the Company transfer the policy to him, and such payment or transfer will fully discharge all the Company’s obligations under the deferred compensation agreement. The officer will not be entitled to any benefits under the deferred compensation agreement if his employment with the Company is terminated under circumstances other than as described above.

Employee Stock Ownership Plan

Pursuant to the ESOP, the Company contributes shares of Company common stock (or funds the purchase of shares of Company common stock) from time to time, which are allocated among participants based upon their compensation for the year. Upon the consummation of the merger, our executive officers’ account balances will become fully vested and may be eligible for distribution or rollover to another “qualified account”, as applicable.

2010 Bonuses if Merger Closes in 2010

If the effective time of the merger occurs prior to September 30, 2010, immediately prior to the effective time of the merger, the Company will pay (i) each participant in the Company Executive Bonus Plan and (ii) each participant who has historically been eligible to receive a discretionary bonus in the ordinary course of business consistent with past practices who remains employed through the effective time of the merger for the year in which the effective time of the merger occurs, an annual bonus in an amount determined in a manner that is substantially consistent with past practice and equal to the product of (x) the annual bonus earned by each participant for the year in which the effective time of the merger occurs (assuming a full year of performance) as reasonably determined by us, not to exceed $15 million in the aggregate, and (y) a fraction, the numerator of which is the number of days elapsed in the plan year from the commencement of the plan year until the date on which the effective time of the merger occurs and the denominator of which is 365.

If the effective time of the merger occurs after September 30, 2010, we will be permitted, prior to the effective time of the merger, to pay annual bonuses for 2010 in an amount equal to the annual bonus earned by participants for the 2010 calendar year, in a manner that is substantially consistent with past practice and which shall not exceed $15 million in the aggregate.

Arrangements with the Surviving Corporation

As of the date of this proxy statement, no members of our current management have entered into any agreement, arrangement or understanding with Parent, Merger Sub or any of their respective affiliates regarding employment with, or the right to convert into or reinvest or participate in the equity of, the surviving corporation or Parent or any of its subsidiaries, and no members of management expect to enter into any such agreements, arrangements or understandings prior to completion of the merger. Moreover, as of the date of this proxy statement, no discussions have occurred between members of our current management and representatives of Parent with respect to any such agreement, arrangement or understanding, except that (1) Parent has agreed to provide severance benefits to employees who are not terminated for cause, based on the employee’s years of service with the Company or its subsidiaries, in an amount equal to one week of base pay for each year of service, subject to a minimum two weeks of pay and a maximum of 52 weeks of pay and (2) Parent has agreed to honor the Company’s and its subsidiaries’ obligations under existing employment agreements and benefits described above, as well as a retirement agreement to be entered into prior to the date of the closing of the merger pursuant to which Aram Garabedian, a director of the Company, will be eligible to receive full benefits under the Company’s Retirement Benefits Policy upon his retirement from the board of directors.

Except as disclosed in this proxy statement, there is no present or proposed material agreement, arrangement, understanding or relationship between Parent, Merger Sub, the guarantors or any of their respective executive officers, directors, controlling persons or subsidiaries, on the one hand, and the Company or any of its executive officers, directors, controlling persons or subsidiaries, on the other hand.

If the proposal to adopt the merger agreement is approved by our stockholders, some or all of our directors and officers may sell all or a portion of their shares of Company common stock following approval of the proposal to adopt the merger agreement by our stockholders and prior to the closing of the merger.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of Company common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Company common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Company common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership holding Company common stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to beneficial owners who hold shares of Company common stock as capital assets, and does not apply to shares of Company common stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, actually or constructively, in Parent or the surviving corporation after the merger, stockholders who validly exercise their rights under the DGCL to object to the merger or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold Company common stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion also does not address the U.S. tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address the receipt of cash in connection with the cancellation of shares of restricted stock units or options to purchase shares of Company common stock, or any other matters relating to equity compensation or benefit plans (including the 401(k) plan). This discussion does not address any aspect of state, local or foreign tax laws.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement

The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Company common stock (i.e., shares of Company common stock acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that the U.S. holder’s holding period for such shares of Company common stock is more than 12 months at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to tax at a maximum rate of 15% under current law. For taxable years beginning after December 31, 2010, the maximum rate is scheduled to return to the previously effective rate of 20%. There are limitations on the deductibility of capital losses. The gain or loss will generally be income or loss from sources within the U.S. for foreign tax credit limitation purposes.

Backup Withholding and Information Reporting

Backup withholding of tax (at the rate of 28%) may apply to cash payments to which a non-corporate U.S. holder is entitled under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete and sign, under penalty of perjury, an Internal Revenue Service Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the merger under the backup withholding rules will be allowable as a refund or a credit against such U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

Cash payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances and the application of state, local and foreign tax laws.

Regulatory Approvals and Notices

Under the terms of the merger agreement, the merger cannot be completed until (a) the waiting period applicable to the consummation of the merger under the HSR Act has expired or been terminated and (b) all required approvals by the EC, and, if applicable, any member state of the European Union, applicable to the merger under applicable law, have been obtained or any applicable waiting period thereunder has been terminated or has expired.

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on July 23, 2010 and each requested early termination of the waiting period. The FTC has not yet notified the parties whether their request for early termination of the applicable waiting period has been granted.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Under the EC Merger Regulation, the merger may not be completed until a notification has been filed with the EC and clearance has been received or the applicable waiting period has expired. The required notification under the EC Merger Regulation was filed on August [—], 2010, and the Company and Parent are awaiting clearance or the expiration of the applicable waiting period. The EC could prohibit the completion of the merger or seek divestiture of substantial assets of the Company or Parent as a condition for allowing the completion of the merger.

The merger may be subject to the applicable requirements of any member state of the European Union to which any of the transactions contemplated in the merger agreement may be referred pursuant to Article 9 of the EC Merger Regulation.

Under part IX of the Competition Act (Canada), each of the Company and Parent must file a notification with the Canadian Competition Bureau and the applicable waiting period must expire or terminate before the merger can be completed. Each of the Company and Parent filed such a notification on August [—], 2010 and will request early termination of the waiting period.

At any time before or after consummation of the merger, notwithstanding the expiry or termination of the waiting period under the Competition Act, the Competition Bureau could take such action under the Competition Act as it deems necessary to enforce that statute, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent.

Under Article 54 of Law No. 8,884, dated June 11, 1994, each of the Company and Parent is required to notify the CADE, Brazil’s antitrust tribunal, with respect to the proposed merger. Each of the Company and Parent filed such notification on August [—], 2010. Under Brazilian law, CADE’s approval is not required before the merger may be completed.

The Company is also required to provide notice to the FTC (pursuant to the consent decree entered on October 10, 2005 in connection with United States of America v. NBTY, Inc. (Civil Action No. CV 05 4793), U.S. District Court for the Eastern District of New York) at least 30 days prior to the consummation of the merger. The Company is also required to file General Information Notices with the NJDEP with respect to its industrial leased and owned real property located in New Jersey pursuant to ISRA. The Company filed such General Information Notices with the NJDEP on July 20, 2010. Under ISRA, the Company will need to retain a licensed site remediation professional for certain properties owned or leased by the Company or any of its subsidiaries in New Jersey, who will conduct environmental assessments and any necessary remedial work at those locations.

There can be no assurance that all of the regulatory approvals described above will be sought or obtained and, if obtained, there can be no assurance as to the timing of any approvals, the ability of Parent or the Company to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the merger on antitrust grounds and, if such a challenge is made, there can be no assurance as to its result.

Litigation Relating to the Merger

In connection with the merger, on July 21, 2010, a putative stockholder class action lawsuit, styled Gottlieb v. NBTY, Inc., was filed in the Supreme Court of New York, County of Nassau, against the Company, members of its board of directors, Parent, Merger Sub, and Carlyle asserting that the directors breached their fiduciary duties, and asserting that Parent, Merger Sub and Carlyle aided and abetted those alleged breaches of fiduciary duty. The Company and its directors believe that this lawsuit is without merit and intend to defend it vigorously.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information”, beginning on page [—].

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure schedule that the Company delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger.

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation. The officers of the Company immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

The certificate of incorporation of the surviving corporation will be in the form of the certificate of incorporation attached as an exhibit to the merger agreement, until amended in accordance with its terms or by applicable law. The bylaws of the surviving corporation will be the bylaws of the Company in effect immediately prior to the effective time of the merger until amended in accordance with its terms or by applicable law.

Following the completion of the merger, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act and to cease to be publicly traded.

Closing and Effective Time of the Merger; Marketing Period

The closing of the merger will take place on the later of (x) the second business day following the date on which the last of the conditions to closing of the merger (described under “The Merger Agreement—Conditions to the Merger”) has been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions) and (y) the final day of the marketing period (as described below) or an earlier day as may be specified by Parent on no less than two business days’ prior notice to the Company.

Assuming timely satisfaction of the necessary closing conditions, we anticipate that the merger will be completed by the end of 2010. The effective time of the merger will occur as soon as practicable following the closing of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of merger).

The marketing period is the first period of 20 consecutive calendar days after July 15, 2010, throughout which (a) Parent has the essential marketing information described below and (b) the closing conditions relating to the adoption of the merger agreement by our stockholders, receipt of required regulatory approvals and absence of any law or order prohibiting the consummation of the merger have been satisfied, and nothing has occurred and no condition exists that would prevent any of the other conditions to the obligations of Parent and Merger Sub to consummate the merger from being satisfied if the closing of the merger were to occur at any time during such 20-day period. The marketing period will not commence prior to September 7, 2010. If the marketing period has not ended on or prior to November 25, 2010, it will not commence until November 29, 2010 and further, if the marketing period has not ended on or prior to December 23, 2010, it will not commence until January 4, 2011, provided that such 20-day period will be reduced to 18 consecutive days if such period begins on or after November 29, 2010 and is completed on or before December 23, 2010. In addition, the marketing period will not be deemed to have commenced if before the completion of the marketing period, PricewaterhouseCoopers LLP withdraws its audit opinion with respect to any of the financial statements contained in our filings with the SEC since September 30, 2008 (or if the essential marketing information includes the Company’s audited financial statements as of, and for the 12-month period ending, September 30, 2010, then its audit opinion with respect to the audited financial statements as of such date). Further, the marketing period will end on any earlier date on which the debt financing is otherwise obtained.

Essential marketing information consists of, as of any date, (i) such financial statements, financial data and other pertinent information regarding the Company and its subsidiaries of the type required by SEC Regulation S-X and SEC Regulation S-K under the Securities Act for registered offerings of non-convertible debt securities, to the extent the same is of the type and form customarily included in private placements under Rule 144A to consummate a notes offering, as specified in writing by Parent within 20 days after the date of the merger agreement, and (ii) such other information as is otherwise necessary in order to receive customary “comfort” letters, including “negative assurance” comfort letters, from independent auditors with respect to the information referred to in clause (i) of this paragraph. If the Company in good faith reasonably believes it has delivered the essential marketing information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the marketing period will be deemed to have commenced on the date specified in that notice unless Parent in good faith reasonably believes the Company has not completed delivery of the essential marketing information and, within three business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which essential marketing information Parent reasonably believes the Company has not delivered).

Treatment of Company Common Stock, Options and Restricted Stock Units

Common Stock

At the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (except for the excluded shares) will convert into the right to receive the per share merger consideration, less any applicable withholding taxes. Company common stock owned by Parent, Merger Sub, the Company or any of their respective subsidiaries (and in each case not held on behalf of third parties) will be cancelled without payment of consideration. Company common stock owned by stockholders who have perfected and not withdrawn a demand for, or lost the right to, appraisal under the DGCL will be cancelled without payment of consideration. Such stockholders will instead be entitled to the appraisal rights provided under the DGCL as described under “Appraisal Rights.”

Options

At the effective time of the merger, each outstanding and unexercised option to purchase shares of Company common stock, vested or unvested, issued under the Company’s equity plans or otherwise, will be cancelled and will entitle the holder to receive, as soon as reasonably practicable after the effective time of the merger (but in any case not later than three business days after the effective time of the merger), an amount in cash equal to the product of the total number of shares of Company common stock subject to such option multiplied by the amount, if any, by which $55.00 exceeds the exercise price per share of such option, less any applicable withholding taxes.

Restricted Stock Units

At the effective time of the merger, each outstanding restricted stock unit issued under the Company’s equity plans or otherwise will be cancelled and will entitle the holder to receive, as soon as reasonably practicable after the effective time of the merger (but in any case not later than three business days after the effective time of the merger), an amount in cash, for each restricted stock unit, equal to $55.00, less any applicable withholding taxes.

Exchange and Payment Procedures

At the effective time of the merger, Parent will deposit, or will cause to be deposited, with the paying agent a cash amount in immediately available funds necessary for the paying agent to make payment of the aggregate per share merger consideration to the holders of shares of Company common stock, and thereafter will make available or cause to be made available to the paying agent any additional amounts necessary to make payments to such stockholders who withdraw or otherwise lose their demand for appraisal rights pursuant to the DGCL. With respect to the deposit of funds regarding shares of Company common stock held by The Depository Trust Company, or DTC, if the closing of the merger occurs at or prior to 11:30 a.m., Eastern time, on the date of the closing of the merger, and if the closing of the merger occurs after 11:30 a.m., Eastern time, on the first business day after the date of the closing of the merger, the paying agent will transmit to DTC an amount in cash in immediately available funds equal to the number of shares of Company common stock held of record by DTC immediately prior to the effective time of the merger multiplied by the per share merger consideration.

Promptly, and in any event within two business days, after the date of the closing of the merger, each record holder of shares of Company common stock (other than holders of solely the excluded shares) will be sent a letter of transmittal describing how it may exchange its shares of Company common stock for the per share merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the Company to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on the cash payable as the per share merger consideration upon your surrender of your certificate or certificates. Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the per share merger consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

From and after the effective time of the merger, there will be no transfers on our stock transfer books of shares of Company common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, a certificate is presented to the surviving corporation, Parent or the paying agent for transfer, such certificate will be cancelled and, subject to compliance with the exchange procedures set forth in the merger agreement, exchanged for the cash amount to which such person is entitled pursuant to the merger agreement.

Any portion of the per share merger consideration deposited with the paying agent that remains unclaimed by former record holders of Company common stock for 180 days after the effective time of the merger will be delivered to the surviving corporation. Record holders of Company common stock (other than the excluded shares) who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the per share merger consideration. None of the surviving corporation, Parent, the paying agent or any other person will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then, before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction, and, if required by Parent, post a bond in a customary amount as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Financing Covenant; Company Cooperation

Parent will use its reasonable best efforts to obtain the debt financing for the merger on the terms and conditions described in the debt commitment letter and will not permit any amendment or modification to be made to the debt commitment letter or the equity commitment letter, or any waiver of any provision or remedy thereunder, if such amendment, modification or waiver (x) reduces the aggregate amount of the debt financing (including by changing the amount of fees to be paid or the original issue discount of the debt financing unless the equity financing is increased by a corresponding amount) or (y) imposes new or additional conditions or otherwise amends, modifies or expands any of the conditions to the receipt of the debt financing in a manner that would reasonably be expected to (i) delay or prevent the closing of the merger, (ii) make the funding of the debt financing (or satisfaction of the conditions thereto) less likely to occur or (iii) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other parties to the debt commitment letter or the definitive agreements with respect thereto, the ability of Parent or Merger Sub to consummate the transactions contemplated by the merger agreement or the likelihood of the consummation of the transactions contemplated by the merger agreement.

Parent and Merger Sub will use their reasonable best efforts to:

•	maintain in effect the debt commitment letter until the transactions contemplated by the merger agreement are consummated;

•

satisfy all conditions and covenants applicable to Parent and Merger Sub in the debt commitment letter (including by consummating the financing pursuant to the terms of the equity commitment letter) at or prior to the closing of the merger and otherwise comply with their obligations under the commitment letters;

•	enter into definitive agreements with respect to the debt commitment letter on the terms and conditions (including the flex provisions) contained in the debt commitment letter;

•	consummate the financing at or prior to the closing of the merger; and

•	enforce their rights under the debt commitment letter.

Parent and Merger Sub will use their reasonable best efforts to cause the lenders and any other person providing equity or debt financing to fund, on the date of the closing of the merger, the equity and debt financing required to consummate the merger and the other transactions contemplated by the merger agreement. Parent and Merger Sub acknowledge in the merger agreement that the obtaining of any financing is not a condition to the closing of the merger, such that if any financing (or any alternative financing) has not been obtained, Parent and Merger Sub will continue to be obligated, subject to the satisfaction or waiver of the conditions to the closing of the merger specified in the merger agreement, to consummate the merger. If all or a portion of the debt financing to be obtained through the issuance of the senior unsecured notes has not been obtained on or prior to the closing of the merger, Parent will use its reasonable best efforts to cause, no later than the closing of the merger, the senior unsecured credit facility to be drawn, and the proceeds thereof to be used to replace such portion of senior unsecured notes issued at the closing of the merger.

If any portion of the debt financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the debt commitment letter, Parent is required to use its reasonable best efforts to arrange and obtain alternative financing from alternative sources on terms and conditions that are no less favorable, in the aggregate, to Parent (taking into account the flex provisions set forth in the debt commitment letter) than those set forth in the debt commitment letter, in an amount sufficient to consummate the transactions contemplated by the merger agreement as promptly as practicable following the occurrence of such event but no later than the earlier of the last business day of the marketing period.

Parent has agreed to keep us informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the debt financing and concurrently provide us with copies of all material documents provided to the lenders or otherwise related to the debt financing. We have agreed to use our reasonable best efforts to provide to Parent and Merger Sub (at Parent’s sole expense) all reasonable cooperation reasonably requested by Parent that is necessary in connection with the financing for the merger, including providing the essential marketing information to Parent, Merger Sub and their financing sources, participating in a reasonable number of meetings with third parties, assisting Parent and its financing sources in the preparation of customary offering memoranda, bank information memoranda, rating agency presentations and lender presentations relating to the debt financing, cooperating with the marketing efforts of Parent and its financing sources for all or any portion of the debt financing, providing and executing documents as may be reasonably requested by Parent and customary for financings of this kind, and including a customary solvency certificate, using commercially reasonable efforts to obtain accountant’s comfort letters and legal opinions reasonably requested by Parent, executing and delivering any pledge and security documents and any other documents reasonably requested by Parent and customary for financings similar to this financing.

Representations and Warranties

We made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and the matters contained in the disclosure schedule delivered by the Company in connection with the merger agreement. These representations and warranties relate to, among other things:

•	due organization, existence, good standing and authority to carry on our businesses;

•	our capitalization;

•	the absence of encumbrances on our ownership of the equity interests of our subsidiaries;

•	the absence of preemptive or other similar rights or any debt securities that give their holders the right to vote with our stockholders;

•	our corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against us;

•	the declaration of advisability of the merger agreement and the merger by the board of directors, and the approval of the merger agreement and the merger by the board of directors;

•	the absence of violations of, or conflicts with, our governing documents, applicable law and certain agreements as a result of our entering into and performing under the merger agreement;

•	the required governmental consents, approvals, notices and filings;

•	our SEC filings since September 30, 2008 and the financial statements included therein;

•	compliance with the Sarbanes-Oxley Act of 2002 and the listing and corporate governance rules and regulations of the NYSE;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	the absence of a Company material adverse effect (as described below) and the absence of certain other changes or events since September 30, 2009 through the date of the merger agreement;

•	the conduct of business in accordance with the ordinary course consistent with past practice since September 30, 2009 through the date of the merger agreement;

•	the absence of legal proceedings, investigations and governmental orders against us or our subsidiaries;

•	the absence of certain undisclosed liabilities;

•	employee benefit plans;

•	certain employment and labor matters;

•	compliance with applicable laws, government orders, licenses, permits and consent decrees, including the federal Food, Drug and Conservation Act and Foreign Corrupt Practices Act of 1977;

•	the absence of any stockholder rights plan or “poison pill” and inapplicability of any anti-takeover law to the merger;

•	environmental matters;

•	tax matters;

•	intellectual property;

•	insurance policies;

•	the receipt of opinions from BofA Merrill Lynch and Centerview;

•	the absence of any undisclosed broker’s or finder’s fees;

•	real property;

•	the absence of business relationships with persons on the U.S. Department of Treasury Office of Foreign Assets Control list of specially designated nations and blocked persons; and

•	material contracts and the absence of any default under any material contract.

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “Company material adverse effect,” which means a change, event or occurrence that has a material adverse effect on the financial condition, business or results of operations of the Company and its subsidiaries, taken as a whole; provided that none of the following will constitute or be taken into account in determining whether a “Company material adverse effect” has occurred or may, would or could occur:

•	changes generally affecting the economy, credit, capital or financial markets or political conditions, including changes in interest and exchange rates;

•

changes or effects from the entry into, announcement or performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement, including any litigation arising from allegations of any breach of fiduciary duty or violation of law or compliance by the Company with the terms of the merger agreement;

•	changes resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their affiliates;

•

any loss of, or adverse change in, the relationship of the Company or any of its subsidiaries with its customers, employees, financing sources, distributors or suppliers caused by the pendency or the announcement of the transactions contemplated by the merger agreement;

•

any action taken by the Company or our subsidiaries at Parent’s written request, or failure to take any action that is prohibited by the merger agreement to the extent that Parent fails to give its consent after receipt of a written request therefor;

•

to the extent the following changes, events, occurrences or effects do not materially and disproportionately adversely affect the Company and its subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Company and its subsidiaries operate:

•

changes resulting from factors generally affecting the industries in which the Company and its subsidiaries operate or in which the products or services of the Company and its subsidiaries are used or distributed;

•	changes or prospective changes in law or generally accepted accounting principles or the interpretation or enforcement thereof after the date of the merger agreement;

•	changes resulting from acts of war (whether or not declared), armed hostilities, sabotage or terrorism or any escalation or worsening thereof;

•	changes resulting from epidemics, pandemics, earthquakes, hurricanes, tornados or other natural disasters;

•	any changes or announcement of a potential change in the credit ratings of us, our subsidiaries or our respective securities;

•	a decline in the market price or trading volume of Company common stock or any of our publicly traded debt securities on the NYSE; or

•	any failure by the Company to meet any internal or public forecasts, projections or estimates of revenue or earnings for any period;

provided, however, that the exceptions provided in the three bullet points immediately above will not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company material adverse effect.

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	their due organization, existence, good standing and authority to carry on their businesses;

•	their corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against them;

•	the absence of violations of, or conflicts with, their governing documents, applicable law and certain agreements as a result of their entering into and performing under the merger agreement;

•	the required governmental consents, approvals, notices and filings;

•	the absence of legal proceedings and investigations against Parent and Merger Sub;

•	sufficiency of funds;

•	validity and enforceability of the commitment letters;

•	the absence of any default under the commitment letters;

•	the absence of contingencies related to the funding of the financing other than as set forth in the equity commitment letter or the debt commitment letter;

•	payment of fees under the commitment letters;

•	the capitalization of Merger Sub and Parent;

•	the absence of any undisclosed broker’s or finder’s fees;

•	solvency of Parent and the surviving corporation immediately following consummation of the merger;

•

the absence of Parent or its affiliates engaging in, or beneficially owning securities in excess of 5% of the outstanding capital stock of any person engaged in, any business competitive with the Company and its subsidiaries;

•	delivery of the executed limited guarantee;

•	the absence of certain agreements or compensation, financing or employee arrangements;

•

inapplicability of “interested stockholder” provisions of Section 203 of the DGCL to Parent or Merger Sub or any of their affiliates or appointees and related provisions under the Company’s certificate of incorporation; and

•	acknowledgment as to the absence of any representations and warranties with respect to any estimates, forecasts, projections, forward-looking statements or business plans provided by the Company.

The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will terminate upon the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions set forth in the merger agreement and the matters contained in the disclosure schedule delivered by the Company in connection therewith or as required by applicable law, between the date of the merger agreement and the effective time of the merger, unless Parent gives its prior written approval (which cannot be unreasonably withheld, delayed or conditioned), we and our subsidiaries will cause our businesses to be conducted in the ordinary course and, to the extent consistent therewith, we and our subsidiaries will use our reasonable best efforts to preserve our business organizations intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, employees and business associates.

Subject to certain exceptions set forth in the merger agreement and the matters contained in the disclosure schedule delivered by the Company in connection therewith or as required by law, we will not, and we will not permit our subsidiaries to, take any of the following actions without Parent’s written approval (which cannot be unreasonably withheld, delayed or conditioned):

•	make changes to organizational documents;

•	merge or consolidate the Company or our subsidiaries with any other person;

•	acquire assets outside the ordinary course of business for a purchase price in excess of $5 million, individually or in the aggregate;

•

issue, sell, pledge, dispose of, grant, transfer or encumber shares of capital stock (or securities convertible or exchangeable into capital stock, or any options, warrants or other rights to acquire shares of capital stock or convertible or exchangeable securities) of the Company or our subsidiaries (with customary exceptions);

•	make any loans, advances, capital contributions or investments in any person other than the Company or our wholly owned subsidiaries in excess of $5 million in the aggregate;

•

declare, set aside or pay any dividends or other distributions (other than dividends paid by wholly owned subsidiaries to the Company or to our other wholly owned subsidiaries) or enter into any agreement with respect to voting of our capital stock;

•

reclassify, split, combine, subdivide, redeem, purchase or acquire, directly or indirectly, any of its capital stock, or securities convertible or exchangeable into or exercisable for any shares of capital stock;

•

incur any indebtedness for borrowed money or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its subsidiaries, except for indebtedness for borrowed money under our existing credit agreement and our UK facility agreement;

•	make or authorize capital expenditures that are not provided for in the Company’s existing capital expenditures budget, in excess of $5 million in the aggregate;

•	make any material changes to any method of tax or accounting policies or procedures;

•

settle or compromise any litigation, audit, claim or action for more than $10 million individually or $30 million in the aggregate, except that with respect to any stockholder litigation related to the merger agreement, the merger or the other transactions contemplated by the merger agreement that is brought or threatened against the Company, the Company may not settle any such litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned);

•

make any material tax election, file any material amended tax return, settle or compromise any material tax liability, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund;

•

transfer, sell, pledge, lease, license, mortgage, surrender, encumber or otherwise dispose of any assets, product lines or businesses with a value in excess of $10 million in the aggregate, subject to certain exceptions;

•

grant or provide severance (except to any non-management level employees in the ordinary course of business consistent with past practice); increase the compensation or bonus for, or make equity awards to, directors or employees (except to any non-management level employees in the ordinary course of business consistent with past practice); or establish or terminate any benefit plans or collective bargaining agreements;

•

enter into or amend any collective bargaining agreements or other labor arrangements for the benefit of any current or former directors, consultants, officers or employees or any of their beneficiaries; or

•	agree, authorize or commit to do any of the foregoing.

Parent and Merger Sub are prohibited from knowingly taking or permitting any of their affiliates to take any action that is reasonably likely to prevent or delay the consummation of the merger.

Existing Indebtedness

Before the commencement of the marketing period, Parent may direct us to commence a tender offer and consent solicitation, which we refer to as the debt tender offer, for all of our outstanding 7 1/8% Senior Subordinated Notes due 2015, which we refer to as the 2015 notes, subject to the limitations in the indenture governing the 2015 notes. Parent and Merger Sub will provide such assistance as we reasonably request in connection with the debt tender offer and, simultaneously with and conditioned on the closing of the merger (but before we are required to pay for any 2015 notes accepted in the debt tender offer), will provide to the surviving corporation the funds necessary to consummate the debt tender offer and pay all related fees and expenses

(including those of any dealer managers). Neither we nor any of our subsidiaries will be required to make any payments (other than reasonable out-of-pocket costs) in connection with the debt tender offer or incur any other liability in connection with the debt tender offer. In the event Parent elects to direct us to commence the debt tender offer before the commencement of the marketing period, the parties will cooperate and cause the initial settlement of the debt tender offer to occur simultaneously with the closing of the merger. If a majority of the principal amount of the 2015 notes are tendered and accepted for payment, the Company will enter into a supplemental indenture reflecting the amendments to the indenture governing the 2015 notes approved by the holders of the 2015 notes conditioned upon the closing of the debt tender offer and receipt of the consents necessary to amend the indenture. The closing of the debt tender offer is conditioned on and will not occur prior to the effective time of the merger.

If Parent does not elect to conduct and complete the debt tender offer before the commencement of the marketing period or the conditions to the debt tender offer are not satisfied, the Company will comply with the provisions in the governing indenture relating to optional redemption and, if requested by Parent in writing, the Company, its subsidiaries and its representatives will, simultaneously with the effective time of the merger, issue a notice of optional redemption for all of the outstanding 2015 notes and take any other actions reasonably requested by Parent to facilitate the satisfaction and discharge of the 2015 notes pursuant to the indenture. Parent is required to deposit funds sufficient to effect such redemption and satisfaction and discharge at or prior to the Company taking such actions.

Solicitation of Acquisition Proposals

Except as permitted by the terms of the merger agreement described below, we have agreed in the merger agreement that the board of directors will not: (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to do so) in a manner adverse to Parent, the Company recommendation, or approve or recommend (or publicly propose or resolve to do so) an acquisition proposal; or (ii) cause or permit the Company to enter into any alternative acquisition agreement relating to an acquisition proposal.

Until 11:59 p.m., Eastern time, on August 18, 2010, we are permitted to:

•

initiate, solicit and encourage any inquiry or the making of acquisition proposals from third parties, including by providing third parties with non-public information pursuant to acceptable confidentiality agreements (provided that we promptly, and in any event, within 24 hours thereafter, make available to Parent and Merger Sub any material non-public information concerning the Company or our subsidiaries provided to any such third parties if not previously made available to Parent or Merger Sub); and

•	engage or enter into, continue or otherwise participate in discussions or negotiations with any person with respect to any acquisition proposal.

From and after the no-shop period start date, we are required to immediately cease any discussions or negotiations with any persons that may be ongoing with respect to any acquisition proposals, except with respect to any excluded parties. At any time from and after the no-shop period start date and until the effective time of the merger or, if earlier, the termination of the merger agreement, we, our subsidiaries and our respective officers and directors may not:

•	initiate, solicit or knowingly encourage any inquiry or the making of any acquisition proposals;

•	engage in, continue or otherwise participate in discussions or negotiations with any person with respect to any acquisition proposal;

•	provide any non-public information or data concerning the Company and its subsidiaries to any person relating to an acquisition proposal;

•	enter into any agreement or agreement in principle with respect to any acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

Notwithstanding the foregoing, the Company may continue to engage in the activities described above with the excluded parties following the no-shop period start date.

However, at any time from and after the no-shop period start date and prior to the time our stockholders adopt the merger agreement, if the Company receives a written acquisition proposal from any person that did not result from a breach of the Company’s obligations under the preceding paragraph, we may:

•	contact such person to clarify the terms and conditions of such proposal;

•

engage in discussions or negotiations with such person, and provide non-public information concerning the Company and our subsidiaries requested by such person subject to an acceptable confidentiality agreement (provided that we promptly and, in any event, within 24 hours, make available to Parent and Merger Sub any material non-public information concerning the Company or our subsidiaries provided to such person if not previously made available to Parent or Merger Sub), if our board of directors prior to taking any such actions, (x) determines in good faith (after consultation with outside legal counsel) that failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable law and (y) determines in good faith (after consultation with its financial advisor) that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal; and

•

authorize, approve, adopt, recommend or otherwise declare advisable an acquisition proposal or propose to do any of the foregoing (publicly or otherwise) if our board of directors determines in good faith (after consultation with outside legal counsel and its financial advisor) that such acquisition proposal is a superior proposal.

At any time before the merger agreement is adopted by our stockholders, we may terminate the merger agreement and enter into an alternative acquisition agreement with respect to a superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee to Parent. See “The Merger Agreement—Termination Fees”. In addition, at any time prior to the time our stockholders adopt the merger agreement, our board of directors may effect a change of recommendation if it believes in good faith, after consultation with outside counsel, that failure to do so could be inconsistent with its fiduciary obligations under applicable law.

However, prior to effecting a change of recommendation in connection with a superior proposal or terminating the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal:

•

we must notify Parent at least 72 hours in advance of our intention to effect a change of recommendation in respect of a superior proposal or to terminate the merger agreement in respect of a superior proposal specifying the identity of the person making such superior proposal and the material terms of such superior proposal and attaching the most current version of such agreement;

•

after providing such notice and prior to taking any such action, we must negotiate with Parent and Merger Sub in good faith (to the extent Parent desires to negotiate) during such 72 hour period to make revisions in the terms of the merger agreement as would permit our board of directors not to take any such action with respect to such a superior proposal; and

•

our board of directors must have considered in good faith any changes to the merger agreement, the commitment letters and the limited guarantee offered in writing by Parent in a manner that would form a contract if accepted by the Company and must have determined in good faith that the superior proposal would still constitute a superior proposal if such changes were given effect.

Nothing in the provisions of the merger agreement relating to acquisition proposals prevents us from complying with our disclosure obligations under U.S. federal or state law with regard to an acquisition proposal, including taking and disclosing to our stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or making any similar communication to our stockholders, or making any “stop-look-and-listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act to our stockholders.

In this proxy statement we refer to (i) any proposal or offer with respect to a merger, consolidation, business combination or similar transaction involving the Company or any of its subsidiaries or (ii) any acquisition by any person or group of persons resulting in, or proposal or offer to acquire by tender offer, share exchange or in any manner which, if consummated, would result in any person or group of persons becoming the beneficial owner of more than 20% of the total voting power or of any class of equity securities of the Company, or more than 20% of the consolidated total assets, of the Company and its subsidiaries, taken as a whole, other than the transactions contemplated in the merger agreement, as an “acquisition proposal”.

In this proxy statement we refer to any acquisition proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that our board of directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal (including the financing thereof) and the person making the proposal, and if consummated, would result in a transaction more favorable to our stockholders from a financial point of view than the transaction contemplated by the merger agreement as a “superior proposal”.

Stockholders Meeting

Subject to fiduciary obligations under applicable law, we are required to take all reasonable action necessary to convene a meeting of our stockholders as promptly as practicable after the mailing of this proxy statement to consider and vote upon the adoption of the merger agreement. We may postpone or adjourn the stockholders meeting (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which our board of directors has determined in good faith after consultation with outside counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by our stockholders prior to the stockholders meeting, (iv) if required by law or (v) in the event we have provided timely written notice to Parent and Merger Sub of our intention to effect a change of recommendation or terminate the merger agreement in light of a superior proposal and the deadline with respect to such notice has not been reached. Subject to the provisions of the merger agreement discussed above under “The Merger Agreement—Solicitation of Acquisition Proposals”, our board of directors will recommend that our stockholders vote to adopt the merger agreement, include such recommendation in this proxy statement and take all reasonable lawful action to solicit adoption of the merger agreement.

Parent has agreed to vote or cause to be voted any shares of Company common stock beneficially owned by it or its subsidiaries in favor of the proposal to adopt the merger agreement. Parent previously executed and delivered, in its capacity as the sole stockholder of Merger Sub, a written consent adopting the merger agreement.

Filings; Other Actions; Notification

We and Parent will cooperate with each other and use (and will cause our respective affiliates to use) our respective reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things reasonably necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable, including effecting the regulatory filings described under “The Merger—Regulatory Approvals and Notices” and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement.

We and Parent have agreed, subject to certain exceptions and applicable law, to:

•

furnish the other, upon request, with all information concerning itself, its affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or their respective affiliates in connection with the merger and the transactions contemplated by the merger agreement;

•

keep the other apprised of the status of matters relating to completion of the transactions contemplated in the merger agreement. Neither the Company nor Parent will permit any of its officers or any other representatives to participate in any meeting with any governmental entity in respect of any filing, investigation or other inquiry with respect to the merger and the other transactions contemplated by the merger agreement unless it consults with the other party in advance and, to the extent permitted by that governmental entity, gives the other party the opportunity to attend and participate;

•

subject to the terms and conditions of the merger agreement, promptly provide each federal, state, local or foreign court or governmental entity with jurisdiction over any applicable antitrust laws non-privileged information and documents that they request or that are necessary, proper or advisable to permit completion of the transactions contemplated by the merger agreement;

•

use reasonable best efforts to avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment, investigation or law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the merger agreement, including the proffer and agreement by Parent of its willingness to sell or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, disposal and holding separate of, such assets, categories of assets or businesses or other segments of us or Parent or our respective subsidiaries or affiliates if such action is reasonably necessary to avoid, prevent, eliminate or remove the actual or threatened commencement of any investigation or proceeding in any forum or issuance or enactment of any order, decree, decision, determination, judgment or law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger and the other transactions contemplated by the merger agreement by any governmental entity; and

•

if any injunction, decision, order, judgment, determination, decree or law is or becomes reasonably foreseeable to be entered, issued or enacted in any proceeding, review or inquiry that would make consummation of the merger in accordance with the terms of the merger agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger or the other transactions contemplated by the merger agreement, use reasonable best efforts to take all steps necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit the consummation of the merger on a schedule as close as possible to that contemplated by the merger agreement.

Employee Benefit Matters

Parent has agreed that it will, and will cause the surviving corporation after the completion of the merger to:

•

during the period commencing at the effective time of the merger and ending on December 31, 2011, provide our employees and the employees of our subsidiaries with (i) base salary or base hourly wages which are no less than the base salary or base hourly wages provided immediately prior to the effective time of the merger, (ii) employee benefits, including cash-based bonus opportunities, that are substantially comparable in the aggregate to those provided immediately prior to the effective time of the merger and (iii) severance benefits that are no less favorable than those provided for in the merger agreement and described above under “The Merger—Interests of Certain Persons in the Merger—Arrangements with the Surviving Corporation”; provided, however, that Parent and its affiliates (including the surviving corporation) will not be required to take into account any equity compensation or bonus performance targets when determining whether employee benefits are substantially comparable;

•

cause any employee benefit plans which our employees and the employees of our subsidiaries are entitled to participate in to take into account for purposes of eligibility, vesting and benefit accrual thereunder (other than any benefit accrual under any defined benefit pension plans), service by our employees and the employees of our subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company or any of its subsidiaries (except to the extent it would result in a duplication of benefits);

•

cause the surviving corporation and any successor thereto to honor the Company’s and its subsidiaries’ obligations under the agreements identified in the merger agreement in accordance with their terms; and

•

if the effective time of the merger occurs prior to September 30, 2010, pay (i) each participant in the Company Executive Bonus Plan and (ii) each participant who has historically been eligible to receive a discretionary bonus in the ordinary course of business consistent with past practices who remains employed through the effective time of the merger for the year in which the effective time of the merger occurs, an annual bonus in an amount determined in a manner that is substantially consistent with past practice and equal to the product of (x) the annual bonus earned by each participant for the year in which the effective time of the merger occurs (assuming a full year of performance) as reasonably determined by us, not to exceed $15 million in the aggregate, and (y) a fraction, the numerator of which is the number of days elapsed in the plan year from the commencement of the plan year until the date on which the effective time of the merger occurs and the denominator of which is 365; if the effective time of the merger occurs after September 30, 2010, we will be permitted to pay annual bonuses for 2010 in an amount equal to the annual bonus earned by participants for the 2010 calendar year, in a manner that is substantially consistent with past practice and which shall not exceed $15 million in the aggregate.

Parent has acknowledged that a “change in control” or “change of control” within the meaning of certain benefit plans will occur upon the effective time of the merger.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been duly adopted by holders of a majority of the outstanding shares of Company common stock entitled to vote thereon;

•

(a) the waiting period applicable to the consummation of the merger under the HSR Act has expired or early terminated and (b) all required approvals by the EC and, if applicable, any member state of the European Union, in each case, applicable to the merger, have been obtained or the waiting period applicable thereunder has expired or been terminated; and

•	as of the date of the closing of the merger, no court or governmental entity of competent jurisdiction has enacted, issued, enforced or entered any order.

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Parent at or prior to the effective time of the merger of the following additional conditions:

•

our representations and warranties regarding capitalization and our corporate power and authority matters must be true and correct in all respects as of the date of the merger agreement and as of the date of the closing of the merger as if made on and as of such date (except, in the case of the representations and warranties with respect to capitalization matters, for such inaccuracies that are de minimis relative to such representations and warranties taken as a whole, and for those representations and warranties which address matters only as of an earlier date, which shall have been true and correct as of such earlier date);

•

our other representations and warranties set forth in the merger agreement, disregarding all qualifications and exceptions relating to materiality or Company material adverse effect, must be true and correct as of the date of the merger agreement and as of the date of the closing of the merger as if made on and as of such date (or, if given as of a specific date, at and as of such earlier date), except where the failure to be true and correct does not and is not reasonably likely to have, individually or in the aggregate, a Company material adverse effect;

•	the Company has performed in all material respects its obligations under the merger agreement at or prior to the date of the closing of the merger;

•

the Company has delivered to Parent a certificate signed by our Chief Executive Officer or our Chief Financial Officer certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of the Company have been satisfied;

•

except as disclosed in the Company’s filings with the SEC since September 30, 2008 and prior to the date of the merger agreement (excluding any risk factor disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or any other forward-looking statements of risk that do not contain a reasonable level of detail about the specific risks of which the statements warn) and subject to the matters contained in the disclosure schedule delivered by the Company in connection with the merger agreement, from the date of the merger agreement until the effective time of the merger, there has not occurred and be continuing any change, event or occurrence that has had or is reasonably likely to have, individually or in the aggregate, a Company material adverse effect; and

•	the Company has delivered to Parent a certificate to the effect that Company common stock is not a U.S. real property interest.

Our obligation to effect the merger is subject to the satisfaction or waiver (in writing) by us at or prior to the effective time of the merger of the following additional conditions:

•

the representations and warranties of Parent set forth in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger as though made on and as of such date (except to the extent they speak as of an earlier date, in which case they shall be true and correct as of such earlier date) except where the failure of such representations and warranties to be so true and correct does not materially and adversely affect the ability of Parent or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement;

•	each of Parent and Merger Sub has performed in all material respects its obligations under the merger agreement at or prior to the date of the closing of the merger; and

•

Parent has delivered to the Company a certificate signed by a senior executive officer of Parent certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of Parent and Merger Sub have been satisfied.

The conditions to each of the parties’ obligations to complete the merger are for the sole benefit of such party and may be waived by such party in whole or in part (to the extent permitted by applicable laws).

Termination

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by either Parent or the Company, if:

•

the merger has not been consummated by the termination date (but this right to terminate the merger agreement will not be available to Parent if the Company has the right to terminate the merger agreement due to a material breach by Parent of any of its representations, warranties, covenants or agreements);

•	our stockholders meeting has been held and completed and our stockholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting; or

•	an order has become final and non-appealable.

However, none of the termination rights described in the preceding bullet points will be available to any party that has breached in any material respect its obligations under the merger agreement in any manner that was the primary cause of, or the primary factor that resulted in, the failure of a condition to the consummation of the merger to have been satisfied on or before the termination date.

•	by the Company, if:

•

at any time prior to the adoption of the merger agreement by our stockholders, (i) our board of directors authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal, (ii) immediately prior to or substantially concurrently with the termination of the merger agreement, we enter into an alternative acquisition agreement with respect to a superior proposal and (iii) we pay Parent the termination fee discussed under “The Merger Agreement—Termination Fees” (provided that this right will not be available to us unless we have complied with the notice and other requirements described under “Merger Agreement—Solicitation of Acquisition Proposals beginning on page [—]”);

•

there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement, and such breach or failure to be true cannot be cured or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by the Company to Parent and (ii) the date that is three business days prior to the termination date (provided that we will not have this right to terminate if we are then in material breach of any of our representations, warranties, covenants or other agreements that would result in the conditions to the obligation of Parent and Merger Sub to consummate the merger not to be satisfied);

•

the board of directors makes an intervening event change of recommendation, and we, immediately prior to or substantially concurrently with such termination, pay to Parent the termination fee discussed under “The Merger Agreement—Termination Fees” beginning on page [—]; or

•

the conditions to the obligations of Parent and Merger Sub have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), and Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within two business days following the date on which the closing of the merger should have occurred under the merger agreement and we stood ready, willing and able to consummate the merger on that date.

•	by Parent, if:

•	the board of directors makes a change of recommendation; or

•

there has been a breach of a representation, warranty, covenant or agreement made by the Company in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the merger agreement, and such breach or failure to be true cannot be cured or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by Parent to the Company and (ii) the date that is three business days prior to the termination date (provided that Parent will not have this right to terminate if it is then in material breach of any of its representations, warranties, covenants or other agreements that would result in the conditions to the obligation of the Company to consummate the merger not to be satisfied).

Termination Fees

We are required to pay Parent a termination fee equal to $53,554,466 if the merger agreement is terminated in connection with an alternative acquisition agreement entered into with an excluded party and a termination fee equal to $98,183,188 in all other circumstances if:

•

before adoption of the merger agreement by our stockholders, (x) the merger agreement is terminated due to the occurrence of the termination date or our stockholders not having adopted the merger, (y) any person makes a bona fide acquisition proposal after the date of the merger agreement but prior to such termination, which proposal is not been publicly withdrawn prior to such termination or stockholders meeting, as applicable, and (z) within 12 months of such termination, we enter into a definitive agreement with respect to an acquisition proposal and such acquisition proposal is consummated (provided that references to 20% in the definition of “acquisition proposal” shall be deemed to be references to 50%);

•	Parent terminates the merger agreement due to the board of directors having made a change of recommendation;

•

we terminate the merger agreement after the board of directors has authorized the Company to enter into an alternative acquisition agreement with respect to a superior proposal and we enter into an alternative acquisition agreement with respect to a superior proposal or the board of directors makes an intervening event change of recommendation; or

•

as a result of a knowing and willful material breach of the merger agreement by the Company, Parent is entitled to terminate, and does terminate the merger agreement based on a breach of a representation, warranty, covenant or agreement made by the Company in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of conditions to the closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by the Company with its obligations under the merger agreement, and such breach or failure to be true cannot be cured or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by Parent to the Company and (ii) the date that is three business days prior to the termination date.

Parent Fee

Parent must pay us the Parent fee of $214,217,865, less the sum of (i) Parent’s reimbursement and indemnification obligations in connection with the arrangement of the financing of the merger, and (ii) any payment, reimbursement and indemnification obligations of Parent in connection with the debt tender offer, in the event we terminate the merger agreement because:

•

there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, which breach or failure to be true would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement, and such breach or failure to be true cannot be cured or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by the Company to Parent and (ii) the date that is three business days prior to the termination date; or

•

the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), and Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within two business days following the date on which the closing of the merger should have occurred under the merger agreement and we stood ready, willing and able to consummate the merger on that date.

The guarantor has agreed to guarantee the obligation of Parent to pay the Parent fee and to guarantee the performance and discharge of certain expense reimbursement and indemnification obligations of Parent and Merger Sub, in each case pursuant to the limited guarantee.

Expenses

The surviving corporation will pay all charges and expenses in connection with the exchange and payment procedures (including those of the paying agent) and receipt of amounts due to equity holders. All costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement and the financing thereof will be paid by the party incurring such expense, except Parent will reimburse and indemnify the Company for expenses incurred by the Company or its subsidiaries in connection with the cooperation of the Company and its subsidiaries with respect to the arrangement of the financing of the merger and the retirement of certain existing indebtedness of the Company.

Remedies

Our receipt of the Parent fee and the reimbursement and indemnification obligations of Parent discussed above under “Parent Fee”, including the guarantee thereof by the guarantor, will, subject to certain rights to equitable relief, including specific performance described below, be our sole and exclusive remedy against Parent, Merger Sub, the guarantor and any of their respective former, current or future, general or limited partners, stockholders, managers, members, directors, officers, employees, affiliates or agents for any loss suffered with respect to the merger agreement, the limited guarantee, the transactions contemplated thereby, the termination of the merger agreement, any breach of the merger agreement by Parent or Merger Sub or the failure of the merger to be consummated, and will be made in full and complete satisfaction of any and all monetary damages of the Company in connection with such losses and any claims or actions under applicable law arising out of any such breach, termination or failure. Upon payment of such amounts, none of Parent, Merger Sub, their financing sources, the guarantor or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, employees, affiliates or agents will have any further liability or obligation to the Company relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement or any claims or actions under applicable law arising out of any breach, termination or failure described in the preceding sentence.

Parent’s receipt of the termination fee payable by us will, subject to certain rights to equitable relief, including specific performance described below, be the sole exclusive remedy of Parent, Merger Sub, the guarantor and their respective affiliates against the Company, its subsidiaries and any of their respective former, current or future general or limited partners, stockholders, directors, officers, employees, managers, members, affiliates or agents for losses suffered in connection with the merger agreement, the transactions contemplated by the merger agreement, the termination of the merger agreement, any breach of the merger agreement by us or the failure of the merger to be consummated and will be made in full and complete satisfaction of any and all monetary damages of Parent and Merger Sub in connection with such losses and any claims or actions under applicable law arising out of any such breach, termination or failure. Upon payment of such amount, we, our subsidiaries and our respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, affiliates or agents will not have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement or any claims or actions under applicable law arising out of any breach, termination or failure described in the preceding sentence.

Under no circumstances will the Company be entitled to monetary damages in excess of the amount of the Parent fee payable by Parent, or Parent or Merger Sub be entitled to monetary damages in excess of the amount of the termination fee, other than costs and expenses incurred in connection with any action to enforce the payment of any such fee. In addition, neither the Company nor Parent will be entitled to any other damages, including consequential, special, indirect or punitive damages, and while the parties may pursue both a grant of specific performance and the payment of the fee by the other party, no party will be permitted or entitled to receive both a grant of specific performance and all or any portion of the fee payable by the other party.

The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity. The merger agreement explicitly allows us to seek specific performance of Parent’s obligation to cause the equity financing for the merger to be funded if (i) all the conditions to the obligations of Parent and Merger Sub to effect the merger described under “The Merger Agreement—Conditions to the Merger” beginning on page [—] have been satisfied (or, with respect to certificates to be delivered at the closing of the merger, are capable of being satisfied upon the closing of the merger) at the time when the closing of the merger would have occurred but for the failure of the equity financing to be funded, (ii) debt financing (or alternative financing) for the merger has been funded or will be funded if the equity financing is funded at the closing of the merger and (iii) we irrevocably confirm that if such specific performance is granted and the equity and debt financing are funded then the closing of the merger will occur.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time of the merger, Parent and the surviving corporation will indemnify and hold harmless (and Parent will advance expenses to) our and our subsidiaries’ present and former officers and directors against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, arising out of or related to such officer’s or director’s service as a director or officer of the Company or its subsidiaries (or services performed at our request) at or prior to the effective time of the merger (including in connection with the merger agreement or the transactions contemplated thereby and actions to enforce such indemnification or advancement rights) to the fullest extent permitted by law.

We are required to (and if we are unable to do so, Parent will cause the surviving corporation to) obtain a six-year “tail” insurance policy with respect to the currently existing officers’ and directors’ liability insurance policy and fiduciary liability insurance policy. Such policy must be obtained from an insurance carrier with the same or better credit rating as our insurance carrier as of the date of the merger agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance and must have terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as our existing policies with respect to any matter claimed against our and our subsidiaries’ present and former officers serving in such capacity that existed or occurred at or prior to the effective time of the merger. This obligation is subject to a cap of 300% of the annual premium amount we are currently paying for such insurance.

If we or the surviving corporation, as applicable, fail to purchase such policies, then Parent has agreed to cause the surviving corporation to continue to maintain the current policies in place or to use reasonable best efforts to purchase comparable policies, in each case, for the six-year period following the effective time of the merger. Parent’s obligation to provide this insurance will be capped at 300% of the annual premium amount we are currently paying for such insurance. If the annual premium amount for such coverage exceeds the cap, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding the amount of the cap.

The present and former directors and officers of the Company will have the right to enforce the provisions of the merger agreement relating to their indemnification and are express third party beneficiaries of the merger agreement solely for this purpose.

Access

Subject to certain exceptions, we will, upon reasonable prior written notice, afford Parent and its authorized representatives reasonable access to the Company and furnish Parent information concerning our business, properties and personnel as may reasonably be requested.

Modification or Amendment

At any time prior to the effective time of the merger, the parties to the merger agreement may modify or amend the merger agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

MARKET PRICE OF COMPANY COMMON STOCK

The Company common stock is listed for trading on the NYSE under the symbol “NTY”. The table below shows, for the periods indicated, the high and low prices for the Company common stock, as reported by Bloomberg L.P.

	Common Stock Price
	High	Low
Fiscal Year Ended September 30, 2008
First Quarter ended December 31	$41.40	$25.31
Second Quarter ended March 31	$32.62	$20.85
Third Quarter ended June 30	$36.94	$25.97
Fourth Quarter ended September 30	$37.26	$26.93

Fiscal Year Ended September 30, 2009
First Quarter ended December 31	$29.98	$13.10
Second Quarter ended March 31	$19.26	$12.22
Third Quarter ended June 30	$28.95	$13.74
Fourth Quarter ended September 30	$40.46	$27.03

Fiscal Year Ending September 30, 2010
First Quarter ended December 31	$44.88	$35.52
Second Quarter ended March 31	$50.27	$41.46
Third Quarter ended June 30	$51.00	$31.80
Fourth Quarter ending September 30, 2010 (through July 30, 2010)	$54.19	$33.42

The closing price of Company common stock on the NYSE on July 14, 2010, the last trading day prior to the public announcement of the merger agreement, was $37.47 per share of Company common stock. On [—], 2010, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Company common stock on the NYSE was $[—] per share of Company common stock. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

The Company has not paid any cash dividends on shares of Company common stock since its incorporation. Future determination as to the payment of cash or stock dividends will depend upon the Company’s results of operations, financial condition, capital requirements, restrictions contained in our existing credit agreement, limitations contained in the indenture governing the 2015 notes, and such other factors as the board of directors considers appropriate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of Company common stock beneficially owned as of as of July 30, 2010 by: (i) each director of the Company; (ii) our named executive officers, consisting of Messrs. S. Rudolph, Kamil, Flaherty, Lindgren and Schneider; (iii) all of our current directors and executive officers as a group; (iv) each person or entity the Company knows to beneficially own more than 5% of the outstanding shares of Company common stock; and (v) the ESOP:

	Number of Shares Beneficially Owned(a)	Percent of Class(a)
Directors**
Scott Rudolph(b)	4,997,263	7.8%
Arthur Rudolph(c)	120,392	*
Michael L. Ashner(d)	45,000	*
Glenn Cohen(d)	—	*
Aram G. Garabedian(d)	8,000	*
Neil H. Koenig(d)	8,500	*
Peter J. White(d) (e)	18,700	*

Named Executive Officers**

Harvey Kamil(f)	939,894	1.5%
James Flaherty(g)	49,011	*
Hans Lindgren(h)	17,185	*
Glenn Schneider(i)	8,683	*
All Directors and Executive Officers as a group (11 persons)	6,212,628	9.7%

Other

ESOP(j)	1,697,909	2.7%
FMR LLC(k) 82 Devonshire Street Boston, MA 02109	9,271,529	15.0%
Neuberger Berman LLC(l) 605 Third Avenue New York, NY 10158	3,076,763	5.0%

*	Percentage ownership of less than one percent.

**	The address of all our directors and named executive officers is the Company’s headquarters at 2100 Smithtown Avenue, Ronkonkoma, NY 11779.

(a)	This column includes shares which directors, executive officers and certain other holders have the right to acquire within 60 days of July 30, 2010. Except as otherwise indicated, each person and entity has the sole voting and investment power with respect to the shares set forth in the table.

(b)	Includes (i) options to purchase 619,000 shares of Company common stock which are presently exercisable and (ii) 63,677 shares of Company common stock held in the ESOP.

(c)	Includes (i) 40,000 shares of Company common stock owned by Mr. Rudolph’s wife, as to which Mr. Rudolph disclaims beneficial ownership and (ii) options to purchase 5,000 shares of Company common stock that are presently exercisable.

(d)	Includes options to purchase 5,000 shares of Company common stock that are presently exercisable.

(e)	Includes 200 shares of Company common stock owned by Mr. White’s wife, as to which Mr. White disclaims beneficial ownership.

(f)	Includes (i) options to purchase 94,833 shares of Company common stock which are presently exercisable, (ii) 191,787 shares held in a trust for the benefit of Mr. Kamil’s children, as to which Mr. Kamil disclaims beneficial ownership and (iii) 90,805 shares of Company common stock held in the ESOP.

(g)	Includes 48,047 shares of Company common stock held in the ESOP.

(h)	Includes (i) 7,185 shares of Company common stock held in the ESOP and (ii) options to purchase 10,000 shares of Company common stock that are presently exercisable.

(i)	Includes (i) 2,017 shares of Company common stock held in the ESOP and (ii) options to purchase 6,666 shares of Company common stock which are presently exercisable.

(j)	Excludes shares of Company common stock beneficially owned by the directors and named executive officers through the ESOP. Fidelity Management Trust Company is the trustee for the ESOP.

(k)	Based on its beneficial ownership report on Schedule 13G, as amended February 16, 2010.

(l)	Based on its beneficial ownership report on Schedule 13G, as amended February 17, 2010.

APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of Company common stock and to receive payment in cash for the fair value of your shares of Company common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of Company common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $55.00 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the DGCL, in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of Company common stock, you must satisfy each of the following conditions: You must deliver to the Company a written demand for appraisal of your shares of Company common stock before the vote is taken to approve the proposal to adopt the merger agreement, which must reasonably inform us of the identity of the holder of record of shares of Company common stock who intends to demand appraisal of his, her or its shares of Company common stock; and you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of Company common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Company common stock. A holder of shares of Company common stock wishing to exercise appraisal rights must hold of record the shares of Company common stock on the date the written demand for appraisal is made and must continue to hold the shares of Company common stock of record through the effective time of the merger, because appraisal rights will be lost if the shares of Company common stock are transferred prior to the effective time of the merger. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to NBTY, Inc., Attention: General Counsel, 2100 Smithtown Avenue, Ronkonkoma, NY 11779, and must be delivered before the vote is taken to approve the proposal to adopt the merger agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Company common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of Company common stock.

To be effective, a demand for appraisal by a stockholder of Company common stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of Company common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Company common stock. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Company common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Company common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Company common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Company common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company common stock as to which appraisal is sought. Where no number of shares of Company common stock is expressly mentioned, the demand will be presumed to cover all shares of Company common stock held in the name of the record owner.

Within ten days after the effective time of the merger, the surviving corporation in the merger must give written notice that the merger has become effective to each of the Company’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the cash payment specified by the merger agreement for that stockholder’s shares of Company common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation. A person who is the beneficial owner of shares of Company common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Company common stock and with whom agreements as to the value of their shares of Company common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Company common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Company common stock, the Delaware Court of Chancery will appraise the shares of Company common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Company common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company common stock is less than the per share merger consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Company common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of Company common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Company common stock, other than with respect to payment as of a record date prior to the effective time of the merger. However, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $55.00 per share cash payment (without interest) for his, her or its shares of Company common stock pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the merger is completed, Company common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of Company common stock.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Stockholder Proposals

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold a 2011 annual meeting of stockholders next year. Under Rule 14a-8 promulgated under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s proxy statement and proxy, and for consideration at the next annual meeting of its stockholders, by submitting their proposals to the Company in a timely manner. To be so included for the next annual meeting, stockholder proposals must be received by the Company no later than September 17, 2010 and must otherwise comply with the requirements of Rule 14a-8. In addition, our bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of stockholders. To be timely, a stockholder’s notice must be delivered to, or mailed by registered or certified mail, return receipt requested, and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days before the one-year anniversary of our 2010 annual meeting of stockholders, regardless of any postponements or adjournments of that meeting to a later date; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder, to be timely, must be so delivered and received not later than the close of business on the later of (i) the 60th day before such annual meeting or (ii) the 10th day following the day on which notice of the date of the scheduled annual meeting was transmitted to stockholders or other public disclosure of the date of the annual meeting was made, whichever occurs first. If a stockholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his or her proposal at that meeting, the Company need not present the proposal for a vote at the meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investors page of our corporate website at www.nbty.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2009 (filed with the SEC on November 30, 2009);

•

Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2010 (filed with the SEC on May 10, 2010); and for the fiscal quarter ended December 31, 2009 (filed with the SEC on February 9, 2010);

•	Current Reports on Form 8-K filed with the SEC on May 13, 2010, June 8, 2010, July 15, 2010, July 16, 2010 and July 30, 2010; and

•	Definitive Proxy Statement for our 2010 Annual Meeting filed with the SEC on January 15, 2010.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to our General Counsel, at the Company’s headquarters at 2100 Smithtown Avenue, Ronkonkoma, NY 11779; or from our proxy solicitor, Georgeson Inc. (toll-free at 888-206-0860); or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [—]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

NBTY, INC.,

ALPHABET HOLDING COMPANY, INC.

and

ALPHABET MERGER SUB, INC.

Dated as of July 15, 2010

Page
ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1.	The Merger	A-1

1.2.	Closing	A-1

1.3.	Effective Time	A-2

ARTICLE II

CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

2.1.	The Certificate of Incorporation	A-2

2.2.	The Bylaws	A-2

ARTICLE III

OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

3.1.	Directors	A-2

3.2.	Officers	A-2

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

4.1.	Effect on Capital Stock	A-3

4.2.	Exchange of Certificates	A-3

4.3.	Treatment of Outstanding Options and Restricted Stock Units Under Stock Plans	A-6

4.4.	Adjustments to Prevent Dilution	A-7

A-i

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of July 15, 2010, among NBTY, Inc., a Delaware corporation (the “Company”), Alphabet Holding Company, Inc., a Delaware corporation (“Parent”), and Alphabet Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub,” with the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Carlyle Partners V, L.P. (the “Guarantor”) is entering into a guarantee with the Company (the “Guarantee”) pursuant to which the Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement as specified therein; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”) and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the DGCL.

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 a.m. (Eastern Time) on the later of (x) the second (2nd) business day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement and (y) the final day of the Marketing Period or such earlier date as may be specified by Parent on no less than two (2) business days’ prior notice to the Company. The date on which the Closing actually occurs is referred to as the “Closing Date”. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a certificate of merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and

Bylaws of the Surviving Corporation

2.1. The Certificate of Incorporation. The certificate of incorporation of the Company shall be amended as a result of the Merger so as to read in its entirety as set forth in Exhibit A hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Law (subject to Section 6.11(e)).

2.2. The Bylaws. The parties hereto shall take all actions necessary so that the bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law (subject to Section 6.11(e)).

ARTICLE III

Officers and Directors

of the Surviving Corporation

3.1. Directors. The parties hereto shall take, or cause to be taken, all actions necessary so that the board of directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2. Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Certificates

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or the sole stockholder of Merger Sub:

(a) Merger Consideration. Each share of the common stock, par value $0.008 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) issued and outstanding Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties, and (ii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for, or lost their right to, appraisal pursuant to Section 262 of the DGCL with respect to such Shares (the “Dissenting Shares,” and together with the Shares referred to in the immediately preceding clause (i), the “Excluded Shares”)) shall be converted into the right to receive $55.00 per Share in cash (the “Per Share Merger Consideration”), without interest. At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration for each such Share, without interest, in accordance with this Section 4.1 and Section 4.2 hereof.

(b) Cancellation of Excluded Shares. Each Excluded Share, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to the right of the Record Holder of any Dissenting Shares to receive the payment for such Dissenting Shares pursuant to Section 4.2(g). As used in this Article IV, the term “Record Holder” means, with respect to any Shares, a Person who was, immediately prior to the Effective Time, the holder of record of such Shares.

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2. Exchange of Certificates.

(a) Paying Agent. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), for the benefit of the

Record Holders of Shares (other than Excluded Shares), a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 4.1(a) (such cash amount being hereinafter referred to as the “Exchange Fund”). If a Dissenting Stockholder effectively withdraws its demand for, or loses its rights to, appraisal pursuant to Section 262 of the DGCL with respect to any Dissenting Shares, (i) such Shares shall cease to be Excluded Shares and (ii) Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (x) the number of Dissenting Shares for which the Dissenting Stockholder has withdrawn its demand for, or lost its rights to, appraisal pursuant to Section 262 of the DGCL and (y) the Per Share Merger Consideration. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under Section 4.1(a) shall be returned to the Surviving Corporation in accordance with Section 4.2(e). To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 4.1(a).

(b) Exchange Procedures. Promptly (and in any event within two (2) business days) after the Closing Date, the Surviving Corporation shall cause the Paying Agent to mail to each Record Holder of Shares (other than Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)) to the Paying Agent, such letter of transmittal to be in customary form and to have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)) in exchange for the amount to which such Record Holder is entitled as a result of the Merger pursuant to Section 4.1(a). If any Excluded Shares cease to be Excluded Shares pursuant to Section 4.2(a), the Surviving Corporation shall cause the Paying Agent promptly (and in any event within two (2) business days) after the date on which such Excluded Shares cease to be Excluded Shares to mail to the Record Holder of such Shares the letter of transmittal and instructions referred to in the immediately preceding sentence, with respect to such Shares. Upon delivery of such letter of transmittal by any Record Holder of Shares (other than Excluded Shares), duly completed and duly executed in accordance with its instructions, and the surrender to the Paying Agent of a Certificate that immediately prior to the Effective Time represented such Shares (or affidavit of loss in lieu thereof as provided in Section 4.2(f)), the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount by check or wire transfer of immediately available funds to an account designated by such holder (less any required Tax withholdings as provided in Section 4.2(h)) equal to the product of (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in

Section 4.2(f)) and (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be delivered upon compliance with the procedures described above may be issued to the transferee if the applicable letter of transmittal is accompanied by all documents reasonably required by the Surviving Corporation to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Special Payment Procedures for DTC. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (Eastern time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the Closing Date an amount in cash in immediately available funds equal to the product of (x) number of Shares held of record by DTC or such nominee immediately prior to the Effective Time and (y) the Per Share Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (Eastern time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first (1st) business day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and, subject to compliance with the procedures set forth in Section 4.2(b), exchanged for the cash amount to which the holder thereof is entitled pursuant to this Article IV (less any required Tax withholdings as provided in Section 4.2(h)) to be paid by check or wire transfer of immediately available funds to an account designated by such holder.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Record Holders of the Shares for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any Record Holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the amount to which such Record Holder is entitled as a result of the Merger pursuant to Section 4.1(a) (less any required Tax withholdings as provided in Section 4.2(h)), without any interest thereon, upon (i) due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(f)) and (ii) if requested by the Surviving Corporation, delivery of a letter of transmittal in customary form that is provided promptly to such Record Holder by the Surviving Corporation, in each case, to the Surviving Corporation. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any Person for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (less any required Tax withholdings as provided in Section 4.2(h)) equal to the product of (i) the number of Shares represented by such lost, stolen or destroyed Certificate and (ii) the Per Share Merger Consideration.

(g) Dissenting Shares. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares shall be entitled to receive the Per Share Merger Consideration with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn its demand for, or lost its right to, appraisal under the DGCL with respect to such Dissenting Shares. Unless and until a Dissenting Stockholder shall have effectively withdrawn its demand for, or lost its right to, appraisal under the DGCL with respect to Dissenting Shares, each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to such Dissenting Shares. The Company shall give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to stockholders’ rights of appraisal. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

(h) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable in respect of the Shares cancelled in the Merger such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Surviving Corporation, Parent or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Record Holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

4.3. Treatment of Outstanding Options and Restricted Stock Units Under Stock Plans.

(a) Options. At the Effective Time, each outstanding and unexercised option to purchase Shares (a “Company Option”) issued under the Stock Plans (as defined in Section 5.1(b)) or otherwise, vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash equal to the product of (i) the total number of Shares subject to such Company Option immediately prior to the Effective Time times (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option, less applicable Taxes required to be withheld with respect to such payment.

(b) Restricted Stock Units. At the Effective Time, each outstanding Restricted Stock Unit issued under the Stock Plans (an “RSU”) or otherwise, shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount in cash, for each RSU, equal to the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(c) Corporate Actions. At or prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation and Stock Option Committee of the Board of Directors of the Company, as applicable, shall adopt resolutions and will take such other appropriate actions to implement the provisions of Sections 4.3(a) and 4.3(b) and to terminate the Stock Plans at the Effective Time.

4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth in (i) the Company Reports filed with the Securities and Exchange Commission (the “SEC”) prior to the date hereof (excluding any risk factor disclosures set forth under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or any other forward-looking statements of risk that do not contain a reasonable level of detail about the specific risks of which the statements warn (the “Excluded Disclosure”); provided that nothing in the Company Reports shall be deemed to modify or qualify the representation set forth in Section 5.1(b)) or (ii) the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to or simultaneously with entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where any such failure to be so organized, validly existing, qualified, in good standing or to have such power or authority, is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s and its Significant Subsidiaries’ certificates of incorporation and bylaws or comparable organizational and governing documents, each as amended to the date of this Agreement, and each as so made available is in full force and effect on the date of this Agreement. As used in this Agreement, the term

(i) “Affiliate” means, when used with respect to any Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”);

(ii) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries;

(iii) “Significant Subsidiary” has the meaning set forth in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(iv) “Company Material Adverse Effect” means a change, event or occurrence that has a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, and no changes, events or occurrences, individually or in the aggregate, to the extent arising out of, resulting from or attributable to any of the following shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

(A) (1) changes generally affecting the economy, credit, capital or financial markets or political conditions in the United States or elsewhere in the world, including changes in interest and exchange rates, (2) changes that are the result of acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), armed hostilities, sabotage or terrorism or (3) epidemics, pandemics, earthquakes, hurricanes, tornados or other natural disasters;

(B) changes that are the result of factors generally affecting the industries in which the Company and its Subsidiaries operate or in which the products or services of the Company are used and distributed;

(C) any loss of, or adverse change in, the relationship of the Company or any of its Subsidiaries with its customers, employees, financing sources, distributors or suppliers caused by the pendency or the announcement of the transactions contemplated by this Agreement;

(D) changes or effects from the entry into, announcement or performance of this Agreement or the consummation of the transactions contemplated by the Agreement (including any litigation arising from allegations of any breach of fiduciary duty or violation of Law relating to this Agreement or the transactions contemplated by this Agreement, or compliance by the Company with the terms of this Agreement);

(E) changes or prospective changes in any Law or GAAP or interpretation or enforcement thereof after the date hereof;

(F) any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect;

(G) (1) any action taken by the Company or its Subsidiaries at Parent’s written request or (2) the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement to the extent that Parent fails to give its consent after receipt of a written request therefor;

(H) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates;

(I) a decline in the price or trading volume of the Company common stock or any of the Company’s publicly traded debt securities on the New York Stock Exchange (the “NYSE”), provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect; and

(J) any change or announcement of a potential change in the credit rating of the Company or any of its Subsidiaries or any of their securities; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect;

provided, further, that, with respect to clauses (A)(2), (A)(3), (B) and (E), such changes, events or occurrences do not materially and disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Company and its Subsidiaries operate.

(b) Capital Structure. The authorized capital stock of the Company consists of 175,000,000 Shares, of which 63,410,621 Shares were outstanding as of the close of business on July 13, 2010. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of July 13, 2010, other than 2,555,153 Shares reserved for issuance under the Company 1998 Incentive Stock Option Plan, the Company Year 2000 Incentive Stock Option Plan, the Company Year 2002 Stock Option Plan, the Company Year 2008 Stock Option Plan and the Company 2009 Equity Awards Plan (collectively, the “Stock Plans”), the Company has no Shares reserved for issuance. Section 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete list as of the date of this Agreement of outstanding Company Options and outstanding RSUs, including for each award (as applicable) the holder, type of award, number of Shares, the country in which the holder resides, applicable Stock Plan, vesting commencement date, vesting schedule and exercise price. Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except for directors’ qualifying shares, owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”) except for such transfer restrictions of general applicability as may be provided under the Securities Act and other applicable securities Laws. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Significant Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. For purposes of this Agreement, a wholly owned Subsidiary of the Company shall include any Subsidiary of the Company of which all of the shares of capital stock of such Subsidiary other than director qualifying shares are owned by the Company (or a wholly owned Subsidiary of the Company).

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to, assuming the representations and warranties of Parent and Merger Sub set forth in Section 5.2 are true and correct, adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”), to perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) As of the date hereof, the Board of Directors of the Company has, by resolutions duly adopted at a meeting duly called and held, which resolutions have not been rescinded, modified or withdrawn as of the time of the execution and delivery of this Agreement, by unanimous vote of those directors present (A) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, and has resolved, subject to Section 6.2, to recommend adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (B) directed that this Agreement be submitted to the holders of Shares for their adoption at a stockholders’ meeting duly called and held for such purpose and (C) received the opinion of each of its financial advisors, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) and Centerview Partners LLC (“Centerview”) to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Per Share Merger Consideration to be received in the Merger by the holders of Shares is fair, from a financial point of view, to such holders. It is agreed and understood that such opinions are for the benefit of the Company’s Board of Directors and may not be relied on by Parent or Merger Sub. An executed copy of such opinions will be delivered to Parent and Merger Sub promptly after execution of this Agreement.

(iii) Assuming the representations and warranties of Parent and Merger Sub set forth in Section 5.2 are true and correct, the Company Requisite Vote is the only vote of the Shares necessary to adopt this Agreement.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Except for (A) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder; (B) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder; (C) the applicable requirements of the NYSE; (D) the filing with the Secretary of State of the State of Delaware of the

Delaware Certificate of Merger as required by the DGCL; (E) the filing with the European Commission of a merger notification in accordance with Council Regulation (EC) 139/2004, the E.C. Merger Regulation (the “ECMR”); (F) the applicable requirements of the competent authority of any member state of the European Union to which any of the transactions contemplated by this Agreement is referred pursuant to Article 9 of the ECMR; (G) the applicable requirements of antitrust, competition or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States and (H) the applicable requirements of state environmental transfer statutes set forth on Section 5.1(d) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing documents of any of the Company’s Subsidiaries, except, in the case of those Subsidiaries that are not Significant Subsidiaries, as does not have and would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or, acceleration of any obligations under, or the creation of a Lien on any of the assets, of the Company or any of its Subsidiaries pursuant to any material agreement, lease, license, contract, note, bond, mortgage, indenture or other instrument or obligation not otherwise terminable by any party thereto on 180 calendar days’ or less notice (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound or (C) assuming compliance with the matters referred to in Section 5.1(d)(i), a violation of any Law to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act on or after September 30, 2008 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company Reports.

(ii) Since the Applicable Date, subject to any applicable grace periods, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the NYSE.

(iii) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, stockholders’ equity and comprehensive income and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects, or in the case of Company Reports filed after the date hereof, will fairly present in all material respects, the financial position, results of operations and cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”), except as may be noted therein.

(iv) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, the Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud or, to the Knowledge of the Company, any allegation of fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(f) Absence of Certain Changes. Since September 30, 2009 through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects only in accordance with the ordinary course of such businesses, consistent with past practices, except in connection with this Agreement and the transactions contemplated herein. Since September 30, 2009 through the date of this Agreement, there has not occurred any Company Material Adverse Effect or any changes, events or occurrences, that, individually or in the aggregate, have had or are reasonably likely to have a Company Material Adverse Effect.

(g) Litigation and Liabilities.

(i) As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, which individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

(ii) As of the date of this Agreement, none of the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity specifically imposed upon the Company or any of its Subsidiaries which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

(iii) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against on a condensed consolidated statement of financial position of the Company prepared in accordance with GAAP or the notes thereto, other than liabilities and obligations (A) set forth or as reflected or reserved against in the Company’s consolidated balance sheets or in the notes thereto, included in the Company Reports filed prior to the date of this Agreement, (B) incurred in the ordinary course of business since September 30, 2009, (C) arising or incurred in connection with the Merger or any other transaction or agreement contemplated by this

Agreement, or (D) that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(iv) The term “Knowledge” when used in this Agreement with respect to the Company shall mean the actual knowledge of those persons set forth in Section 5.1(g)(iv) of the Company Disclosure Letter without obligation of any further review or inquiry, and does not include information of which they may be deemed to have constructive knowledge only.

(h) Employee Benefits.

(i) As used herein, “Benefit Plans” shall mean all benefit and/or compensation plans, contracts, policies or arrangements relating to or covering current or former employees of the Company and its Subsidiaries (the “Employees”) and/or current or former directors of the Company under which there is or may be any liability or obligation of the Company or any of its Subsidiaries, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and any and all other deferred compensation, severance, equity compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, change in control, bonus, health insurance, fringe benefits, profit sharing and pension plans. All material Benefit Plans are listed on Section 5.1(h)(i) of the Company Disclosure Letter and are categorized by country. True and complete copies of all Benefit Plans listed on Section 5.1(h)(i) of the Company Disclosure Letter have been made available to Parent, and with respect to each such U.S. Benefit Plan and each Non-U.S. Benefit Plan that provides for pension, severance or retiree benefits, the Company has made available to Parent (A) the most recently prepared actuarial report or financial statement, (B) the most recent summary plan description, and all material modifications thereto, (C) copies of any material written correspondence with a Governmental Entity regarding audits or noncompliance with applicable Law, (D) any related funding arrangements, and (E) all legal opinions relating to the administration or funding of any Non-US Benefit Plan. As used herein, “Non-U.S. Benefit Plans” shall mean Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United Stated.

(ii) All Benefit Plans, other than Non-U.S. Benefit Plans (“U.S. Benefit Plans”), have been maintained in compliance with ERISA, the Code and other applicable Laws, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Each U.S. Benefit Plan, which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”), and to the Knowledge of the Company, no circumstances exist as of the date hereof that are likely to result in the loss of the qualification of such ERISA Plan under Section 401(a) of the Code. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

(iii) Neither the Company, any of its Subsidiaries nor any other entity that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code or Section 4001 of ERISA (each, a “Company ERISA Affiliate”) maintains or contributes or has within the past six years maintained or contributed to a Pension Plan that is subject to subtitles C or D of Title IV of ERISA. None of the U.S. Benefit Plans is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”), and neither the Company nor any Company ERISA Affiliate has at any time within the past six years contributed to or been obligated to contribute to any Multiemployer Plan.

(iv) There is no (and during the past two years there has been no) material proceeding, claim or suit pending or, to the Knowledge of the Company, threatened relating to the Benefit Plans, other than routine claims for benefits. None of the Benefit Plans provides for medical, life or death benefits beyond termination of service or retirement, other than pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, any similar state or local Law or any foreign Law.

(v) Neither the execution of this Agreement, the adoption of this Agreement by holders of shares constituting the Company Requisite Vote nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) may (A) entitle any employee, officer, director or individual consultant of the Company or any Subsidiary of the Company to severance pay (other than severance pay required by any Law) or any increase in severance pay upon any termination of employment, (B) except as required by any Law, result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or benefit to any employee, officer, director or individual consultant of the Company or any Subsidiary of the Company or result in any limitation on the right of the Company or any Subsidiary of the Company to amend, merge, terminate or receive a reversion of assets from any Benefit Plan, or (C) accelerate the time of payment or vesting or exercisability, or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans. Without limiting the generality of the foregoing, no amount that has been or could be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event), by any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) . No Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or otherwise. All Company Options that expire after August, 2010 can be cancelled by their terms in accordance with Section 4.3(a).

(vi) All Non-U.S. Benefit Plans have been maintained in compliance with applicable local Law, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. No Non-U.S. Benefit Plans are defined benefit pension plans and none of the Company or any of its Subsidiaries is or has at any time been the employer, or connected or associated with the employer (as those terms are used in the UK Pensions Act 2004) or a UK defined benefit pension plan.

(i) Compliance with Laws; Licenses.

(i) The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Except with respect to regulatory matters covered by Section 6.5, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has the Company or any of its Subsidiaries received written notice from any Governmental Entity stating an intention of such Governmental Entity to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has obtained and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which or the non-compliance with which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(ii) The Company and each of its Subsidiaries, as applicable, is, and has been at all times since the date thereof, in compliance in all respects with (A) the terms of the Consent Decree between the Company and the United States of America (for the Federal Trade Commission) dated October 12, 2005 and (B) the terms of the Cease & Desist Order No. CD-3175 by the United States Postal Service in the matter of the Complaint Against Puritan’s Pride, Inc. and Nature’s Bounty Inc, except, in each case, for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(iii) Neither the Company nor any of its Subsidiaries, has at any time during the past five (5) years committed any knowing and willful violation of U.S. Laws governing international business activities, including export control laws, trade and economic sanctions, or the Foreign Corrupt Practices Act of 1977, as amended (the “Foreign Corrupt Practices Act”), except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. To the Knowledge of the Company and as of the date of this Agreement, neither the Company nor any of its Subsidiaries is currently or has been within the past five years the target of any inquiry, investigation, settlement, plea agreement or enforcement action by a U.S. Governmental Entity involving an alleged or suspected violation of U.S. Laws governing international business activities, including export control laws, trade and economic sanctions, or the Foreign Corrupt Practices Act, except for such inquiries, investigations, settlements, plea agreements or enforcement actions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(j) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (with the exception of Section 203 of the DGCL) (each, a “Takeover Statute”) is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement. As of the date hereof, the Company does not have in effect any stockholder rights plan or “poison pill”.

(k) Environmental Matters.

(i) Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect: (A) the Company and its Subsidiaries are in compliance with applicable Environmental Laws; (B) the Company and its Subsidiaries possess all Licenses required under applicable Environmental Laws for the operation of the business as presently conducted; (C) neither the Company nor any Subsidiary has received from any Governmental Entity or any other Person any written claim, notice of violation or citation concerning any violation or alleged violation of, or liability or alleged liability under, any applicable Environmental Law during the two years preceding the date hereof; and (D) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending or, to the Knowledge of the Company, threatened, concerning compliance by the Company or any Subsidiary with, or liability of the Company or any Subsidiary under, any Environmental Law.

(ii) Notwithstanding any other representation or warranty in Section 5.1 of this Agreement, the representations and warranties contained in this Section 5.1(k) constitute the sole representations and warranties of the Company relating to any Environmental Law.

(iii) As used herein, the term “Environmental Law” means any applicable law, regulation, code, license, permit, order, judgment, decree or injunction from any Governmental Entity (A) concerning the protection of human health as it relates to exposure to any Hazardous Substance or the protection of the environment, including air (both ambient air and indoor air), surface water, ground water, drinking water, soil, wildlife and natural resources) or (B) the production, use, storage, handling, release or disposal of Hazardous Substances, in each case as in effect on the date hereof.

(iv) As used herein, the term “Hazardous Substance” means any substance listed, defined, designated, classified or regulated on the date hereof as hazardous, toxic or a pollutant under any applicable Environmental Law, including asbestos, polychlorinated biphenyls, petroleum and any derivative or by-product thereof.

(l) Taxes.

(i) All material Tax Returns required to have been filed by the Company and each of its Subsidiaries have been timely filed, and each such Tax Return reflects the Company’s or such Subsidiary’s liability for Taxes and is otherwise complete and accurate in all material respects. All material amounts of Taxes due and payable by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid, except for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in their financial statements in accordance with GAAP. The Company and each of its Subsidiaries has made adequate provision in their financial statements in accordance with GAAP for payment of all material amounts of Taxes that are not yet due and payable.

(ii) There is no material audit, examination, investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries in respect of any Taxes. There are no material Liens on any of the material assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable or contested in good faith by appropriate proceedings and adequately reserved for in the latest audited financial statements included in the Company Reports.

(iii) The Company and each of its Subsidiaries has withheld and paid all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party.

(iv) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to a material amount of Tax assessment or deficiency.

(v) Neither the Company nor any of its Subsidiaries (A) is a party to any Tax allocation or sharing agreement or any material Tax indemnity agreement (other than any commercial Contracts entered in the ordinary course of business that do not relate primarily to Taxes), (B) has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law), (C) is or has been a member of an affiliated group (other than a group the common parent of which is or was the Company) filing an affiliated, consolidated, combined or unitary Tax return, (D) has any material liability for the Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Contract (other than customary Tax indemnifications contained in commercial agreements the primary purpose of which does not relate to Taxes), (E) will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as a result of (1) a change in method of accounting occurring prior to the Closing Date, (2) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (3) a prepaid amount received, or paid, prior to the Closing Date or (4) deferred gains arising prior to the Closing Date, (F) has engaged in any listed transaction described in Treasury Regulation § 1.6011-4(b)(2) or (G) has received written notice from a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns claiming that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction (except for any claims that would not reasonably be expected to be material).

(vi) As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, claims for refund and any amendment thereof) required to be supplied to a Tax authority relating to Taxes.

(m) Labor Matters.

(i) Neither the Company nor any of its Subsidiaries is (A) a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union, labor organization, employee organization or works council, or (B) as of the date of this Agreement, engaged in any negotiation with any labor union, labor organization, employee organization or works council. Neither the Company nor any of its Subsidiaries is the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union, labor organization, employee organization or works council nor is there pending or, to the Knowledge of the Company, threatened, nor has there been since the Applicable Date any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. Since the Applicable Date, to the Knowledge of the Company, there have been no activities or proceedings of any labor union to organize any of the employees of the Company or any of its Subsidiaries.

(ii) The number of all employees of the Company and its Subsidiaries (the “Current Employees”) who are employed as of the date hereof in each country has been provided to Parent. To the Knowledge of the Company, Schedule 5.1(m)(ii) of the Company Disclosure Letter sets forth all employment contracts or offer letters with Current Employees who have a base salary in excess of $100,000 per annum that are not terminable upon sixty (60) days notice or less without penalty or the obligation to pay severance or termination pay, other than severance or termination pay required by any Law.

(n) Intellectual Property.

(i) To the Knowledge of the Company, the Company and its Subsidiaries have sufficient rights to use all material Intellectual Property used in their business as conducted on the date hereof. No unresolved written claim has been asserted, or to the Knowledge of the Company threatened against the Company or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property which is reasonably likely to result in a Company Material Adverse Effect. To the Knowledge of the Company, no person is infringing upon or otherwise violating any Intellectual Property owned by the Company except as would not be reasonably likely to result in a Company Material Adverse Effect. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe upon or otherwise violate, and within the applicable statute of limitations periods has not infringed upon or otherwise violated, any Intellectual Property owned by a third party, except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

(ii) Section 5.1(n)(ii) of the Company Disclosure Letter lists all material Trademarks, Copyrights and Patents owned by the Company or its Subsidiaries as of the date hereof that are currently registered with or subject to a pending application for registration before any Governmental Entity or internet domain name registrar. Such items are owned exclusively by the Company or its Subsidiaries free and clear of any Liens, are subsisting and, to the Knowledge of the Company, are valid and enforceable, in each case except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) For purposes of this Agreement, “Intellectual Property” means all (A) trademarks, service marks, brand names, Internet domain names, logos, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, including all renewals of the same, and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”); (B) all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part, renewals, extensions and reissues (collectively, “Patents”); (C) trade secrets and other proprietary confidential information and know-how, including the trade secrets in processes, business methods, customer lists and supplier lists; (D) copyrights in original works of authorship (including, databases and other compilations of information), registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); and (E) all other intellectual property recognized under any jurisdiction worldwide.

(o) Insurance. All material fire and casualty, general liability, business interruption, product liability, sprinkler and water damage and other material insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(p) Real Property.

(i) Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, the Company or its applicable Subsidiary has good and valid title to each parcel of real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”), free and clear of all Encumbrances. Section 5.1(p)(i) of the Company Disclosure Letter contains a true and complete list of all Owned Real Property as of the date hereof.

(ii) Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, the Company or its applicable Subsidiary holds good and valid leasehold interests in the real property which is leased or subleased by the Company or any of its Subsidiaries (the “Leased Real Property”), free and clear of all Encumbrances. Section 5.1(p)(ii) of the Company Disclosure Letter contains a true and complete list of all Leased Real Property material to the Company and its Subsidiaries taken as a whole as of the date hereof (the “Material Leased Real Property”). Each Contract of the Company or its applicable Subsidiary for the Material Leased Real Property (a “Material Lease”) is valid and binding on the Company and each of its Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. There is no default under any Material Lease by the Company or any of its Subsidiaries that is a party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by the Company or any of its Subsidiaries that is a party thereto, except in each case as, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. Complete and correct copies of each Material Lease have been made available to Parent prior to the date hereof.

(iii) For purposes of this Section 5.1(p) only, “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (A) specified encumbrances described in Section 5.1(p)(iii) of the Company

Disclosure Letter; (B) encumbrances for current Taxes or other governmental charges not yet due and payable; (C) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of Company, or the validity or amount of which is being contested in good faith by appropriate proceedings; (D) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property or Leased Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted; (E) easements, rights of way or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report; and (F) any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection.

(q) Contracts.

(i) Except for those Contracts (A) filed as exhibits to the Company Reports or (B) that have expired as of the date of this Agreement and other than this Agreement, none of the Company or any of its Subsidiaries is a party to or bound by any Contract as of the date of this Agreement:

(A) that would be required to be filed by the Company with the SEC pursuant to Item 601(b) (10) of Regulation S-K under the Securities Act;

(B) containing covenants of the Company or any of its Subsidiaries purporting to limit in any material respect any line of business, industry or geographical area in which the Company or its Subsidiaries may operate or granting material exclusive rights to the counterparty thereto;

(C) with any Affiliate or that would be required to be disclosed by Section 404(a) of Regulation S-K under the Exchange Act;

(D) providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to the Company or any of its Subsidiaries and (y) entered into in the ordinary course of business;

(E) that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $25 million,

(F) containing any standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of another Person, except for any such Contract that is a confidentiality, non-disclosure or similar type of agreement entered into in the ordinary course of business;

(G) other than with respect to any partnership that is wholly owned by the Company or any wholly owned Subsidiary of the Company, any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company owns more than a 15% voting or economic interest, or any interest valued at more than $10 million without regard to percentage voting or economic interest;

(H) relating to or evidencing Indebtedness in excess of $1 million individually or $5 million in the aggregate;

(I) that grants any rights of first refusal, rights of first negotiation or other similar rights to any Person with respect to the sale of any material business of the Company and its Subsidiaries, taken as a whole, or of any Subsidiary of the Company;

(J) (i) entered into after January 1, 2010, and not yet consummated, for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person for aggregate consideration under such Contract in excess of $10 million individually, or $15 million in the aggregate, other than purchases of inventory or similar assets in the ordinary course of business, or (ii) for any acquisition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person, pursuant to which the Company or any of its Subsidiaries has continuing “earn out” or other similar contingent payment obligations (but excluding indemnification obligations with respect to any retained liabilities or breaches of representations, warranties or covenants);

(K) that is (i) an agreement pursuant to which the Company or any of its Subsidiaries licenses or is otherwise permitted by a third party to use any material Intellectual Property (other than any “shrink wrap”, “commercially available software package”, or “click through” license), or (ii) an agreement pursuant to which a third party licenses or is otherwise permitted to use any material Intellectual Property owned by the Company or any of its Subsidiaries, in each case of clauses (i) and (ii) where such agreement is material to the business of the Company and its Subsidiaries, taken as a whole;

(L) with any customer of the Company or any Subsidiary or any other Person pursuant to which the Company and its Subsidiaries reasonably expect to receive aggregate payments in excess of $10 million in any calendar year other than purchase orders issued in the ordinary course;

(M) with any supplier of the Company or any Subsidiary or any other Person pursuant to which the Company and its Subsidiaries reasonably expect to make aggregate payments in excess of $5 million in any calendar year other than purchase orders issued in the ordinary course; and

(N) that is a mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien, other than a Permitted Lien, on any material property or asset of the Company or any Subsidiary thereof (each such Contract described in clauses (A) through (N) is referred to herein as a “Material Contract”).

(ii) For purposes of this Agreement:

(A) “Indebtedness” means all indebtedness of the Company and any of its Subsidiaries, determined in accordance with GAAP other than trade payables and receivables in the ordinary course of business, including with respect to (i) borrowed money (other than intercompany indebtedness), (ii) notes payable, (iii) capital leases, (iv) obligations evidenced by letters of credit, (v) obligations under earn out obligations or arrangements creating any obligation with respect to the deferred purchase price of property, (vi) interest rate or currency obligations, including swaps, hedges or similar arrangements and (vii) any guarantee of any of the foregoing.

(B) “Permitted Lien” means (i) a Lien imposed by Law, including a carrier’s, warehousemen’s, landlord’s, a mechanic’s, materialmen’s or similar Lien with respect to any amount not yet due and payable or which is being contested in good faith through appropriate proceedings, (ii) a Lien for current Taxes, assessments or other charges of a Governmental Entity not yet due and payable or which is being contested in good faith through appropriate proceedings, (iii) a Lien securing rental payments under capital lease agreements, (iv) an encumbrance and restriction on real property (including an easement, covenant, right of way and similar restriction of record) that does not materially interfere with the present uses of such real property or with the operation of the Company as conducted consistent with past practice, (v) a Lien securing payment, or any other obligation, of the Company or its Subsidiaries with respect to outstanding Indebtedness, (vi) zoning restrictions, easements, rights-of-way or other restrictions on the use of real property (provided that such liens and restrictions were incurred prior to the date hereof and do no, individually or in the aggregate, materially interfere with the use of such real property or the Company’s or its Subsidiaries’ operation of their respective businesses as currently operated), (vii) pledges or deposits by the Company or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business consistent with past practice, (viii) gaps in the chain of title evident from the records of the relevant Governmental Entity maintaining such records, (ix) licenses granted to third parties in the ordinary course of business by the Company or its Subsidiaries and (x) any Lien permitted under the Amended and Restated Credit Agreement, dated July 25, 2008, among the Company and the lender parties thereto or the Facility Agreement, dated September 20, 2006, between Good N’ Natural Limited and the lender party thereto.

(iii) Each of the Material Contracts is valid and binding on the Company and each of its Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. There is no default under any Material Contract by the Company or any of its Subsidiaries that is a party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by the Company or any of its Subsidiaries that is a party thereto, except in each case as, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. Complete and correct copies of each Material Contract have been made available to Parent prior to the date hereof, except for any Contracts (x) where the terms thereof prohibit its disclosure to any third party or (y) that have expired as of the date hereof.

(r) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed BofA Merrill Lynch and Centerview as its financial advisors.

(s) Regulatory Matters. Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect:

(i) Each product subject to the Federal Food, Drug and Cosmetic Act (the “FDCA”), the Food and Drug Administration (“FDA”) regulations promulgated thereunder, or similar legal provisions in any domestic or foreign jurisdiction that is manufactured, packaged, labeled, marketed, sold and/or distributed by the Company or any of its Subsidiaries (each such product, a “Company Product”) is, as of the date of this Agreement, being manufactured, packaged, labeled, marketed, sold and/or distributed in compliance with all applicable requirements under the FDCA or similar applicable Laws.

(ii) Since the Applicable Date, (x) neither the Company nor any of its Subsidiaries has received any written notice or other communication from the FDA or any other Governmental Entity in any domestic or foreign jurisdiction alleging any violation of any Law by the Company or any of its Subsidiaries applicable to any Company Product, and (y) no Governmental Entity in any domestic or foreign jurisdiction having legal responsibility for the regulation of the Company Products has served any written notice, warning letter, untitled letter, regulatory letter, FDA Form 483, or any other similar written communication on the Company or any of its Subsidiaries stating that their businesses were or are in violation of any Law or were or are the subject of any pending or threatened Governmental Entity investigation, proceeding or inquiry, or threatening to revoke or refuse to renew any of the Licenses held by the Company or any of its Subsidiaries that are necessary to conduct its business as presently conducted.

(iii) All manufacturing facilities of Company and its Subsidiaries are being operated in compliance with the FDA’s current good manufacturing practice regulations and equivalent applicable requirements in any foreign jurisdiction, in each case as in effect as of the date hereof.

(t) Business Relationships. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has a customer or supplier relationship with or is a party to any Contract with any person or entity that is (i) on the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) list of specially designated nationals and blocked persons, (ii) owned or controlled or acting on behalf of a Person on the SDN List; (iii) otherwise the target of economic sanctions administered by OFAC; or (iv) owned or controlled by, or acting on behalf of, a Person that is otherwise the target of economic sanctions administered by OFAC, in each case to the extent prohibited by Law.

5.2. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so organized, validly existing, qualified, in good standing or to have such power or authority is not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company complete and correct copies of the certificate of incorporation and bylaws or comparable organizational and governing documents of each of Parent and Merger Sub, each as amended on the date of this Agreement, and each as so made available is in full force and effect.

(b) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement, the Merger or the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement (other than adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which adoption will occur immediately following the execution of this Agreement pursuant to Section 6.13(b)) and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of

Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc.

(i) Except for (A) the filing with the Secretary of State of the State of Delaware of the Delaware Certificate of Merger as required by the DGCL, (B) the applicable requirements of the HSR Act and the rules and regulations promulgated thereunder, (C) the filing with the European Commission of a merger notification under the ECMR, (D) the applicable requirements of the competent authority of any member state of the European Union to which any of the transactions contemplated by this Agreement is referred pursuant to Article 9 of the ECMR, (E) the applicable requirements of any antitrust, competition or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States and (F) the applicable requirements of state environmental transfer statutes required as a result of the properties owned or leased by the Company and its Subsidiaries, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation, bylaws or comparable governing documents of Parent or any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets, of Parent or any of its Subsidiaries pursuant to, any Contracts to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties are bound; or (C) a violation of any Laws to which Parent or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

(d) Litigation. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

(e) Financing.

(i) Parent has delivered to the Company a true, complete and correct copy of the executed commitment letter, dated as of July 14, 2010, among Parent, Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC, Barclays Capital, the investment banking division of Barclays Bank PLC, Credit Suisse AG and Credit Suisse Securities (USA) LLC (the “Debt Financing Commitments”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement (including funding of the Exchange Fund) and related fees and expenses and the refinancing of any outstanding indebtedness of the Company (the “Debt Financing”). Parent has delivered to the Company a true, complete and correct copy of the executed commitment letter, dated as of the date hereof, among Parent, Merger Sub and Carlyle Partners V, L.P. (collectively, the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which the investor parties thereto have committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). None of the Financing Commitments has been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated, and as of the date hereof, the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Except for a fee letter and a fee credit letter relating to fees with respect to the Debt Financing and an engagement letter (complete copies of which have been provided to the Company, with only fee amounts and certain economic terms of the market flex (none of which would adversely effect the amount or availability of the Debt Financing) redacted), as of the date hereof there are no side letters or other agreements, Contracts or arrangements related to the funding or investing, as applicable, of the Financing other than as expressly set forth in the Financing Commitments delivered to the Company prior to the date hereof. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof, and as of the date hereof, the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and Merger Sub, as the case may be, and, to the Knowledge of Parent and Merger Sub, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in or expressly contemplated by the Financing Commitments. Assuming the accuracy of the representations and warranties set forth in Section 5.1 in all material respects, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the Knowledge of Parent and Merger Sub, any other party thereto under any of the Financing Commitments. Assuming the accuracy of the representations and warranties set forth in Section 5.1(b) and the performance by the Company of its obligations under this Agreement, as of the date hereof, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied. Assuming the accuracy of the representations and warranties set forth in Section 5.1(b) and performance by the Company of its obligations under this Agreement, Parent and Merger Sub will have at and after the Closing funds sufficient to (i) pay the aggregate Per Share Merger Consideration, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing, (iii) pay for any refinancing of any outstanding indebtedness of the Company contemplated by this Agreement or the Financing Commitments and (iv) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder.

(ii) The term “Knowledge” when used in this Agreement with respect to Parent shall mean the actual knowledge of Sandra Horbach, Elliot Wagner and Anita Balaji.

(iii) The term “Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings (other than the Equity Financing) in connection with the transactions contemplated hereby, including the parties to the Debt Financing Commitments and any joinder agreements or credit agreements relating thereto.

(f) Capitalization. The authorized capital stock of Merger Sub consists solely of 1000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent, free and clear of all Liens. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement. The authorized capital stock of Parent consists solely of 3000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Parent is, and at the Effective Time will be, owned by the Guarantors or direct or indirect wholly owned Subsidiaries of the Guarantors, free and clear of all Liens. Parent has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than the Financing Commitments, those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(g) Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability.

(h) Solvency. Assuming satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, and after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the aggregate Per Share Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the value of all “liabilities of such Person, including a reasonable estimate of contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including a reasonable estimate of contingent and other liabilities” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

(i) No Competing Businesses. None of Parent’s Affiliates are engaged in, and neither Parent nor any of its Affiliates beneficially owns any debt or equity securities (including any securities that may be acquired through the exchange or exercise of rights, warrants or options) in excess of five percent (5%) of the outstanding capital stock of any Person engaged in, any business involving the manufacture, marketing or retailing of vitamins, minerals, herbs, sports nutrition products, diet aids or other nutritional supplements anywhere in the world.

(j) Guarantees. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the duly executed Guarantees. Each of the Guarantees is in full force and effect and is a valid, binding and enforceable obligation of the Guarantors. No event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under the Guarantees.

(k) Ownership of Shares. Neither Parent nor Merger Sub nor any of their “affiliates” or “associates” is, and at no time during the last three years has been, an “interested stockholder” of the Company, as such quoted terms are defined in Section 203 of the DGCL, and neither Parent nor Merger Sub “owns” any shares of capital stock of the Company, as such quoted terms are defined in Section 203 of the DGCL. Neither Parent nor Merger Sub nor any of

their “Affiliates” or “Associates” is or has been a “Related Person”, as such quoted terms are defined in Article SEVENTH of the Company’s Certificate of Incorporation.

(l) Absence of Certain Agreements. Neither Parent nor any of its Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or the Merger or agrees to vote against any Superior Proposal; (ii) any third party has agreed to provide, directly or indirectly, equity capital (other than pursuant to the Equity Financing Commitment) to Parent or the Company to finance in whole or in part the Merger; or (iii) any current employee of the Company has agreed to (x) remain as an employee of the Company or any of its Subsidiaries following the Effective Time (other than pursuant to any employment Contracts in effect as of the date hereof), (y) contribute or roll-over any portion of such employee’s Shares, Company Options and/or RSUs to the Company or its Subsidiaries or Parent or any of its Affiliates or (z) receive any capital stock or equity securities of the Company or any of its Subsidiaries or Parent or any of its Affiliates.

(m) No Other Company Representations or Warranties. Except for the representations and warranties set forth in Section 5.1, Parent and Merger Sub hereby acknowledge and agree that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent or Merger Sub. Neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other Person, will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any other Person, or the use by Parent, Merger Sub or any other Person, of any such information provided or made available to them by the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or any other Person in certain “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of any of the transactions contemplated by this Agreement.

(n) Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company, its

Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, or any other Person, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge that none of the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

ARTICLE VI

Covenants

6.1. Interim Operations.

(a) Except as (x) required by applicable Law, (y) otherwise expressly contemplated or expressly required by this Agreement or (z) otherwise set forth in Section 6.1 of the Company Disclosure Letter, the Company covenants and agrees that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, such approval not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause its Subsidiaries to, conduct their business in the ordinary course and, to the extent consistent therewith, it shall, and shall cause its Subsidiaries, to use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, employees and business associates. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except as (A) required by applicable Law, (B) otherwise expressly contemplated or expressly required by this Agreement, (C) Parent may approve in writing (such approval not to be unreasonably withheld, delayed or conditioned) or (D) as set forth in Section 6.1 of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to: adopt any change in its certificate of incorporation or bylaws or other applicable governing instruments;

(ii) merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate the Company or any of its Subsidiaries;

(iii) acquire by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or any property or assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $5 million individually or in the aggregate;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any its Subsidiaries (other than (A) the issuance of Shares upon the exercise of Company Options (and dividend equivalents thereon, if applicable) or (B) the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $5 million in the aggregate;

(vi) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(vii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the acquisition of any Shares tendered by current or former employees or directors in order to pay Taxes in connection with the exercise of Company Options);

(viii) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than a wholly owned Subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for indebtedness for borrowed money under the Amended and Restated Credit Agreement, dated July 25, 2008, among the Company and the lender parties thereto or the Facility Agreement, dated September 20, 2006, between Good N’ Natural Limited and the lender party thereto;

(ix) except as set forth in the capital budgets set forth in Section 6.1(a)(ix) of the Company Disclosure Letter, make or authorize any capital expenditures in excess of $5 million in the aggregate;

(x) make any material changes with respect to any method of Tax or financial accounting policies or procedures, except as required by changes in GAAP or by a Governmental Entity;

(xi) subject to Section 6.18, settle or compromise any litigation, audit, claim or action against the Company or any of its Subsidiaries other than settlements or compromises of litigation, audit, claim or action where the amount paid in settlement or compromise, does not exceed $10 million individually or $30 million in the aggregate;

(xii) other than in the ordinary course of business or to the extent required by Law, make any material Tax election, file any material amended Tax Return, settle or compromise any material Tax liability, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(xiii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, with a value in excess of $10 million in the aggregate, except for (1) sales and non-exclusive licenses of products and services of the Company and its Subsidiaries in the ordinary course of business, (2) dispositions of obsolete or worthless assets and (3) transfers among the Company and its wholly owned Subsidiaries;

(xiv) (A) grant or provide any severance or termination payments or benefits to any director, consultant or employee of the Company or any of its Subsidiaries, except, in the case of employees who are not management-level employees, in the ordinary course of business consistent with past practices, (B) increase in any manner the compensation or bonus of, or make or amend in any respect any equity awards under any Benefit Plan to, or grant any bonuses to, any director, consultant or employee of the Company or any of its Subsidiaries, except, in the case of employees who are not management-level employees of the Company, in the ordinary course of business consistent with past practices, (C) establish, adopt, terminate or amend any Benefit Plan (other than routine changes to welfare plans) or accelerate the vesting of any compensation for the benefit of any Person; or (D) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, consultants, officers or employees or any of their beneficiaries; or

(xv) agree, authorize or commit to do any of the foregoing.

(b) Neither Parent nor Merger Sub shall knowingly take or permit any of their Affiliates to take any action that is reasonably likely to prevent or delay the consummation of the Merger.

(c) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2. Acquisition Proposals; Go-Shop Period.

(a) Go-Shop Period. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on the 34th calendar day after the date of this Agreement (the “Go-Shop Period”), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to: (i) initiate, solicit and encourage any inquiry or the making of any proposals or offers that constitute Acquisition Proposals, including by way of providing access to non-public information to any Person pursuant to confidentiality agreements on customary terms not materially more favorable to such Person than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreements need not prohibit the making or amendment of an Acquisition Proposal); provided that the Company shall promptly (and in any event within 24 hours thereafter) make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that the Company provides to any Person given such access that was not previously made available to Parent or Merger Sub, and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

(b) No Solicitation or Negotiation. Except as expressly permitted by this Section 6.2 and except as may relate to any Person, group of Persons or group that includes any Person or group of Persons from whom the Company has received during the Go-Shop Period a written Acquisition Proposal that the Board of Directors of the Company or any committee thereof believes in good faith (after consultation with its financial advisor) could reasonably be expected to result in a Superior Proposal (any such Person or group of Persons, an “Excluded Party”), the Company and its Subsidiaries and their respective officers and directors shall, and the Company shall use its reasonable best efforts to instruct and cause its and its Subsidiaries’ other Representatives to, (i) at 12:00 a.m. on the 35th calendar day after the date of this Agreement (the “No-Shop Period Start Date”) immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and (ii) from the No-Shop Period Start Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, not (A) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company or its Subsidiaries to any Person relating to, any Acquisition Proposal, (C) enter into any agreement or agreement in principle with respect to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.2(a) or Section 6.2(c)), or (D) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(c) Conduct Following No-Shop Period Start Date. Notwithstanding anything in this Agreement to the contrary but subject to the last sentence of this paragraph, at any time following the No-Shop Period Start Date and prior to the time, but not after, the Company Requisite Vote is obtained, if the Company receives a written Acquisition Proposal from any Person that did not result from a material breach of Section 6.2(b), the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and, subject to compliance with this Section 6.2, (i) the Company and its Representatives may provide non-public information and data concerning the Company and its Subsidiaries in response to a request therefor by such Person if the Company receives from such Person an executed confidentiality agreement on customary terms not materially more favorable to such Person than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making or amendment of an Acquisition Proposal); provided that the Company shall promptly (and in any event within 24 hours thereafter) make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that the Company made available to any Person given such access which was not previously made available to Parent or Merger Sub, (ii) the Company and its Representatives may engage or participate in any discussions or negotiations with such Person and (iii) after having complied with Section 6.2(e), the Board of Directors of the Company or any committee thereof may authorize, adopt, approve, recommend, or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (i) or (ii) above, the Board of Directors of the Company or any committee thereof determines in good faith (after consultation with its outside legal counsel) that failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable Law; (y) in each such case referred to in clause (i) or (ii) above, the Board of Directors of the Company or any committee thereof has determined in good faith (after consultation with its financial advisor) that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; and (z) in the case referred to in clause (iii) above, the Board of Directors of the Company or any committee thereof determines in good faith (after consultation with its outside legal counsel and financial advisor) that such Acquisition Proposal is a Superior Proposal. For the avoidance of doubt, notwithstanding the occurrence of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 6.2(a) with respect to any Excluded Parties, including with respect to any amended proposal submitted by any Excluded Parties following the No-Shop Period Start Date, and the restrictions in Section 6.2(b) shall not apply with respect thereto.

(d) Definitions. For purposes of this Agreement:

(i) “Acquisition Proposal” means (i) any proposal or offer with respect to a merger, consolidation, business combination or similar transaction involving the Company and/or any of its Subsidiaries or (ii) any acquisition by any Person or group of Persons resulting in, or proposal or offer to acquire by tender offer, share exchange or in any manner which if consummated would result in, any Person or group of Persons becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, more than 20% of the total voting power or of any class of equity securities of the Company, or more than 20% of the consolidated total assets (including, equity securities of its Subsidiaries) of the Company and its Subsidiaries, taken as a whole, in each case other than the transactions contemplated by this Agreement.

(ii) “Superior Proposal” means an Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%), that the Board of Directors of the Company or any committee thereof has determined in its good faith judgment (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal (including the financing thereof) and the Person making the proposal, and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement.

(iii) “Excluded Party Superior Proposal” means any Superior Proposal made by an Excluded Party.

(e) No Change in Recommendation or Alternative Acquisition Agreement. Except as set forth in this Section 6.2(e), Section 6.2(f), Section 8.3(a) or Section 8.3(c), the Board of Directors of the Company and each committee thereof shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger or approve or recommend, or propose publicly to approve or recommend, or resolve to approve or recommend, any Acquisition Proposal (it being understood that the Board of Directors may take no position with respect to an Acquisition Proposal until the close of business as of the tenth (10th) business day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification); or

(ii) except as expressly permitted by Section 8.3(a), cause or permit the Company to enter into any letter of intent, acquisition agreement, merger agreement or similar definitive agreement (other than a confidentiality agreement referred to in Section 6.2(a) or Section 6.2(c)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, the Board of Directors of the Company and any committee thereof may withhold, withdraw, qualify or modify the Company Recommendation or approve, recommend or otherwise declare advisable any Acquisition Proposal that the Board of Directors of the Company or any committee thereof believes in good faith is a Superior Proposal (including any Excluded Party Superior Proposal) made after the date hereof, if the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with outside counsel, that failure to do so could be inconsistent with its fiduciary obligations under applicable Law (a “Change of Recommendation”) and may also take action pursuant to Section 8.3(a) or Section 8.3(c); provided, however, that the Company shall not effect a Change of Recommendation in connection with a Superior Proposal or take any action pursuant to

Section 8.3(a) with respect to a Superior Proposal unless: (x) the Company notifies Parent in writing, at least seventy-two (72) hours in advance, that it intends to effect a Change of Recommendation in connection with a Superior Proposal or to take action pursuant to Section 8.3(a) with respect to a Superior Proposal, which notice shall specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and attach the most current version of such agreement; (y) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal or taking any action pursuant to Section 8.3(a) with respect to a Superior Proposal, the Company shall negotiate in good faith with Parent during such seventy-two (72) hour period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement as would permit the Board of Directors of the Company not to effect a Change of a Recommendation in connection with a Superior Proposal or to take such action pursuant to Section 8.3(a) in response to a Superior Proposal; and (z) the Board of Directors of the Company shall have considered in good faith any changes to this Agreement, the Financing Commitments and the Guarantee offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect; provided that, for the avoidance of doubt, the Company shall not effect a Change of Recommendation in connection with a Superior Proposal or take any action pursuant to Section 8.3(a) with respect to a Superior Proposal prior to the time that is seventy-two (72) hours after it has provided the written notice required by clause (x) above; provided further that in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, the Company shall provide written notice of such modified Acquisition Proposal and shall again comply with this Section 6.2(e), except that the deadline for such new written notice shall be reduced to twenty-four (24) hours (rather than the seventy-two (72) hours otherwise contemplated by this Section 6.2(e)) and the time the Company shall be permitted to effect a Change of Recommendation in connection with a Superior Proposal or to take action pursuant to Section 8.3(a) with respect to a Superior Proposal shall be reduced to the time that is twenty-four (24) hours after it has provided such written notice (rather than the time that is seventy-two (72) hours otherwise contemplated by this Section 6.2(e)).

(f) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the Board of Directors of the Company or any committee thereof from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company).

(g) Notice. Within three (3) business days following the No-Shop Period Start Date, the Company shall notify Parent of the number of Excluded Parties and provide Parent with a written summary of the material terms and conditions of any Acquisition Proposal received from any Excluded Party (which material terms and conditions shall include the identity of the Person or group of Persons making the Acquisition Proposal). From and after the No-

Shop Period Start Date, the Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent if (i) any proposals or offers with respect to an Acquisition Proposal are received by it or any of its Representatives indicating, in connection with such notice, the identity of the Person making the proposal or offer and the material terms and conditions of any proposals or offers (including, if applicable, copies of any proposals or offers constituting Acquisition Proposals, including proposed agreements) and (ii) any non-public information is requested from, or any discussions or negotiations are sought to be initiated with, it or any of its Representatives indicating, in connection with such notice, the identity of the Person seeking such information or discussions or negotiations, and in each case, thereafter shall keep Parent reasonably informed of the status of any such discussions or negotiations. In the event that any such party modifies its Acquisition Proposal in any material respect, the Company shall notify Parent within 48 hours after receipt of such modified Acquisition Proposal of the fact that such Acquisition Proposal has been modified and the terms of such modification (including, if applicable, copies of any written documentation reflecting such modification). The Company agrees that it and its Subsidiaries will not enter any confidentiality agreement subsequent to the date hereof which prohibits the Company from providing to Parent such material terms and conditions and other information.

6.3. Proxy Filings; Information Supplied. The Company shall prepare and file with the SEC, as promptly as practicable after the date hereof, a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees that at the date of mailing to stockholders of the Company and at the time of the Stockholders Meeting, (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Merger Sub agree that none of the information supplied by either of them or any of their Affiliates for inclusion in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent an opportunity to review and comment on such document or response and shall consider in good faith any comments reasonably proposed by Parent.

6.4. Stockholders Meeting. Subject to fiduciary obligations under applicable Law, the Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all reasonable action necessary to convene a meeting of Record Holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the date of mailing of the Proxy Statement to consider and vote upon the adoption of this Agreement; provided however, for the avoidance of doubt, the Company may postpone or adjourn the

Stockholders Meeting (i) with the consent of Parent; (ii) for the absence of a quorum; (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors of the Company has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting; (iv) if required by Law or (v) if the Company has provided a written notice to Parent and Merger Sub pursuant to Section 6.2(e) that it intends to make a Change of Recommendation in connection with a Superior Proposal or take action pursuant to Section 8.3(a) with respect to a Superior Proposal and the deadline contemplated by Section 6.2(e) with respect to such notice has not been reached. Subject to Section 6.2, the Board of Directors of the Company shall recommend such adoption, shall include such recommendation in the Proxy Statement and shall take all reasonable lawful action to solicit such adoption of this Agreement.

6.5. Filings; Other Actions; Notification.

(a) Proxy Statement. The Company shall promptly notify Parent of the receipt of all comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC. The Company shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement; provided, that, the Company shall not be required to mail the Proxy Statement prior to fifth (5th) business day following the No-Shop Period Start Date.

(b) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, including under the HSR Act, the ECMR and any other applicable Antitrust Law. In furtherance of and not in limitation of the foregoing, (i) Parent and the Company each shall file the initial pre-merger notifications with respect to this Agreement and the transactions contemplated herein required under the HSR Act (which filing, including the exhibits thereto, need not be shared or otherwise disclosed to the other party except to outside counsel of each party) no later than fifteen (15) business days after the date of this Agreement and (ii) Parent shall file a pre-merger notification under the ECMR (which filing, including the exhibits thereto, need not be shared or otherwise disclosed to the other party except to outside counsel of each party) no later than twenty (20) business days after the date of this Agreement. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act, the ECMR and any other applicable Antitrust Law. Parent will not withdraw its initial filing under the HSR Act, the ECMR or any other Antitrust Law, as the case may be, and refile it unless the Company has consented in advance to such withdrawal and refiling. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Nothing in this Agreement shall require the Company or its Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, the ECMR and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement, including under the HSR Act, the ECMR and any other applicable Antitrust Law.

(d) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Affiliates, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its Affiliates, officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Merger and the other transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(e) Antitrust Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this

Section 6.5(e), each of the Company (in the case of clauses (i) and (iii) of this Section 6.5(e) set forth below) and Parent (in all cases set forth below) agree to take or cause to be taken the following actions:

(i) to provide promptly to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Law (a “Governmental Antitrust Entity”) such non-privileged information and documents as requested by any such Governmental Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement;

(ii) to use its reasonable best efforts to avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment, investigation or Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including the proffer and agreement by Parent of its willingness to sell or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, disposal and holding separate of, such assets, categories of assets or businesses or other segments of the Company or Parent or either’s respective Subsidiaries or Affiliates (and the entry into agreements with, and submission to orders of, the relevant Governmental Antitrust Entity giving effect thereto) if such action is reasonably necessary to avoid, prevent, eliminate or remove the actual or threatened (x) commencement of any investigation or proceeding in any forum or (y) issuance or enactment of any order, decree, decision, determination, judgment or Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger and the other transactions contemplated hereby by any Governmental Antitrust Entity; and

(iii) in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, to use its reasonable best efforts to take any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this Section 6.5(e)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

(iv) Environmental Transfer Statute. The Company and Parent shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions reasonably necessary under this Agreement to comply with applicable requirements pursuant to the New Jersey Industrial Site Recovery Act.

6.6. Access and Reports. Subject to applicable Law, from the date hereof throughout the period prior to the Effective Time, the Company shall (and shall cause its Subsidiaries to) (i) upon reasonable prior written notice, afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours, to its employees, properties, books, contracts and records, (ii) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested by Parent, and (iii) within twenty (20) days after the end of each month following the date hereof, furnish to Parent an unaudited monthly consolidated statements of operations for the Company and its Subsidiaries; provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify or supplement any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used its reasonable best efforts to obtain the consent of such third party to such inspection or disclosure, (ii) to disclose any privileged information of the Company or any of its Subsidiaries, or (iii) to disclose any sensitive or personal information that could reasonably be expected to expose the Company to the risk of liability. All requests for information made pursuant to this Section 6.6 shall be directed to the General Counsel of the Company or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

6.7. Stock Exchange De-listing. Parent shall cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

6.8. Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter (unless and until a Change of Recommendation has occurred or in connection with Section 6.2(f)) the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

6.9. Employee Benefits.

(a) Parent agrees that, during the period commencing at the Effective Time and ending on December 31, 2011, the employees of the Company and its Subsidiaries will be provided with (i) base salary or base hourly wage which are no less than the base salary or base hourly wage provided by the Company and its Subsidiaries immediately prior to the Effective Time, (ii) employee benefits, including cash-based bonus opportunities, that are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries immediately prior to the Effective Time and (iii) severance benefits that are no less favorable than those set forth in Section 6.9(a) of the Company Disclosure Letter ; provided, however, that in no event shall Parent or any of its Affiliates (including the Surviving Corporation) be required to take into account any equity compensation or bonus performance targets when determining whether employee benefits are substantially comparable.

(b) Parent shall cause any employee benefit plans which the employees of the Company and its Subsidiaries are entitled to participate in to take into account for purposes of eligibility, vesting and benefit accrual thereunder (other than any benefit accrual under any defined benefit pension plans), service by employees of the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company or any of its Subsidiaries (except to the extent it would result in a duplication of benefits).

(c) Parent shall, and shall cause the Surviving Corporation and any successor thereto to honor the Company’s and its Subsidiaries’ obligations under the agreements identified in Section 6.9(c) of the Company Disclosure Letter in accordance with their terms.

(d) If the Effective Time occurs prior to September 30, 2010, immediately prior to the Effective Time and only to the extent it will not cause an impermissible acceleration event under Section 409A of the Code or result in non-deductible payments under Section 280G of the Code, the Company will pay (i) each participant in the Company Executive Bonus Plan and (ii) each participant who has historically been eligible to receive a discretionary bonus in the ordinary course of business consistent with past practices who remains employed through the Effective Time for the year in which the Effective Time occurs, an annual bonus in an amount determined in a manner that is substantially consistent with past practice and equal to the product of (x) the annual bonus earned by participants for the year in which the Effective Time occurs (assuming a full year of performance) as reasonably determined by the Company, not to exceed $15 million in the aggregate, and (y) a fraction, the numerator of which is the number of days elapsed in the plan year from the commencement of the plan year until the date on which the Effective Time occurs and the denominator of which is 365. If the Effective Time occurs after September 30, 2010, the Company shall be permitted, prior to the Effective Time, to pay annual bonuses for 2010 in an amount equal to the annual bonus earned by participants for the 2010 calendar year, in a manner that is substantially consistent with past practice and which shall not exceed $15 million in the aggregate.

(e) Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of the Benefit Plans identified in Section 6.9(e) of the Company Disclosure Letter will occur upon the Effective Time.

(f) Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any Benefit Plan, (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third party any right to enforce the provisions of this Section 6.9 or (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to (A) maintain any particular benefit plan or (B) retain the employment of any particular employee.

6.10. Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article IV. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement and the financing thereof (collectively, the “Expenses”) shall be paid by the party incurring such expense except, subject to the terms of this Agreement, (a) for Parent’s reimbursement obligations pursuant to Section 6.14(b), (b) for Parent’s indemnification obligations pursuant to Section 6.14(b), (c) for Parent’s reimbursement obligations pursuant to Section 6.19, and (d) for Parent’s indemnification and payment obligations pursuant to Section 6.19.

6.11. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party.

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s insurance carrier as of the date hereof with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the cost of the annual premium amount for such “tail” insurance policies does not exceed an amount equal to 300% of the annual premiums currently paid by the Company for such insurance. If the Company or the Surviving Corporation, as applicable, for any reason fail to obtain such insurance policies as of the Effective Time, the

Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

(d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, who are third party beneficiaries of this Section 6.11.

(e) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation, bylaws or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation, bylaws or comparable governing documents of the Company and its Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

6.12. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.13. Parent Vote.

(a) Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of the Company by consent in lieu of a meeting).

(b) Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting the Agreement.

6.14. Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitments and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under the Financing Commitments if such amendment, modification or waiver would (x) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing unless the Equity Financing is increased by a corresponding amount), or (y) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing in a manner that would reasonably be expected to (I) delay or prevent the Closing Date, (II) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (III) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Financing Commitments or the definitive agreements with respect thereto, the ability of Parent or Merger Sub to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby. Subject to the limitations set forth in Section 5.2(e), Parent and Merger Sub may replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitments as of the date hereof, if the addition of such additional parties, individually or in the aggregate, would not prevent, delay or impair the availability of the financing under the Debt Financing Commitments or the consummation of the transactions contemplated by this Agreement. For purposes of this Section 6.14, references to “Financing” shall include the financing contemplated by the Financing Commitments as permitted to be amended or modified by this Section 6.14(a) and references to “Financing Commitments” or “Debt Financing Commitments” shall include such documents as permitted to be amended or modified by this Section 6.14(a). Without limiting the foregoing, Parent and Merger Sub shall use their reasonable best efforts to (i) maintain in effect the Debt Financing Commitments until the transactions contemplated by this Agreement are consummated, (ii) satisfy all conditions and covenants applicable to Parent and Merger Sub in the Debt Financing Commitments (including by consummating the financing pursuant to the terms of the Equity Financing Commitments) at or prior to Closing and otherwise comply with its obligations thereunder, (iii) enter into definitive agreements with respect thereto on the terms and conditions (including the flex provisions) contemplated by the Debt Financing Commitments, (iv) consummate the Financing at or prior to the Closing, (v) enforce its rights under the Debt Financing Commitments and (vi) cause the lenders and other Persons providing Financing to fund on the Closing Date the Financing contemplated to be funded on the Closing Date by the Debt Financing Commitments (or such lesser amount as may be required to consummate the Merger and the other transactions contemplated hereby). Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Financing Commitment or definitive document related to the Financing of which Parent or its Affiliates becomes aware; (B) of the receipt of any written notice or other written communication from any Person with respect to any: (x) actual or potential breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Financing or any provisions of the Financing Commitment or any definitive document related to the Financing or (y) material dispute or disagreement between or among any parties to any Financing Commitment or any definitive document related to the Financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or any definitive agreement with respect thereto); and (C) if for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitment or the definitive documents related to the Financing; provided, that in no event will Parent or Merger Sub be under any obligation to disclose any information that is subject to attorney-client or similar privilege if Parent and Merger Sub shall have used their reasonable best efforts to disclose such information in a way that would not waive such privilege. As soon as reasonably practicable, but in any event within five (5) business days after the date the Company delivers Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Financing Commitments, Parent shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources on terms and conditions that are no less favorable, in the aggregate, to Parent (taking into account the flex provisions set forth in the Debt Financing Commitments) than those set forth in the Debt Financing Commitment, in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event but no later than the earlier of the last business day of the Marketing Period. For purposes of this Agreement, “Marketing Period” shall mean the first period of 20 consecutive calendar days after the date of this Agreement throughout which (A) Parent shall have the Essential Marketing Information and (B) the conditions set forth in Section 7.1 shall have been satisfied (other than those conditions that by their nature can only be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such twenty (20) consecutive calendar day period; provided, however, without the consent of Parent, in no event shall the Marketing Period commence prior to September 7, 2010; provided, further, that if such 20 consecutive day period has not ended prior to November 25, 2010 then it will not commence until November 29, 2010; and provided, further, that if the Marketing Period has not ended on or prior to December 23, 2010, the Marketing Period shall not be deemed to have commenced until January 4, 2011 for any purpose hereunder; and provided, further, that (i) such 20 consecutive day period will be reduced to 18 consecutive days if such 18 consecutive day period begins on or after November 29, 2010 and is completed on or before December 23, 2010 and (ii) the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, PricewaterhouseCoopers LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Company Reports (or if the Essential Marketing Information includes the Company’s audited financial statements as of, and for the 12 month period ending September 30, 2010 with respect to the audited financial statements dated as of such date); provided that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing otherwise is obtained. For purposes of this Agreement, “Essential Marketing Information” shall mean, as of any date, (i) such financial statements, financial data and other pertinent information regarding the Company and its Subsidiaries of the type required by SEC Regulation S-X and SEC Regulation S-K under the Securities Act (including pro forma financial information, provided that it is understood that assumptions underlying the pro forma adjustments to be made are the responsibility of the Parent) for registered offerings of non-convertible debt securities, to the extent the same is of the type and form customarily included in private placements under Rule 144A under the Securities Act to consummate the offering of secured or unsecured senior notes and/or senior subordinated notes, made on any date during the relevant period and specified in writing by Parent to the Company not later than twenty (20) days after the date hereof (provided that in no circumstance shall the Company be required to provide subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, Compensation Disclosure and Analysis required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum), and (ii) such other information and data as are otherwise necessary in order to receive customary “comfort” letters with respect to the financial statements and data referred to in clause (i) of this definition (including “negative assurance” comfort) from the independent auditors of the Company and its Subsidiaries on any date during the relevant period; provided, however, that if the Company shall in good faith reasonably believe it has delivered the Essential Marketing Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in that notice unless Parent in good faith reasonably believes the Company has not completed delivery of the Essential Marketing Information and, within three (3) business days of the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Essential Marketing Information that Parent reasonably believes the Company has not delivered). Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and concurrently provide copies of all material documents provided to the lenders or otherwise related to the Debt Financing to the Company.

(b) Prior to the Closing, the Company shall use reasonable best efforts to provide to Parent and Merger Sub, at Parent’s sole expense, all reasonable cooperation reasonably requested by Parent that is necessary in connection with the Financing, including (i) furnishing Parent and Merger Sub and their Financing Sources the Essential Marketing Information, (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Financing and the Chief Executive Officer, Chief Financial Officer and General Counsel of the Company and other members of senior management and Representatives of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing (iii) assisting Parent and its Financing Sources in the preparation of customary offering memoranda, bank information memoranda, rating agency presentations and lender presentations relating to the Debt Financing, (iv) cooperating with the marketing efforts of Parent and its Financing Sources for all or any portion of the Debt Financing, (v) providing and executing documents as may be reasonably requested by Parent, including a certificate of the Chief Financial Officer of the Company with respect to solvency matters substantially in the form attached to the Debt Financing Commitment, (vi) executing and delivering any pledge and security documents and otherwise facilitating the pledging of collateral, and (vii) using commercially reasonable efforts to obtain accountant’s comfort letters and legal opinions reasonably requested by Parent and customary for financings similar to the Financing; provided, however, that, (a) irrespective of the above, no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument (other than the authorization letters referred to above) shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time, (b) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries and (c) none of the Company or any of its Subsidiaries shall be required to issue any offering or information document. None of the Company or any of its Subsidiaries shall be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) in connection with the Financing or any of the foregoing prior to the Effective Time. Parent shall indemnify and hold harmless the Company, its Subsidiaries and the Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 6.14(b)) and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries provided by the Company in writing specifically for use in the Financing offering documents). Notwithstanding anything to the contrary, the condition set forth in Section 7.2(b), as it applies to the Company’s obligations under this Section 6.14(b), shall be deemed satisfied unless there has occurred a knowing and willful material breach of its obligations under this Section 6.14(b). Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 6.14(b). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries.

(c) In no event shall Parent or any of its Affiliates prohibit or seek to prohibit any bank or investment bank or other potential provider of debt or equity financing, including the Financing Sources, from providing financing or financial advisory services to any Person in connection with a transaction relating to the Company or its Subsidiaries) or in connection with the Merger or the other transactions contemplated hereby. Until the No-Shop Period Start Date, neither Parent nor any of its Affiliates shall seek or obtain any equity commitments or equity financing in respect of the Merger or any of the other transactions contemplated hereby, or provide any information in respect thereof to any potential investor in Parent, or any of Parent’s or any such investor’s financing sources or potential financing sources or other representatives who have not been provided any such information prior to the date hereof, other than as set forth in the Equity Financing Commitments, as in effect on the date hereof.

(d) Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article VII. In addition, the completion of the issuance of unsecured senior notes (the “Senior Notes”) contemplated by the Debt Financing Commitments is not a condition to Closing. In the event that all or any portion of the Debt Financing to be obtained through the issuance of the Senior Notes as contemplated by the Debt Financing Commitments has not been obtained on or prior to the Closing, Parent shall use its reasonable best efforts to cause, no later than the Closing, the senior unsecured credit facility to be drawn and the proceeds of the senior unsecured credit facility contemplated by the Debt Financing Commitments to be used to replace such portion of the Senior Notes not issued at Closing.

6.15. No Parent Distributions. From the date of this Agreement until the Effective Time, Parent shall not declare, set aside, make or pay any dividend or other distribution with respect to any of its capital stock.

6.16. ESOP. At or prior to the Effective Time, the Company shall amend the NBTY, Inc. Associate Stock Ownership Plan, as amended and restated effective December 31, 2006 (“ESOP”), so that it will no longer invest in employer securities following the Effective Time.

6.17. Resignations. The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time, of those directors of any Subsidiary designated by Parent to the Company in writing at least ten business days prior to the Closing.

6.18. Stockholder Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened in writing, against the Company and/or the members of the

Board of Directors of the Company prior to the Effective Time, the Company shall promptly notify Parent of any such stockholder litigation brought, or, to the Knowledge of the Company, threatened in writing against the Company and/or members of the Board of Directors of the Company and shall keep Parent reasonably informed with respect to the status thereof. The Company shall reasonably consult with Parent with respect to the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

6.19. Existing Indebtedness.

(a) Prior to the Closing, at its option, before the commencement of the Marketing Period, Parent may direct the Company to, in accordance with the indenture (as supplemented from time to time, the “Indenture”) governing the Company’s 7 1 /8% Senior Subordinated Notes due 2015 (the “2015 Notes”), commence a tender offer and consent solicitation (the “Tender Offer”) for all of the outstanding 2015 Notes on the terms and conditions determined by Parent in its sole discretion, and Parent and Merger Sub shall provide such assistance as may be reasonably requested by the Company in connection therewith. In the event Parent elects before the commencement of the Marketing Period to direct the Company to conduct the Tender Offer, (i) Parent shall promptly prepare all necessary and appropriate documentation in connection with the Tender Offer, including the offer to purchase, related letters of transmittal and other related documents (collectively, the “Offer Documents”), shall provide the Company an opportunity to review and comment on the Offer Documents and shall include any proposed changes reasonably requested by the Company thereon; (ii) Parent and the Company shall cooperate, and shall use their reasonable best efforts to cause their respective advisors and representatives to cooperate, with each other in the preparation of the Offer Documents; (iii) the Company, Parent and Merger Sub shall cooperate in connection with the Tender Offer in order to cause the initial settlement of the Tender Offer to occur simultaneously with the Closing; (iv) upon the receipt of the necessary consents required to amend the Indenture, the Company shall enter into a supplemental indenture reflecting the amendments to such indenture approved by the holders of the 2015 Notes and will use its reasonable best efforts to cause the Indenture trustee to promptly enter into such supplemental indenture; provided that the amendments contained in such supplemental indenture shall not become operative until the acceptance of and payment for the 2015 Notes tendered representing a majority in principal amount of the 2015 Notes and the closing of the Tender Offer shall be conditioned on, and shall not occur prior to, the Effective Time and shall otherwise be completed in compliance with applicable Laws and SEC rules and regulations; and (v) simultaneously with and conditioned upon the Closing and in accordance with the terms of the Tender Offer (but prior to the time the Company is required to pay for any 2015 Notes accepted in the Tender Offer), Parent shall provide to the Surviving Corporation the funds necessary to consummate the Tender Offer and consent solicitation (including the payment of all applicable premiums, consent fees and all related fees and expenses) and shall pay all fees and expenses related thereto, including those of any dealer managers. Nothing herein shall prevent the Company from preparing or filing any report required to be filed pursuant to the Exchange Act and incorporated by reference into the Offer Documents. Notwithstanding the foregoing, none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or to make any other payment (other than reasonable out-of-pocket costs) or incur any other liability or provide or agree to provide any indemnity in connection with the Tender Offer, compliance with this Section 6.19 or any of the foregoing that is effective prior to the Effective Time. Parent shall indemnify and hold harmless the Company, its Subsidiaries and the Representatives of the Company from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Tender Offer and in compliance with this Section 6.19 (including any action taken in accordance with this Section 6.19(a)) and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries). Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 6.19(a), including in connection with the review of the Offer Documents. At the request of Parent, in connection with the Tender Offer and the related consent solicitation, the Company shall enter into one or more dealer manager agreements on customary terms with such Persons as shall be determined by Parent (which agreements shall be assumed by Parent in the event this Agreement is terminated).

(b) If Parent does not elect before the commencement of the Marketing Period to direct the Company to conduct and complete the Tender Offer as contemplated by Section 6.19(a) or the conditions to the Tender Offer are not satisfied (or, with the prior written consent of Parent, waived at Closing), the Company shall comply with Section 3.01 of the Indenture at the Effective Time or use its reasonable best efforts to obtain the agreement of the trustee under the Indenture to waive compliance with Section 3.01 of the Indenture in connection with the Discharge. If requested by the Parent in writing, the Company shall (A) simultaneously with the Effective Time issue a notice of optional redemption for all of the outstanding aggregate principal amount of the 2015 Notes pursuant to the redemption provisions of the Indenture, and (B) simultaneously with the Effective Time, take any other actions reasonably requested by the Parent to facilitate the satisfaction and discharge of the 2015 Notes pursuant to the satisfaction and discharge provisions of the Indenture and the other provisions of the Indenture; provided that prior to or simultaneously with the Company’s being required to take any of the actions described in clauses (A) and (B) above, the Parent shall have, or shall have caused to be, deposited with the trustee under the Indenture in a timely manner sufficient funds to effect such redemption and satisfaction and discharge. The redemption and satisfaction and discharge of the 2015 Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of the 2015 Notes. Subject to the foregoing three (3) sentences, the Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Discharge of the 2015 Notes identified to the Company by Parent in writing at any time.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver

(where permissible and in writing) at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b) Regulatory Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated; and (ii) all required approvals by the European Commission and, if applicable, any member state of the European Union, in each case, applicable to the Merger under applicable Law shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired.

(c) Orders. As of the Closing, no court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (in writing) by Parent at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 5.1(b) and 5.1(c) shall be true and correct in all respects (except, with respect to the representations and warranties of the Company set forth in Section 5.1(b), for such inaccuracies as are de minimis relative to Section 5.1(b) taken as a whole) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct does not have, and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that such officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this

Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer to such effect.

(c) No Company Material Adverse Effect. Except as disclosed in any Company Report filed with the SEC prior to the date hereof (excluding any Excluded Disclosure) or in the Company Disclosure Letter, from the date of this Agreement to the Effective Time, there shall not have occurred and be continuing any change, event or occurrence that has had or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) FIRPTA Affidavit. At the Closing, the Company shall cause to be delivered to Parent an executed affidavit dated as of the Closing Date, in accordance with Treasury Regulation Section 1.897-2(h)(2), certifying that an interest in the Company is not a U.S. real property interest within the meaning of Section 897(c) of the Code and sets forth the Company’s name, address and taxpayer identification number.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver (in writing) by the Company at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, except where the failure of such representations and warranties to be so true and correct does not materially and adversely affect the ability of the Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that such officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

7.4. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.2 or 7.3, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Sections 6.5 and 6.14.

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by December 31, 2010, whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) (such date, as it may be extended pursuant to the provisions hereof, the “Termination Date”); provided, however, that in the event that the Marketing Period has not been completed on or before December 23, 2010, the Termination Date shall be extended to January 31, 2011; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.2(a) if the Company has the right to terminate this Agreement pursuant to Section 8.3(b); (b) the Stockholders Meeting shall have been held and completed and adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained at such Stockholders Meeting or at any adjournment or postponement thereof; or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a)), provided, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of, or the primary factor that resulted in, the failure of a condition to the consummation of the Merger to have been satisfied on or before the Termination Date.

8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company:

(a) at any time prior to the time the Company Requisite Vote is obtained, if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement (including, Section 6.2(e)), to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; (ii) immediately prior to or substantially concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal; and (iii) the Company immediately prior to or substantially concurrently with such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5;

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) calendar days after written notice thereof is given by the Company to Parent and (ii) the date that is three (3) business days prior to the Termination Date; provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 7.1, 7.2(a) or 7.2(b) not to be satisfied;

(c) if (i) the Board of Directors of the Company shall have made a Change of Recommendation in response to, or as a result of, an event, development, occurrence, or change in circumstances or facts, occurring or arising after the date hereof (other than in connection with an Acquisition Proposal), which event, development, occurrence, or circumstances or facts did not exist or was not actually known, appreciated or understood by the Board of Directors of the Company, and (ii) the Company, immediately prior to or substantially concurrently with such termination, pays to Parent in immediately available funds any fees required to be paid by it pursuant to Section 8.5; or

(d) if (i) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within two (2) business days following the date the Closing should have occurred pursuant to Section 1.2 and (iii) the Company stood ready, willing and able to consummate on that date; provided, that during such two business day period following the date the Closing should have occurred pursuant to Section 1.2, no party shall be entitled to terminate this Agreement pursuant to Section 8.2(a).

8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if (a) the Board of Directors of the Company shall have made a Change of Recommendation or shall have approved or recommended to the Stockholders of the Company an Acquisition Proposal; or (b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied and such breach cannot be or is not cured prior to the earlier of (i) thirty (30) calendar days after written notice thereof is given by Parent to the Company and (ii) the date that is three (3) business days prior to the Termination Date; provided, however, that Parent is not then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 7.1, 7.3(a) or 7.3(b) not to be satisfied.

8.5. Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability to pay the Termination Fee or Parent Fee pursuant to this Section 8.5 and (ii) this Section 8.5 and Article IX shall survive the termination of this Agreement.

(b) In the event that:

(i) (x) before obtaining the Company Requisite Vote, this Agreement is terminated pursuant to Section 8.2(a) (the section relating to the Termination Date), or Section 8.2(b) (the section relating to failure to receive stockholder approval), (y) any Person shall have made a bona fide Acquisition Proposal after the date of this Agreement but prior to such termination, and such Acquisition Proposal shall not have been publicly withdrawn prior to such termination or, with respect to a termination pursuant to Section 8.2(b), prior to the Stockholders Meeting and (z) within 12 months of such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal and such Acquisition Proposal is consummated (provided that for purposes of this clause (z) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Parent pursuant to clause (a) of Section 8.4 (the section relating to a Change of Recommendation);

(iii) (x) this Agreement is terminated by the Company pursuant to Section 8.3(a) (the section relating to an Alternative Acquisition Agreement) or (y) Section 8.3(c) (the section relating to a Change of Recommendation); or

(iv) this Agreement is terminated pursuant to Section 8.4(b) as a result of a knowing and willful material breach of this Agreement by the Company.

then the Company shall (A) in the case of clause (i) above, within three (3) business days after the date on which the Company consummates the Acquisition Proposal referred to in subclause (i)(z) above), (B) in the case of clause (ii) or (iv), no later than three (3) business days after the date of such termination and (C) in the case of clause (iii) above, immediately prior to or substantially concurrently with such termination, pay Parent the Termination Fee (as defined below) by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion). “Termination Fee” shall mean (x) an amount equal to $53,554,466 if the Termination Fee becomes payable in connection with termination of this Agreement pursuant to Section 8.3(a), and the party to the Alternative Acquisition Agreement referred to in Section 8.3(a), or the party who consummates the Acquisition Proposal referred to in Section 8.5(b)(i) in connection with a termination pursuant to Section 8.2(a) or 8.2(b), is, in each case, an Excluded Party and (y) an amount equal to $98,183,188 in all other circumstances.

(c) In the event that this Agreement is terminated pursuant to:

(i) Section 8.3(b) (the section relating to material breach by Parent or Merger Sub); or

(ii) Section 8.3(d) (the section relating to failure to consummate on the Closing Date specified by Section 1.2);

then Parent shall promptly, but in no event later than three (3) business days after the date of such termination, pay or cause to be paid to the Company an amount equal to $214,217,865 (the “Parent Fee”) minus the sum of (x) any reimbursement and indemnification obligations of Parent pursuant to Section 6.14(b) and (y) any reimbursement, indemnification and payment obligations of Parent pursuant to Section 6.19 ((x) and (y) collectively, the “Parent Payment Obligations”), by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Parent Fee on more than one occasion).

(d) The parties acknowledge that the agreements contained in Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b) or Parent fails to promptly pay the amount due pursuant to Section 8.5(c), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.5(b) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.5(c) or any portion thereof, the Company shall pay to Parent or Merger Sub, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, the Parties hereto expressly acknowledge and agree that:

(i) the Company’s receipt of the Parent Fee pursuant to Section 8.5(c) (including its rights to enforce the Guarantee with respect thereto), the Parent Payment Obligations and the Company’s right to specific performance of this Agreement by the parties hereto pursuant to Section 9.5(c) shall be the sole and exclusive remedies of the Company and its Subsidiaries against Parent, Merger Sub, the Guarantors and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, employees, Affiliates or agents for any loss suffered with respect to this Agreement, the Guarantee, the transactions contemplated hereby and thereby (including any breach by Parent or Merger Sub), the termination of this Agreement, the failure of the Merger to be consummated or any breach of this Agreement by Parent or Merger Sub, and upon payment of such amounts, none of Parent, Merger Sub, their Financing Sources, the Guarantors or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, employees, Affiliates or agents shall have any further liability or obligation to the Company relating to or arising out of this Agreement or the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure;

(ii) in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement, the payment of (A) the Parent Fee pursuant to Section 8.5(c), which constitutes a reasonable estimate of the monetary damages that will be suffered by the Company by reason of breach or termination of this Agreement or the Guarantee, and (B) any reimbursement and expense obligations of Parent pursuant to the first sentence of this Section 8.5(d), shall be in full and complete satisfaction of any and all monetary damages of the Company arising out of or related to this Agreement and the Guarantee, the transactions contemplated hereby and thereby (including, any breach by Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement, and any claims or actions under applicable Law arising out of any such breach, termination or failure;

(iii) in no event shall the Company be entitled to seek or obtain any recovery or judgment in excess of the Parent Fee (plus, in the case the Parent Fee is not timely paid, the amounts described in the first sentence of this Section 8.5(d)), against Merger Sub, Parent, the Guarantor or any of their respective stockholders, partners, members, Affiliates, directors, officers, employees or agents or any of their respective assets, and in no event shall the Company be entitled to seek or obtain any other damages of any kind against any such Person or the Financing Sources, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the Guarantee or the transactions contemplated hereby and thereby (including, any breach by Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, however, this Section 8.5(d)(iii) shall not limit the right of the parties hereto to specific performance of this Agreement pursuant to Section 9.5(c) prior to the termination of this Agreement in accordance with its terms provided, further, in no event will the Company be entitled to both the payment of the Parent Fee and specific performance of this Agreement;

(iv) Parent’s receipt of the Termination Fee from the Company pursuant to Section 8.5(b) (including any reimbursement and expense obligations of the Company pursuant to the first sentence of this Section 8.5(d)) and Parent’s right to specific performance of this Agreement by the parties hereto pursuant to Section 9.5(c) shall be the sole and exclusive remedy of Parent, Merger Sub, the Guarantors and their respective Affiliates against the Company, its Subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, Affiliates or agents for any loss suffered with respect to this Agreement, the transactions contemplated hereby (including any breach by the Company), the termination of this Agreement, the failure of the Merger to be consummated or any breach of this Agreement by the Company, and upon payment of such amounts, none of the Company, its Subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this

Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure;

(v) in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement, the payment of (A) the Termination Fee pursuant to Section 8.5(b), which constitutes a reasonable estimate of the monetary damages that will be suffered by Parent and Merger Sub by reason of breach or termination of this Agreement, and (B) any reimbursement obligations of the Company pursuant to the first sentence of this Section 8.5(d) shall be in full and complete satisfaction of any and all monetary damages of Parent and Merger Sub arising out of or related to this Agreement, the transactions contemplated hereby and thereby (including, any breach by the Company), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement, and any claims or actions under applicable Law arising out of any such breach, termination or failure; and

(vi) in no event shall Parent, Merger Sub or the Guarantor be entitled to seek or obtain any recovery or judgment in excess of the Termination Fee (plus, in the case the Termination Fee is not timely paid, the amounts described in the first sentence of this Section 8.5(d)) against the Company, its Subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, Affiliates or agents or any of their respective assets, and in no event shall Parent, Merger Sub or the Guarantor be entitled to seek or obtain any other damages of any kind, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the transactions contemplated hereby (including, any breach by the Company), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, however, this Section 8.5(d)(vi) shall not limit the right of the parties hereto to specific performance of this Agreement pursuant to Section 9.5(c) prior to the termination of this Agreement in accordance with its terms; provided, further, in no event will the Parent, Merger Sub or the Guarantor be entitled to both the payment of the Termination Fee and specific performance of this Agreement.

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.9 (Employee Benefits), 6.10 (Expenses) and 6.11 (Indemnification; Directors’ and Officers’ Insurance), the indemnification and reimbursement obligations of Parent pursuant to Section 6.14(b) (Financing) and the reimbursement, indemnification and payment obligations of Parent pursuant to Section 6.19 (Existing Indebtedness) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses), the indemnification and reimbursement provisions of Section 6.14(b) (Financing), the reimbursement, indemnification and payment provisions of Section 6.19 (Existing Indebtedness) and Section 8.5 (Effect of Termination and Abandonment), the Confidentiality Agreement and the Guarantee shall survive the termination of this Agreement (in the case of the Confidentiality Agreement and Guarantee, subject to the terms thereof). All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in the Chosen Courts. The parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at Law or in equity. Notwithstanding the foregoing, it is explicitly agreed that the Company shall be entitled to seek specific performance of Parent’s obligation to cause the Equity Financing to be funded to fund the Merger only in the event that (i) all conditions in Sections 7.1 and 7.2 have been satisfied (or, with respect to certificates to be delivered at the Closing, are capable of being satisfied) at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, (ii) the Debt Financing (or, if alternative financing is being used in accordance with Section 6.14, pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iii) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing pursuant to Article II will occur. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) Each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing

Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier:

If to Parent or Merger Sub:

c/o The Carlyle Group

520 Madison Avenue

New York, NY 10022

Attention:	Sandra Horbach &
Elliot Wagner

fax: (212) 813-4888

with a copy to

Latham & Watkins LLP

555 11th Street, NW

Suite 1000

Washington, DC 20004

Attention:	David S. Dantzic

fax: (202) 637-2201

If to the Company:

NBTY, Inc.

2100 Smithtown Avenue

Ronkonkoma, New York 11779

Attention:	Harvey Kamil

fax: (631) 567-7148

with a copy to

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Audra D. Cohen

fax: (212) 558-3588

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7. Entire Agreement. This Agreement (including any schedules and exhibits hereto), the Company Disclosure Letter, the Confidentiality Agreement, dated June 1, 2010, between Carlyle Investment Management, L.L.C. and the Company (the “Confidentiality

Agreement”) and the Guarantee constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR IN THE GUARANTEE, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.8. No Third Party Beneficiaries. Except (i) as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) (ii) with respect to the indemnification and reimbursement obligations of Parent pursuant to Section 6.14(b) (Financing), (iii) only with respect to stockholders and only after the Effective Time, for the provisions set forth in Article IV, and (iv) as provided in Section 8.5, each of the Persons whose liability is limited in accordance with Section 8.5 to the extent provided therein, including, without limitation the Financing Sources who shall be express third party beneficiaries of, and shall be entitled to rely on, Sections 8.5(d)(i) and (d)(iii), 9.1, 9.5(b) and (d) and this Section 9.8. Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding anything to the contrary contained herein, Sections 8.5(d)(i) and (d)(iii), 9.1, 9.5(b) and (d) and this Section 9.8 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 8.5(d)(i) and (d)(iii), 9.1, 9.5(b) and (d) and this Section 9.8) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10. Transfer Taxes. Except as expressly provided in Section 4.2(b), all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due.

9.11. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.13. Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. Where a reference in this Agreement is made to any agreement (including this Agreement), contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder. All references to “dollars” or “$” in this Agreement are to United States dollars.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this

Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.14. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that prior to the mailing of the Proxy Statement to the Company’s stockholders, Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

NBTY, INC.

By	/s/ Scott Rudolph
Name: Scott Rudolph
Title: Chairman and Chief Executive Officer

ALPHABET HOLDING COMPANY, INC.

By	/s/ Sandra Horbach
Name: Sandra Horbach
Title: President

ALPHABET MERGER SUB, INC.

By	/s/ Elliot Wagner
Name: Elliot Wagner
Title: Vice President and Treasurer

ANNEX A

DEFINED TERMS

Terms	Section
2015 Notes	6.19(a)
Acquisition Proposal	6.2(d)(i)
Affiliate	5.1(a)(i)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(e)(ii)
Antitrust Law	6.5(b)
Applicable Date	5.1(e)(i)
BofA Merrill Lynch	5.1(c)(ii)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(h)(i)
business day	1.2
Bylaws	2.2
Centerview	5.1(c)(ii)
Certificate	4.1(a)
Change of Recommendation	6.2(e)
Charter	2.1
Chosen Courts	9.5(a)
Closing	1.2
Closing Date	1.2
Code	4.2(h)
Company	Preamble
Company Disclosure Letter	5.1
Company ERISA Affiliate	5.1(h)(iii)
Company Material Adverse Effect	5.1(a)(iv)
Company Option	4.3(a)
Company Product	5.1(s)(i)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company Requisite Vote	5.1(c)(i)
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Contract	5.1(d)(ii)
Copyrights	5.1(n)(iii)
Current Employees	5.1(m)(ii)
Dissenting Shares	4.1(a)
D&O Insurance	6.11(b)
Debt Financing	5.2(e)(i)
Debt Financing Commitments	5.2(e)(i)

Terms	Section
Delaware Certificate of Merger	1.3
DGCL	1.1
Discharge	6.19(b)
Dissenting Stockholders	4.1(a)
DTC	4.2(c)
DTC Payment	4.2(c)
ECMR	5.1(d)(i)
Effective Time	1.3
Employees	5.1(h)(i)
Encumbrance	5.1(p)(iii)
Environmental Law	5.1(k)(iii)
Equity Financing	5.2(e)(i)
Equity Financing Commitments	5.2(e)(i)
ERISA	5.1(h)(i)
ERISA Plan	5.1(h)(ii)
ESOP	6.16
Essential Marketing Information	6.14(a)
Exchange Act	5.1(a)(iii)
Exchange Fund	4.2(a)
Excluded Disclosure	5.1
Excluded Party	6.2(b)
Excluded Party Superior Proposal	6.2(d)(iii)
Excluded Shares	4.1(a)
Expenses	6.10
FDA	5.1(s)(i)
FDCA	5.1(s)(i)
Financing	5.2(e)(i)
Financing Commitments	5.2(e)(i)
Financing Sources	5.2(e)(iii)
Foreign Corrupt Practices Act	5.1(i)(iii)
GAAP	5.1(e)(iii)
Go-Shop Period	6.2(a)
Governmental Antitrust Entity	6.5(e)(i)
Governmental Entity	5.1(d)(i)
Guarantees	Recitals
Guarantors	Recitals
Hazardous Substance	5.1(k)(iv)
HSR Act	5.1(d)(i)
Indebtedness	5.1(q)
Indemnified Parties	6.11(a)
Indenture	6.19(a)
Insurance Policies	5.1(o)
Intellectual Property	5.1(n)(iii)
IRS	5.1(h)(ii)
Knowledge	5.1(g)(iv)

Terms	Section
Laws	5.1(i)
Leased Real Property	5.1(p)(ii)
Licenses	5.1(i)(i)
Lien	5.1(b)
Marketing Period	6.14(a)
Material Contract	5.1(q)(i)
Material Lease	5.1(p)(ii)
Material Leased Real Property	5.1(p)(ii)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(iii)
No-Shop Period Start Date	6.2(b)
Non-U.S. Benefit Plan	5.1(h)(i)
NYSE	5.1(a)(iv)(I)
OFAC	5.1(t)
Offer Documents	6.19(a)
Order	7.1(c)
Owned Real Property	5.1(p)(i)
Parent	Preamble
Parent Fee	8.5(c)
Patents	5.1(n)(iii)
Paying Agent	4.2(a)
Pension Plan	5.1(h)(ii)
Per Share Merger Consideration	4.1(a)
Permitted Lien	5.1(q)
Person	4.2(e)
Proxy Statement	6.3
Record Holder	4.1(b)
Representatives	6.2(a)
RSU	4.3(b)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	5.1
Securities Act	5.1(a)(i)
Senior Notes	6.14(d)
Shares	4.1(a)
Significant Subsidiary	5.1(a)(iii)
Solvent	5.2(h)
Stock Plans	5.1(b)
Stockholders Meeting	6.4
Subsidiary	5.1(a)(ii)
Superior Proposal	6.2(d)(ii)
Surviving Corporation	1.1
Takeover Statute	5.1(j)
Tax Return	5.1(l)(vii)
Taxes	5.1(l)(vii)

Terms	Section
Tender Offer	6.19(a)
Termination Date	8.2
Termination Fee	8.5(b)
Trademarks	5.1(n)(iii)
U.S. Benefit Plans	5.1(h)(ii)

Exhibit A

RESTATED

CERTIFICATE OF INCORPORATION

OF

NBTY, INC.

FIRST: The name of the corporation (hereinafter sometimes referred to as the “Corporation”) is:

NBTY, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, New Castle County, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The aggregate number of all classes of shares of capital stock which the Corporation shall have the authority to issue is one thousand (1,000) shares of common stock, with a par value of $0.01 per share (the “Common Stock”).

FIFTH: The rights, preferences, privileges and restrictions granted or imposed upon the Common Stock are as follows:

1. Dividends. The holders of the Common Stock shall be entitled to the payment of dividends when and as declared by the board of directors of the Corporation (the “Board”) out of funds legally available therefor and to receive other distributions from the Corporation, including distributions of contributed capital, when and as declared by the Board. Any dividends declared by the Board to the holders of the then outstanding Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

2. Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata, in accordance with the number of shares of Common Stock held by each such holder.

3. Voting. Each holder of Common Stock shall have full voting rights and powers equal to the voting rights and powers of each other holder of Common Stock and shall be entitled to one (1) vote for each share of Common Stock held by such holder. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law on all matters put to a vote of the stockholders of the Corporation.

SIXTH: In furtherance and not in limitation of the power conferred by statute, the Board is expressly authorized to make, alter or repeal the bylaws of the Corporation subject to any limitations contained therein.

SEVENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

EIGHTH: Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL. All rights conferred upon stockholders herein are granted subject to this reservation.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaw provisions or agreements with such agents or other persons, by vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by the DGCL and applicable decisional law, with respect to actions for breach of duty to the Corporation, its stockholders, and others.

Annex B

July 15, 2010

Board of Directors

NBTY, Inc.

2100 Smithtown Avenue

Ronkonkoma, NY 11779

Members of the Board of Directors:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.008 per share (the “Shares”), of NBTY, Inc. (the “Company”) of the $55.00 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of July 15, 2010 (the “Agreement”), by and among the Company, Alphabet Holding Company, Inc. (the “Acquirer”) and Alphabet Merger Sub, Inc., a wholly owned subsidiary of the Acquirer.

We have acted as your financial advisor in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We will receive a fee for our services in connection with the Transaction, none of which is contingent upon the consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have not been engaged to act as an agent or a fiduciary of the Company, any of its affiliates or stockholders. In the ordinary course of business, we, our successors and affiliates may trade securities of the Company, the Acquirer and their respective affiliates in the future for our own account and the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

We are a securities firm engaged in a number of merchant banking and investment banking activities. In the past, we have not provided investment banking and other services to the Company. We may provide investment banking and other financial services to the Company in the future, for which we may receive compensation.

In connection with this opinion, we have reviewed, among other things, (i) the Agreement; (ii) certain annual reports to shareholders and Annual Reports on Form 10-K of the Company; (iii) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its shareholders; and (vi) certain internal information relating to the projections, business, operations, earnings, cash flow, assets and liabilities of the Company furnished to us by the Company (the “Internal Data”). We have conducted discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data, prospects of the Company and the strategic rationale for the Transaction. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared them with those of certain other companies in lines of business that we deemed relevant. We compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

B-1

We have not assumed any responsibility for independent verification of any of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed with your consent that the Internal Data has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due, and our opinion does not address any legal, regulatory, tax or accounting matters. In addition, we have assumed that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse impact on the Company or the Transaction.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $55.00 per Share in cash to be paid to the holders of the Shares pursuant to the Agreement. At your direction, we have not been asked to, nor do we, express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons in connection with the Transaction, whether relative to the $55.00 per share in cash to be paid to the holders of the Shares pursuant to the Agreement or otherwise. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter, nor does it constitute legal, tax or accounting advice.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction. This opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $55.00 per Share in cash to be paid to the holders of the Shares pursuant to the Agreement is fair from a financial point of view to such shareholders.

Very truly yours,

/s/ Centerview Partners LLC

CENTERVIEW PARTNERS LLC

B-2

Annex C

[BANK OF AMERICA MERRILL LYNCH LETTERHEAD]

July 14, 2010

The Board of Directors

NBTY, Inc.

2100 Smithtown Avenue

Ronkonkoma, New York 11779

Members of the Board of Directors:

We understand that NBTY, Inc. (“NBTY”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) to be entered into among NBTY, Alphabet Holding Company, Inc. (“Parent”) and Alphabet Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into NBTY (the “Merger”) and each outstanding share of the common stock, par value $.008 per share, of NBTY (“Common Stock”) will be converted into the right to receive $55.00 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(a)	reviewed certain publicly available business and financial information relating to NBTY;

(b)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of NBTY furnished to or discussed with us by the management of NBTY, including certain financial forecasts relating to NBTY prepared by the management of NBTY (such forecasts, “NBTY Forecasts”);

(c)	discussed the past and current business, operations, financial condition and prospects of NBTY with members of senior management of NBTY;

(d)	reviewed the trading history for the Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(e)	compared certain financial and stock market information of NBTY with similar information of other companies we deemed relevant;

(f)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(g)	considered the results of our efforts on behalf of NBTY to solicit, at the direction of NBTY, indications of interest from a select group of third parties with respect to a possible acquisition of NBTY;

(h)	reviewed a draft, dated July 14, 2010, of the Agreement (the “Draft Agreement”); and

The Board of Directors

NBTY, Inc.

(i)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of NBTY that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to NBTY Forecasts, we have been advised by NBTY, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of NBTY as to the future financial performance of NBTY. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of NBTY, nor have we made any physical inspection of the properties or assets of NBTY. We have not evaluated the solvency or fair value of NBTY or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of NBTY, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on NBTY or the contemplated benefits of the Merger. We also have assumed, at the direction of NBTY, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to NBTY or in which NBTY might engage or as to the underlying business decision of NBTY to proceed with or effect the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to the Board of Directors of NBTY in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, NBTY has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we and certain of our affiliates may be participating in the financing for the Merger, for which services we and our affiliates would receive significant compensation, including acting as (i) arranger for, and lender under, a senior secured term loan facility and senior secured revolving credit facility and (ii) lead underwriter or purchaser on a potential unsecured senior notes offering by

The Board of Directors

NBTY, Inc.

Parent or, if such notes are not issued, lead arranger for and lender under a senior unsecured credit facility.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of NBTY, Parent and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to NBTY and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as lender under certain credit facilities for NBTY and (ii) having provided or providing certain treasury services and products to NBTY. In addition, one of our affiliates acts as a specialist for NBTY’s Common Stock on the New York Stock Exchange.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to The Carlyle Group, an affiliate of Carlyle Fund V, L.P., the indirect parent company of Parent (“Carlyle”) and certain of its affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to Carlyle and certain of its portfolio companies and affiliates in connection with certain mergers and acquisition transactions, (ii) having acted or acting as arranger, bookrunner and/or lender for Carlyle and certain of its portfolio companies and affiliates in connection with the financing for various acquisition transactions, (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by Carlyle and certain of its portfolio companies and affiliates and (iv) having provided or providing certain treasury and trade services and products to Carlyle and certain of its portfolio companies and affiliates.

It is understood that this letter is for the benefit and use of the Board of Directors of NBTY in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

The Board of Directors

NBTY, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Annex D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interests of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13.)

SPECIAL MEETING OF STOCKHOLDERS OF

NBTY, INC.

            , 2010

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

\/ Please detach along the perforated line and mail in the envelope provided. \/

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 1.

		1.	To adopt the Agreement and Plan of Merger, dated as of July 15, 2010, as it may be amended from time to time, by and among NBTY, Inc., Alphabet Holding Company, Inc. and Alphabet Merger Sub, Inc.	FOR	AGAINST	ABSTAIN
				☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 2.

				FOR	AGAINST	ABSTAIN
		2.	To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger.	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note:	Please sign exactly as your name or names appear on this proxy. When shares of common stock are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PRELIMINARY COPIES—SUBJECT TO COMPLETION

NBTY, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder hereby acknowledges receipt of notice of, revokes all prior proxies delivered in connection with, and appoints HARVEY KAMIL AND IRENE FISHER, and each of them, officers and proxies for the undersigned with full power of substitution, to act and vote, with the powers the undersigned would possess if personally present at, the special meeting of stockholders of NBTY, Inc., to be held at on             , 2010, at [•] a.m. Eastern time at 2100 Smithtown Avenue, Ronkonkoma, NY 11779 and any adjournments or postponements thereof, as directed on the reverse side, with respect to the matters set forth on the reverse side and with discretionary authority on all other matters that may properly come before the meeting, as more fully described in the proxy statement received by the undersigned stockholder. If no direction is made, the proxy will be voted “FOR” Item 1 and “FOR” Item 2.

For participants in the NBTY, Inc. Associate Stock Ownership Plan that have shares of NBTY, Inc. common stock allocated to their participant accounts, this proxy card will serve as a voting instruction for the trustee of the plan. Participants must return their proxy cards in the accompanying prepaid reply envelope prior to             , 2010. If a participant’s proxy card is not received by             , 2010 or if such participant signs and returns his or her proxy card without instructions marked in the boxes, the trustee will vote the shares of NBTY, Inc. common stock allocated to the participant’s account in the same proportion on each matter brought before the special meeting as it votes other shares of NBTY, Inc. common stock for which the trustee received timely instructions.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF

NBTY, INC.

            , 2010

PROXY VOTING INSTRUCTIONS

INTERNET— Access [—] and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.	COMPANY NUMBER

TELEPHONE— Call toll-free [—] in the United States or [—] from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.	ACCOUNT NUMBER

MAIL— Sign, date and mail your proxy card in the envelope provided as soon as possible.

Vote online/phone until 11:59 PM EST the day before the special meeting.

IN PERSON— You may vote your shares of common stock in person by attending the special meeting.

\/ To vote by mail, please detach along the perforated line and mail in the envelope provided. \/

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 1.

		1.	To adopt the Agreement and Plan of Merger, dated as of July 15, 2010, as it may be amended from time to time, by and among NBTY, Inc., Alphabet Holding Company, Inc. and Alphabet Merger Sub, Inc.	FOR	AGAINST	ABSTAIN
				☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 2.

				FOR	AGAINST	ABSTAIN
		2.	To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger.	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note:	Please sign exactly as your name or names appear on this proxy. When shares of common stock are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.